Exhibit 2.1

Execution Version

Equity PURCHASE AGREEMENT

by and among

water remainco, llc,

HILLSTONE ENVIRONMENTAL PARTNERS, LLC,

GGCOF HEP Blocker II, LLC,

GGCOF HEP Blocker, LLC,

Golden Gate Capital Opportunity Fund-A, L.P.,

GGCOF AIV, L.P.,

GGCOF HEP Blocker II Holdings, LLC,

NGL WATER SOLUTIONS PERMIAN, LLC,

and, solely for purposes of Article VI, Article VII and Article IX,

ngl energy partners, lp

Dated as of September 25, 2019

SCHEDULES

Pre-Effective Time Capital Expenditures Schedule

Post-Effective Time Reimbursable Matters Schedule

Credit Support Obligations Schedule

Excluded Employee Arrangements Schedule

Permitted Liens Schedule

Transaction Accounting Principles Schedule

Operating Companies Schedule

Permitted Leakage Schedule

Working Capital Schedule

Schedule 2.6(b)(v)(F)	Resignations
Schedule 3.1	Organization
Schedule 3.2	Noncontravention
Schedule 3.3(b)	Capitalization Exceptions
Schedule 3.4	Operating Companies
Schedule 3.5(a)	Financial Statements
Schedule 3.5(b)	Outstanding Indebtedness
Schedule 3.6	Certain Developments
Schedule 3.7(a)	Owned Real Property
Schedule 3.7(b)	Leased Real Property
Schedule 3.7(e)	Rights-of-Way
Schedule 3.8(a)	Tax Returns
Schedule 3.8(b)	Tax Audit
Schedule 3.8(c)	Tax Extension
Schedule 3.9(a)	Material Contracts
Schedule 3.9(b)	Material Contracts Exceptions
Schedule 3.10(b)	Proprietary Rights
Schedule 3.10(c)	Proprietary Rights Exceptions
Schedule 3.12	Litigation
Schedule 3.14(a)	Labor Matters
Schedule 3.15(a)	Employee Benefit Plans

Schedule 3.15(b)	Post-Employment Benefits
Schedule 3.15(d)	Nonqualified Deferred Compensation Plans
Schedule 3.15(e)	Acceleration of Benefits
Schedule 3.16	Insurance
Schedule 3.17(a)	Compliance with Laws
Schedule 3.17(b)	Permit Matters
Schedule 3.17(c)	Governmental Orders
Schedule 3.18	Environmental Matters
Schedule 3.19	Title to Assets
Schedule 3.20	Condition of Assets
Schedule 3.21	Affiliate Transactions
Schedule 3.22	Customers and Suppliers
Schedule 3.24	Undisclosed Liabilities
Schedule 3.25	Bank Accounts
Schedule 4.3	Seller Ownership of the Purchased Equity
Schedule 5.2	Noncontravention
Schedule 5.5(a)	Tax Returns
Schedule 5.5(b)	Tax Audit
Schedule 5.5(c)	Tax Extension
Schedule 7.13	Continuing Employees
Schedule 7.20(a)	Intercompany Agreements Exceptions
Schedule 7.20(b)	Assigned Assets
Schedule 7.20(c)	Assigned IP

EXHIBITS

Exhibit A        Pre-Closing Reorganization Agreement

Exhibit B        Seller Bring Down Certificate

Exhibit C        Purchased Equity Assignment

Exhibit D-1     Hillstone Asset Assignment

Exhibit D-2     IP Assignment

Exhibit E         Escrow Agreement

Exhibit F        Transition Services Agreement

Exhibit G        Buyer Bring Down Certificate

Exhibit H        Buyer Parent Undertaking

Exhibit I          Binder Agreement and R&W Insurance Policy

EQUITY PURCHASE AGREEMENT

This Equity Purchase Agreement (this “Agreement”) is made and entered into as of September 25, 2019, by and among: (a) Hillstone Environmental Partners, LLC, a Delaware limited liability company (the “Company”); (b) Water RemainCo, LLC, a Delaware limited liability company (“Hillstone Parent”, and in its capacity as Seller Representative hereunder, “Seller Representative”); (c) GGCOF HEP Blocker II, LLC and GGCOF HEP Blocker, LLC, each a Delaware limited liability company (collectively, the “GGC Blockers,” and together with the Company Group, the “Acquired Entities”); (d) (i) Golden Gate Capital Opportunity Fund-A, L.P., a Cayman Islands exempted limited partnership, (ii) GGCOF AIV, L.P., a Delaware limited partnership, and (iii) GGCOF HEP Blocker II Holdings, LLC, a Delaware limited liability company (collectively, the “Selling Blocker Equityholders,” and together with Hillstone Parent, “Sellers”); (e) NGL Water Solutions Permian, LLC, a Colorado limited liability company (“Buyer”); and (f) solely for purposes of Article VI, Article VII and Article IX, NGL Energy Partners, LP (“Buyer Parent”). Each of the Company, Hillstone Parent, the GGC Blockers, the Selling Blocker Equityholders and Buyer may be referred to herein as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, as of the date hereof, immediately following the transactions contemplated by that certain Merger Agreement, dated as of the date hereof, by and between Hillstone Parent and the Company (together with all documents and certificates delivered or required to be delivered in connection therewith, the “Pre-Signing Reorganization Agreements” and such reorganization, the “Pre-Signing Reorganization”), Hillstone Parent directly owns 100% of the Equity Interests of the Company;

WHEREAS, on the day immediately preceding the Closing Date and following a series of transactions (collectively, the “Pre-Closing Reorganization”) contemplated by the form of agreement attached hereto as Exhibit A (the “Pre-Closing Reorganization Agreement”, and together with the Pre-Signing Reorganization Agreements, the “Reorganization Agreements”), the GGC Blockers will directly own 100% of the Equity Interests in the Company indirectly owned by the GGC Blockers and GGCOF AIV, L.P. and GGC Opportunity Fund Management, L.P. as of the date hereof (the “Indirect Company Interests”);

WHEREAS, immediately prior to the Closing and following the Pre-Closing Reorganization, Hillstone Parent will continue to own 100% of the Equity Interests in the Company that do not constitute Indirect Company Interests (the “Direct Company Interests,” and together with the Indirect Company Interests, the “Company Interests”);

WHEREAS, immediately prior to the Closing and following the Pre-Closing Reorganization, the Selling Blocker Equityholders will directly own 100% of the Equity Interests of the GGC Blockers (the “Blocker Interests,” and together with the Direct Company Interests, the “Purchased Equity”);

WHEREAS, the Parties acknowledge and agree that HEP ShaleApps, LLC, a Delaware limited liability company (“HEP ShaleApps”), is neither a member of the Company Group nor an Acquired Entity hereunder;

WHEREAS, on the terms and subject to the conditions of this Agreement, (a) Buyer desires to purchase from Hillstone Parent, and Hillstone Parent desires to sell to Buyer, the Direct Company Interests and (b) Buyer desires to purchase from the Selling Blocker Equityholders, and the Selling Blocker Equityholders desire to sell to Buyer, the Blocker Interests;

Whereas, the Purchased Equity constitutes, directly or indirectly, 100% of the Company Interests such that, immediately following the Closing, Buyer shall own beneficially and of record 100% of the Equity Interests of the Company;

WHEREAS, simultaneous with the execution of this Agreement, Buyer shall pay to Seller Representative $49,875,000 (the “Deposit”), by wire transfer of immediately available funds to the account(s) designated in writing by Seller Representative, as a deposit subject to the terms and conditions set forth in this Agreement; and

WHEREAS, Buyer has or shall, simultaneous with the execution of this Agreement, deliver to Seller Representative the Buyer Parent Undertaking, the Debt Commitment Letters and the Class D Preferred Agreement.

AGREEMENT

Now, therefore, in consideration of the mutual covenants, agreements and understandings contained herein and intending to be legally bound, the Parties and, solely for purposes of Article VI, Article VII and Article IX, Buyer Parent hereby agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.1      Certain Definitions. For purposes of this Agreement, capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings set forth below.

“Adjustment Escrow Funds” means the Cash consideration consisting of $10,000,000 that pursuant to Section 2.6(c)(iv)(C) shall be delivered to the Escrow Agent at Closing.

“Advisory Agreement” means that certain Advisory Agreement, dated as of June 30, 2015, by and between HEP Holdco, LLC, the Company, HEP Hidden Bench Holdco, LLC and GGC Administration, L.P.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person. As used in this definition, the term “control,” including the correlative terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by Contract or otherwise. Notwithstanding the foregoing, in no event shall any member of the Company Group or any Seller be deemed an Affiliate of any other portfolio companies of investment funds managed by GGC.

“Affiliated Group” means a group of Persons that elects, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, consolidated group, combined group, unitary group, or other group recognized by applicable Tax Law.

“Blocker Income Tax Amount” means the aggregate amount of unpaid Income Taxes of the GGC Blockers for any Pre-Closing Tax Period (including, without limitation, any Income Taxes attributable to the transactions contemplated by the Reorganization Agreements), which shall be calculated (a) without taking into account any items of income or gain that relate to or arise in connection with any borrowing undertaken by Buyer, any Acquired Entity, or any of their Affiliates, or the use of the proceeds of such borrowing, in connection with the transactions contemplated by this Agreement, and (b) taking into account any income Tax deductions (including those described in Section 7.5(e)) that are allocated to the Pre-Closing Tax Period. The Blocker Income Tax Amount for any GGC Blocker for any jurisdiction shall never be less than zero dollars ($0).

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of Colorado.

“Buyer Parent Undertaking” means that certain undertaking, substantially in the form of the Hillstone Undertaking, duly executed as of the date hereof by Buyer Parent (or an Affiliate thereof), pursuant to which Buyer Parent (or such Affiliate) undertakes the obligations of the Undertaking Persons (as defined in the Hillstone Undertaking) currently set forth in the Hillstone Undertaking.

“Capital Expenditure Liabilities” means any Liabilities (including accounts payable) arising from or out of Capital Expenditures.

“Capital Expenditures” means any amounts expended by or on behalf of any member of the Company Group in furtherance of the construction, connection, development, completion, expansion, acquisition and/or useful life improvement of the assets of the Company Group.

“Cash” means an amount equal to (a) cash and cash equivalents of the Acquired Entities on a consolidated basis, as of the Effective Time, determined in accordance with GAAP (including, for the avoidance of doubt, any cash or cash equivalents attributable to Hillstone Permian Poker Lake and its obligations under the XTO Contract); provided that, Cash shall include deposits in transit, deposited checks or other payments the Acquired Entities have received but which have not yet cleared, and be net of outstanding but uncleared checks, bank drafts or transfer instructions written or issued by any of the Acquired Entities as of the Effective Time plus (b) any cash and cash equivalents funded by the Acquired Entities prior to the Effective Time in respect of the projects set forth on the Pre-Effective Time Capital Expenditures Schedule. Except as set forth in the parenthetical in preceding clause (a) or to the extent attributable to Indebtedness, the defined term “Cash” shall exclude any security deposits, escrowed funds, customer deposits and any other cash or cash equivalents or such reserves which, pursuant to any applicable Laws, professional standard (including, for the avoidance of doubt, any such Laws or professional standard governing the insurance industry, including any reserve requirements based on actuarial reports) or contractual obligation (other than obligations under the Hillstone Credit Agreement or with respect to the XTO Contract), are required to be retained and cannot be spent, distributed or released by the Acquired Entities as of the Effective Time.

“Clayton Act” means the Clayton Act of 1914.

“Code” means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

“Company Group” means, collectively, the Company and the Operating Companies.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of May 14, 2019, by and between the Company and NGL Water Solutions, LLC.

“Contract” means any legally binding written or oral contract, agreement, instrument, license, obligation, undertaking or understanding (including any amendments thereto), but excluding any Lease or Rights-of-Way.

“Credit Support Obligations” means any letters of credit, guarantees, surety bonds and other credit support instruments issued by Hillstone Parent, or by any of Hillstone Parent’s Affiliates (other than the Acquired Entities) on behalf of any member of the Company Group, to any member of the Company Group, or on behalf of any member of the Company Group to any third party or Governmental Entity, in each case, which are set forth on the Credit Support Obligations Schedule.

“Data Protection Laws” means any and all Laws applicable to the business of the Company Group related to the collection, storage, use, disclosure, retention, destruction, or cross-border transfer of Personal Data.

“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement.

“Effective Time” means 12:01 a.m. Mountain Time on July 1, 2019.

“Enterprise Value” means $600,000,000.

“Environmental Laws” means all federal, state, local and foreign Laws and regulations in effect on the date hereof concerning pollution or protection of the environment.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, trust rights, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), and all of the other ownership or profit interests of such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, equity, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any of the Acquired Entities, is treated as a single employer under Section 414 of the Code.

“Escrow Agent” means Citibank, N.A.

“Excluded Employment Arrangements” means the Contracts listed on the Excluded Employee Arrangements Schedule.

“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914.

“Final Purchase Price” means an amount equal to (a) Enterprise Value, (b) plus Final Cash, (c) (i) plus the amount, if any, that Final Working Capital is greater than the Target Working Capital or (ii) minus the amount, if any, that Final Working Capital is less than the Target Working Capital, (d) plus the Final Post-Effective Time Capital Contribution Reimbursement Amount, (e) minus the Final Indebtedness, (f) minus the Final Transaction Expenses, (g) minus the Final Leakage, (h) minus the Final Reorganization Liabilities.

“Financing Sources” means the Persons that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the debt financing under the Debt Commitment Letters in connection with the transactions contemplated hereby and thereby, including the parties to any joinder agreements or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates, and any Representatives of any of the foregoing.

“Fraud” means, with respect to a Party, actual fraud by such Party (as determined pursuant to a final, non-appealable order of a court of competent jurisdiction) with regard to the representations and warranties made by such Party in this Agreement (as modified by the Disclosure Schedule), which involves a knowing and intentional misrepresentation by such Party of such representations or a knowing and intentional concealment of facts with respect to such representations, with the intent of inducing any other Party to act or refrain from acting in reliance upon it (as opposed to any fraud claim based on constructive knowledge, negligent misrepresentation or a similar theory under applicable Law).

“Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization; Authority; Enforceability), Section 3.2 (Noncontravention) solely as it relates to Governing Documents, Section 3.3 (Capitalization), Section 3.13 (Brokerage), Section 4.1 (Organization; Authority; Enforceability), Section 4.2 (Noncontravention) solely as it relates to Governing Documents, Section 4.3 (Ownership), Section 4.5 (Brokerage), Section 5.1 (Organization; Authority; Enforceability), Section 5.2 (Noncontravention) solely as it relates to Governing Documents, Section 5.3 (Capitalization), Section 5.7 (Brokerage), Section 6.1 (Organization; Authority; Enforceability), Section 6.2 (Noncontravention) solely as it relates to Governing Documents, Section 6.3 (Brokerage) and Section 6.6 (Investment Intent).

“GAAP” means United States generally accepted accounting principles.

“GGC” means Golden Gate Private Equity, Inc., a Delaware corporation.

“GGC Permitted Funding” means Indebtedness incurred on or after the date hereof in respect of which GGC or any of its Affiliates (other than the Company Group and the GGC Blockers) is a lender for purposes of funding the Permitted Capital Expenditures that (a) provides for prepayment at any time without penalty, (b) bears interest at a rate of 10% or less per annum, (c) does not create any Lien on any assets of the Acquired Entities and (d) is otherwise on arms’-length terms.

“Governing Documents” means (a) in the case of a corporation, its certificate of incorporation (or analogous document) and bylaws; (b) in the case of a limited liability company, its certificate of formation (or analogous document) and limited liability company operating agreement; or (c) in the case of a Person other than a corporation or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Governmental Entity” means any nation or government, any state, province, county, local or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

“Hazardous Materials” means all substances, materials, pollutants, chemicals or wastes that are regulated under Environmental Laws because of their hazardous, toxic or dangerous properties or characteristics, including but not limited to any Hydrocarbons or other petroleum products or any derivatives, fractions, byproducts or distillates thereof, NORM or other radioactive materials or wastes, radon, per- and polyfluoroalkyl substances, asbestos and polychlorinated biphenyls.

“HEP Operations” means HEP Operations, LLC, a Delaware limited liability company.

“Hillstone Credit Agreement” means that certain Credit Agreement, dated as of April 25, 2018, by and among HEP Intermediate Holdco, LLC, HEP Intermediate Holdco Sub, LLC, as borrower, the other persons party thereto designated as credit parties, Owl Rock Capital Corporation, as agent for the lenders and for itself as a lender and the other financial institutions party thereto, as in effect on the date hereof, as amended by that First Amendment to the Credit Agreement, dated as of October 5, 2018, that Second Amendment to the Credit Agreement, dated as of January 11, 2019, that Third Amendment to the Credit Agreement, dated as of May 6, 2019, that Fourth Amendment to the Credit Agreement, dated as of May 13, 2019, and as may be further amended, amended and restated, supplemented or otherwise modified after the date hereof in accordance with this Agreement.

“Hillstone Permian Poker Lake” means Hillstone Permian Poker Lake, LLC, a Delaware limited liability company.

“Hillstone Undertaking” means that certain Undertaking, dated as of March 15, 2019, made by each of the Undertaking Persons (as defined therein) in favor of XTO.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Hydrocarbon” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid and gaseous hydrocarbons and all products refined or separate therefrom.

“Income Tax” means any Tax that is based on, or computed with respect to, net income or earnings, gross income or earnings, capital or, net worth (and any franchise Tax or other Tax in connection with doing business imposed in lieu thereof) and any related penalties or interest.

“Indebtedness” means, with respect to the Acquired Entities on a consolidated basis and without duplication, and calculated in accordance with the Transaction Accounting Principles: (a) all indebtedness for borrowed money; (b) all indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; (c) all obligations with respect to capital leases as defined by GAAP, (d) obligations for the deferred purchase price of property, assets or services including earn-outs and unpaid payments (whether contingent or non-contingent) associated with prior acquisitions (including the Shalewater Earnout Matters), but excluding any trade payables or accrued expenses arising in the Ordinary Course of Business, (e) all obligations, including any breakage costs or fees, with respect to any interest rate, currency swap, cap, forward, or other similar arrangements designed to provide protection against fluctuations in any price or rate that are terminated at or prior to the Closing, (f) all reimbursement and other obligations with respect to funded letters of credit, guarantees, surety bonds, bank guarantees, bankers’ acceptances or similar arrangements, in each case, only to the extent such instruments and arrangements referenced in this clause (f) are drawn, (g) the Blocker Income Tax Amount, (h) guarantees by any the Acquired Entities (to the extent of such guarantees) of any indebtedness of any other Person of the type described in the foregoing clauses (a) through (g), (i) indebtedness or obligations of others of the kinds referred to in clauses (a) through (h) secured by any Lien (other than Permitted Liens) on or in respect of any property or assets (whether real, personal, or mixed, tangible or intangible) of any of the Acquired Entities and (j) any fees under the Advisory Agreement attributable to any period after the date of this Agreement until the Closing; provided that, “Indebtedness” shall not include (i) any intercompany Indebtedness between any of the Acquired Entities, on the one hand, and one or more of the other Acquired Entities, on the other hand, (ii) any Transaction Expenses, (iii) any Liabilities specified in, or contemplated by, the definition of “Working Capital”, (iv) any Capital Expenditure Liabilities and (v) any of the Credit Support Obligations that are required to be replaced pursuant to Section 7.20. To the extent any Indebtedness will be retired or discharged at the Closing, other than for purposes of any adjustment to the Initial Purchase Price or the Final Purchase Price pursuant to Section 2.4, “Indebtedness” shall also include any and all amounts necessary and sufficient to retire such Indebtedness with respect to Acquired Entities, including principal (including the current portion thereof) or scheduled payments, accrued interest or finance charges, and other fees, penalties or payments (prepayment or otherwise) necessary and sufficient to retire such Indebtedness in full with respect to the Acquired Entities at Closing.

“Indebtedness for Borrowed Money” means, in aggregate, the Indebtedness described in clauses (a) and (b) of the definition of Indebtedness, including, for the avoidance of doubt, the aggregate amount of any GGC Permitted Funding.

“Initial Purchase Price” means an amount equal to (a) Enterprise Value, (b) plus Estimated Cash, (c) (i) plus the amount if any, that Estimated Working Capital is greater than the Target Working Capital or (ii) minus the amount, if any, that Estimated Working Capital is less than the Target Working Capital, (d) plus the Estimated Post-Effective Time Capital Contribution Reimbursement Amount, (e) minus the Estimated Indebtedness, (f) minus the Estimated Transaction Expenses, (g) minus the Estimated Leakage, (h) minus the Estimated Reorganization Liabilities.

“Knowledge” (a) as used in the phrase “to the Knowledge of the Company” or phrases of similar import means the actual knowledge of Jay Parkinson, C.B. Lackey and Daniel Huang, in each case, after reasonable due inquiry of their respective senior-level reports and (b) as used in the phrase “Buyer’s Knowledge” means the actual knowledge of Doug White, Jim Winter and Christian Dobrauc, in each case, after reasonable due inquiry of their respective senior-level reports.

“Laws” means all laws, statutes, ordinances, codes, rules, regulations, treaties, injunctions, judgments, decrees, orders of, or any other legally binding agreement with, any Governmental Entity, including common law. All references to “Law” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“Leakage” means any dividends, distributions or payments of cash or property, in each case, by or for the account of any member of the Company Group made to any Seller or such Seller’s Affiliates (expressly excluding the Acquired Entities) or to pay any Transaction Expenses for the benefit of any Seller or such Seller’s Affiliates (expressly excluding the Company Group), from the Effective Time through the Closing; provided that, for the avoidance of doubt, (a) the transactions contemplated by the Reorganization Agreements, (b) any transfers of the Retained Claims or payments of the Retained Claims Amounts, in each case, that are made in accordance with Section 7.12, (c) any dividends or distributions of cash or property, in each case, by or for the account of any member of the Company Group made to HEP ShaleApps solely to the extent attributable to lease payments due and payable pursuant to a written Contract related to the Hillstone Assigned Assets; (d) any payments between any member of the Company Group and any Seller or such Seller’s Affiliates made in connection with those items set forth on the Permitted Leakage Schedule or with respect to GGC Permitted Funding; and (e) the payment of any obligations reflected in Final Working Capital or Final Indebtedness shall, in each case, not constitute Leakage for any purpose hereunder.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company Group.

“Leases” means all leases, licenses, concessions and other agreements pursuant to which the Company Group holds or otherwise occupies any Leased Real Property.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Liens” means, with respect to any specified asset, any and all liens, mortgages, hypothecations, claims, encumbrances, options, pledges, preferences, priorities, licenses, easements, covenants, restrictions and security interests thereon.

“Losses” means all losses, direct damages, Liabilities judgments, awards, fines, penalties, settlements and reasonable expenses and costs (including interest, reasonable attorneys’ and experts’ fees); provided that “Losses” shall not include any special, punitive or exemplary damages (other than to the extent recoverable in a third party claim).

“Material Adverse Effect” means any event, change, circumstance, development, effect, or state of facts that, individually or in the aggregate, (a) has, or would reasonably be expected to have, a material and adverse effect upon the assets, Liabilities, business operations, condition (financial or otherwise) or results of operations of the Acquired Entities, taken as a whole or (b) would result in any material delay, material impediment or material adverse effect on the ability of the Acquired Entities or the Sellers to perform their obligations hereunder or consummate the transactions contemplated hereby, taken as a whole; provided, however, that none of the following will constitute a Material Adverse Effect, or will be considered in determining whether a Material Adverse Effect has occurred: (i) changes that are the result of factors generally affecting the industries or markets in which the Company Group operates, whether international, national, regional, state, provincial or local; (ii) any adverse change, effect or circumstance arising solely out of the announcement (intentional or otherwise) of the transactions contemplated by this Agreement; (iii) changes in Law or GAAP (or other accounting principles or regulatory policy) or the interpretation thereof; (iv) any failure of the Company Group to achieve any periodic earnings, revenue, expense, sales or other estimated projection, forecast or budget prior to the Closing (it being understood that the underlying facts giving rise to such failure may be taken into account in determining whether a Material Adverse Effect has occurred); (v) changes that are the result of economic factors affecting the international, national, regional, state, provincial or local economy or financial markets; (vi) any change in the financial, banking, or securities markets, in each case, including any disruption thereof and any change in the price of any commodity, security or market index; (vii) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of god, (viii) any international, national, regional, state, provincial or local regulatory, political or social conditions in any jurisdiction in which the Company Group conducts business; (ix) the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel; (x) any consequences arising from Buyer’s compliance with its obligations under Section 7.2 or the application of Antitrust Laws (including any action or judgment arising under Antitrust Laws) to the transactions contemplated by this Agreement; and (xi) actions or omissions required to be taken or not taken, and any consequences thereof, by any member of the Company Group in accordance with this Agreement or the other Transaction Documents or consented to in writing by Buyer or any of its Affiliates; provided, that, with respect to a matter described in any of the foregoing clauses (iii), (v), (vi), (viii) and (ix), such matter shall only be excluded to the extent such matter does not have a disproportionate effect on the Acquired Entities, taken as a whole, relative to other comparable entities operating in the industries in which the Company Group operates.

“NORM” means naturally occurring radioactive material.

“Operating Companies” means the Persons set forth on the Operating Companies Schedule.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company Group.

“Pass-Through Tax Return” means any income Tax Return filed by or with respect to any member of the Company Group to the extent that (a) such member of the Company Group is treated as a pass-through entity for purposes of such Tax Return and (b) the results of operations reflected on such Tax Return are also reflected on the Tax Returns of Hillstone Parent or the direct or indirect owners of Equity Interests in Hillstone Parent.

“Permitted Liens” means (a) any exceptions or other matters expressly disclosed on policies of title insurance or surveys with respect to the property that are set forth on the Permitted Liens Schedule, (b) Liens for Taxes, assessments or governmental charges or levies that are not yet due and payable or, in all instances, if due and payable that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in the Financial Statements, (c) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar Liens arising or incurred in the Ordinary Course of Business which are not yet due and payable or which are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in the Financial Statements, (d) Liens in respect of pledges or deposits under workers’ compensation Laws or similar legislation, unemployment insurance or other types of social security, (e) in the case of Owned Real Property, Leased Real Property and Rights-of-Way, municipal bylaws, development agreements, restrictions or regulations, and zoning, entitlement, land use, building or planning restrictions or regulations, in each case, promulgated by any Governmental Entity and, in each case, for which the Company Group is in compliance, (f) in the case of Leased Real Property or Rights-of-Way, any Liens to which the underlying fee or any other interest in the underlying leased premises or lands is subject, including rights of the landlord under the Lease or lands and all superior, underlying and ground Leases and renewals, extensions, amendments or substitutions thereof, (g) matters of record, including any Rights-of-Way, covenant, servitude, permit, surface lease, condition, restriction, and other rights included in or burdening the assets of any member of the Company Group for the purpose of surface or subsurface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs, and other like purposes, or for the joint or common use of real estate, rights of way, facilities, and equipment, (h) any Rights-of-Way, easements, restrictive covenants, conditions, leases, and other similar encumbrances or matters of record on title to real or personal property, or any exceptions or other matters expressly disclosed in policies of title insurance or surveys with respect to any property, that do not (in each case) materially detract from the value of or materially interfere with the use, occupancy, and operation of any of the assets or properties of the Company Group in the operation of the business as currently conducted thereon, (i) Liens, deeds of trust, mortgages, and similar instruments securing any Indebtedness of any member of the Company Group that will be released at Closing, (j) Liens arising under the Hillstone Credit Agreement, (k) licenses of Proprietary Rights granted in the Ordinary Course of Business and (l) those Liens set forth on the Permitted Liens Schedule.

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“Personal Data” has the same meaning as the term “personal data,” “personal information,” or the equivalent under applicable Data Protection Laws.

“Phase II Development” means such stage of development under the XTO Contract for the necessary infrastructure to support the second receipt point under the XTO Contract.

“Post-Closing Tax Period” means any taxable period that begins after the Closing Date and the portion of any Straddle Period that begins after the Closing Date.

“Post-Effective Time Capital Contribution Reimbursement Amount” means an amount equal to the aggregate cash capital contributions made by or on behalf of (a) the Company to any member of the Company Group other than the Company (directly or indirectly through another member of the Company Group) during the period commencing on the Effective Time and ending on the date of this Agreement and (b) Hillstone Parent to any member of the Company Group (directly or indirectly through another member of the Company Group) during the period commencing on the date of this Agreement and ending on the Closing Date, in each case, for purposes of funding (without any obligation to incur) any Post-Effective Time Reimbursable Capital Expenditures, it being understood that “Post-Effective Time Capital Contribution Reimbursement Amount” excludes (x) cash capital contributions to the extent solely made among the Operating Companies or by the Company or Hillstone Parent from cash attributable to the Operating Companies, in each case, during the period commencing on the Effective Time and ending on the date of this Agreement, (y) cash contributions to the extent funded by the Indebtedness for Borrowed Money and (z) capital contributions to the extent constituting Cash that is included in the calculation of the Initial Purchase Price or the Final Purchase Price, as applicable.

“Post-Effective Time Reimbursable Capital Expenditures” means the Capital Expenditures set forth on the Post-Effective Time Reimbursable Matters Schedule.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending at the end of the Closing Date.

“Preferential Rights” means preferential purchase rights, rights of first refusal or similar rights that are applicable to the transfer of the Acquired Entities in connection with the transactions contemplated hereby.

“Proceeding” means any action, claim, suit, litigation or other proceeding at Law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.

“Proprietary Rights” means all of the following, in any jurisdiction throughout the world: (a) patents, patent disclosures and inventions and any reissue, continuation, continuation-in-part, divisional, extension or reexamination thereof; (b) trademarks, service marks and trade dress, logos, slogans, Internet domain names and other indicia of origin (collectively, “Trademarks”); (c) works of authorship, copyrights, copyrightable works, and rights in databases and software; (d) registrations, applications for registration, and renewals of any of the foregoing; and (e) trade secrets recognized under applicable Law as “trade secrets.”

“Reorganization Liabilities” means the aggregate amount of all Losses incurred by Buyer and its Affiliates (including the Acquired Entities after the Closing) to the extent related to the Pre-Signing Reorganization or the Pre-Closing Reorganization, but excluding any such Losses to the extent attributable to Blocker Income Tax Amounts.

“Representatives” means, with respect to any Person, such Person’s members, partners, trustees, directors, managers, officers, employees, attorneys, consultants, advisors, representatives and other agents acting on behalf of such Person.

“Restricted Customers” means the following customers of the Acquired Entities: (a) EOG Resources, Inc., (b) XTO, (c) Antero Resources Corporation, (d) Devon Energy Corporation, (e) Whiting Petroleum Corporation and (f) Anadarko Petroleum Corporation.

“Retained Claims” means all claims made by any Acquired Entity for losses resulting from or attributable to the fire at the Roosevelt Facility of the Company Group located in Loving County, Texas that occurred on August 2, 2018, including, all causes of action, counterclaims, defenses, insurance claims and subsequent or related Proceedings arising therefrom or relating thereto and control and direction of any negotiation, litigation, arbitration, settlement or other compromise thereof.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Liens” means Liens arising out of, under or in connection with (a) applicable federal, state and local securities Laws and (b) restrictions on transfer, hypothecation or similar actions contained in any Governing Documents.

“Shalewater Earnout Matters” means any obligations or other Liabilities to the extent relating to (a) the earnout set forth in that certain Asset Purchase Agreement, dated as of November 9, 2015, by and among James Chance Richie, Shalewater Solutions, LLC, HEP ShaleApps and the Company or (b) the matters contemplated by that certain Original Complaint in the United States District Court for the Western District of Texas, Austin Division, dated as of January 22, 2019, as filed by James Chance Richie relating thereto.

“Sherman Act” means the Sherman Antitrust Act of 1890.

“Solvent” means, that, as of any date of determination, (a) the fair value of the assets of Buyer and the Acquired Entities on a consolidated basis, as of such date, exceeds the sum of all Liabilities of Buyer and the Acquired Entities, including contingent and other Liabilities, as of such date, (b) the fair saleable value of the assets of Buyer and the Acquired Entities on a consolidated basis, as of such date, exceeds the amount that will be required to pay the probable Liabilities of Buyer and the Acquired Entities on their existing debts (including contingent Liabilities) as such debts become absolute and matured, and (c) Buyer and the Acquired Entities on a consolidated basis will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which they are engaged or will be engaged following such date.

“Straddle Period” means any taxable period that begins on or before (but does not end on) the Closing Date.

“Subsidiaries” means, with respect to any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which (a) at least fifty percent (50%) of the voting power or equity, (b) a general partner interest or (c) a managing member interest, is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof.

“Target Working Capital” means an amount equal to $5,609,988.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, payroll, employment, excise, severance, stamp, occupation, windfall, profits, customs, capital stock, withholding, social security, unemployment, disability, real property, escheat, unclaimed or abandoned property, personal property, sales, use, transfer, value added, alternative, add-on minimum or other taxes, duties, fees or assessments in the nature of a tax imposed by (or otherwise payable to) any Governmental Entity, and any interest or penalties with respect to such taxes, in each case whether disputed or not.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information, and including any amendments thereof) filed or required to be filed with any Taxing Authority in connection with the determination, assessment or collection of Taxes of any Party or the administration of any Laws, regulations or administrative requirements relating to any Taxes.

“Tax Sharing Agreement” means any agreement (including any provision of a Contract) pursuant to which an Acquired Entity is obligated to indemnify any Person (other than another Acquired Entity) for, or otherwise pay, any Tax of another Person (other than another Acquired Entity), or share any Tax benefit with another Person (other than another Acquired Entity).

“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Trademarks” has the meaning set forth in the definition of “Proprietary Rights.”

“Transaction Accounting Principles” means the accounting principles set forth on the Transaction Accounting Principles Schedule.

“Transaction Documents” means this Agreement and all documents and certificates delivered or required to be delivered pursuant to this Agreement, including the Escrow Agreement, the Reorganization Agreements, the Transition Services Agreement, the Buyer Parent Undertaking, the Hillstone Asset Assignment and the IP Assignment.

“Transaction Expenses” means, without duplication: (a) all out-of-pocket fees, costs and expenses (including fees, costs and expenses of third-party advisors), incurred by, or on behalf of, or to be paid by, any of the Acquired Entities from the Effective Time through the Closing or otherwise payable by any of the Acquired Entities at Closing, in each case, in connection with the sale of the Acquired Entities, negotiation, preparation or execution of this Agreement and the other agreements contemplated hereby (including the Reorganization Agreements) and the consummation of the transactions contemplated hereby and thereby, including the fees, costs and expenses of any investment bankers, financial advisors, law firms (including K&E and NHLG), accounting or audit firm, brokers, finds consultants or similar advisors, (b) all sale, change in control, retention, transaction or similar bonuses or payments payable by any of the Acquired Entities from the Effective Time through the Closing solely as a result of the consummation of the transactions contemplated hereby and the employer portion of any related payroll Taxes, (c) any management or monitoring fees (including any expense reimbursement) payable by the Acquired Entities to GGC or any of its Affiliates (other than another Acquired Entity) that are attributable to any period from the Effective Time through the Closing or otherwise payable by any of the Acquired Entities at or after Closing, (d) amounts payable in connection with obtaining consent from any third party to the transactions contemplated by this Agreement or the Reorganization Agreements, (e) 50% of any Transfer Taxes in accordance with Section 7.5(d), (f) any bonuses payable to any employee of the Company Group (other than project bonuses made or paid in the Ordinary Course of Business) that are attributable to any period on or prior to the Effective Time that were either paid between the Effective Time and the Closing or that were otherwise accrued and unpaid as of the Closing (including the employer portion of any related payroll Taxes) and (g) any out-of-pocket fees, costs and expenses incurred by any of the Acquired Entities from the Effective Time through the Closing in respect of the Retained Claims, provided that, in no event shall “Transaction Expenses” include any fees, costs or expenses (i) initiated or otherwise incurred at the request of Buyer or any of its Affiliates or Representatives, (ii) incurred in respect of the R&W Insurance Policy, (iii) related to any financing activities of Buyer or any of its Affiliates in connection with the transactions contemplated hereby or (iv) that otherwise constitute Leakage.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulations section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar or related Law.

“Working Capital” means (a) the current assets (excluding Cash and Income Tax assets) of the Acquired Entities set forth on the Working Capital Schedule attached hereto, minus (b) the current Liabilities (excluding outstanding checks, current and deferred Income Taxes, Indebtedness, Capital Expenditure Liabilities, the Shalewater Earnout Matters and Transaction Expenses) of the Acquired Entities set forth on the Working Capital Schedule attached hereto, in each case, determined as of the Effective Time and determined in accordance with the Transaction Accounting Principles. The Working Capital Schedule attached hereto sets forth (i) the balance sheet accounts in respect of current assets and current Liabilities that shall be the exclusive accounts used for purposes of determining Estimated Working Capital and Final Working Capital, and (ii) an illustrative calculation of Working Capital as of June 30, 2019 using such balance sheet accounts.

“XTO” means XTO Delaware Basin, LLC, a Delaware limited liability company.

“XTO Contract” means that certain Produced Water Disposal Services Agreement, dated as of March 15, 2019, by and between Hillstone Permian Poker Lake and XTO Delaware Basin, LLC.

“XTO Letter of Credit” means that certain Irrevocable Standby Letter of Credit No. 210959552-20539201, issued by First Republic Bank for the benefit of Hillstone Permian Poker Lake.

Section   1.2         Terms Defined Elsewhere. Each of the following terms has the meaning ascribed to such term in the Article or Section set forth opposite such term:

Defined Term	Reference
Acquired Entities	Preamble
Adjustment Escrow Account	Section 2.6(c)(iv)(C)
Agreement	Preamble
Alternative Transaction	Section 7.19
Antitrust Laws	Section 7.2(c)
Assigned IP	Section 7.20(c)
Binder Agreement	Section 7.3
Blocker Interests	Recitals
Buyer	Preamble
Buyer Parent	Preamble
Buyer Parent Guaranty	Section 9.15(a)
Buyer Tax Contest	Section 7.5(b)
Class D Preferred Agreement	Section 6.7
Closing	Section 2.5
Closing Date	Section 2.5
Closing Item	Section 2.4(a)
Closing Statement	Section 2.4(a)
Company	Preamble
Company Employee Benefit Plan	Section 3.15(a)
Company Interests	Recitals
Company Proprietary Rights	Section 3.10(a)
Continuing Employees	Section 7.13
control	Section 1.1
D&O Provisions	Section 7.9(a)
Debt Commitment Letters	Section 6.7

Defined Term	Reference
Debt Documents	Section 7.16(b)
Deposit	Recitals
Direct Company Interests	Recitals
Dispute Notice	Section 2.4(b)
Environmental Permits	Section 3.18
Escrow Agreement	Section 2.6(b)(v)(D)
Estimated Cash	Section 2.3
Estimated Closing Statement	Section 2.3
Estimated Indebtedness	Section 2.3
Estimated Leakage	Section 2.3
Estimated Post-Effective Time Capital Contribution Reimbursement Amount	Section 2.3
Estimated Reorganization Liabilites	Section 2.3
Estimated Transaction Expenses	Section 2.3
Estimated Working Capital	Section 2.3
Excess Amount	Section 2.4(d)
Final Cash	Section 2.4(a)
Final Indebtedness	Section 2.4(a)
Final Leakage	Section 2.4(a)
Final Post-Effective Time Capital Contribution Reimbursement Amount	Section 2.4(a)
Final Reorganization Liabilities	Section 2.4(a)
Final Transaction Expenses	Section 2.4(a)
Final Working Capital	Section 2.4(a)
Financial Statements	Section 3.5
GGC Blockers	Preamble
HEP ShaleApps	Recitals
Hillstone Asset Assignment	Section 2.6(b)(v)(C)
Hillstone Assigned Assets	Section 7.20
Hillstone Parent	Preamble
Indemnified Persons	Section 7.9(a)
Indirect Company Interests	Recitals
IP Assignment	Section 2.6(b)(v)(C)
IRS	Section 3.15(a)
K&E	Section 9.12
Latest Balance Sheet	Section 3.5
Material Contract	Section 3.9(b)
Material Permits	Section 3.17(b)
New Plans	Section 7.13
NHLG	Section 9.12
Non-Party Affiliate	Section 7.22
Obligations	Section 9.15(a)
Ordinary Course of Business	Section 9.6
Outside Date	Section 8.1(c)
Payoff Letter	Section 2.6(b)(v)(G)
Party and Parties	Preamble
Parachute Payment Waiver	Section 7.14
Performance Demand	Section 9.15(a)
Permitted Capital Expenditures	Section 3.6(s)
Pre-Closing Reorganization	Recitals
Pre-Closing Reorganization Agreement	Recitals
Pre-Signing Reorganization	Recitals

Defined Term	Reference
Pre-Signing Reorganization Agreements	Recitals
Post-Closing Representation	Section 9.12
Pre-Closing Period	Section 7.1(c)(i)
Preferred Investment	Section 6.7
Purchased Equity	Recitals
Purchased Equity Assignment	Section 2.6(b)(v)(B)
Purchase Price Allocation Schedule	Section 7.5(f)
Remedial Action	Section 7.2(c)
Reorganization Agreements	Recitals
Resolution Period	Section 2.4(b)
Restriction	Section 7.2(c)
Retained Claims Amounts	Section 7.12
Review Period	Section 2.4(b)
Rights-of-Way	Section 3.7(e)
R&W Insurance Policy	Section 7.3
Seller Representative	Preamble
Selling Blocker Equityholders	Preamble
Seller Tax Contest	Section 7.5(a)
Sellers	Preamble
Shortfall Amount	Section 2.4(e)
Substitute Financing	Section 7.16(d)
Tail Policy	Section 7.9(b)
Target Restriction	Section 7.2(c)
Tax Contest	Section 7.5(b)
Transfer Taxes	Section 7.5(d)
Transition Services Agreement	Section 2.6(b)(v)(H)
Valuation Firm	Section 2.4(b)
Waiving Parties	Section 9.12

Article II
PURCHASE AND SALE TRANSACTIONS

Section   2.1         Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, (a) Hillstone Parent shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase from Hillstone Parent, the Direct Company Interests, and (b) the Selling Blocker Equityholders shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase from the Selling Blocker Equityholders, the Blocker Interests, in each case, free and clear of all Liens other than Securities Liens (but which Securities Liens were complied with in connection with transfer by Sellers of the Purchased Equity to Buyer pursuant to this Section 2.1).

Section   2.2         Purchase Price. The aggregate consideration (to be delivered in the manner described in Section 2.6(c)(iv)) for the Purchased Equity shall be an aggregate amount equal to the Initial Purchase Price. The Initial Purchase Price shall be subject to adjustment after the Closing pursuant to Section 2.4.

Section   2.3         Estimated Closing Statement. At least ten (10) Business Days prior to the Closing Date, Seller Representative shall prepare and deliver to Buyer a statement (the “Estimated Closing Statement”) setting forth in reasonable detail Seller Representative’s good faith estimate (and attaching supporting schedules, work papers and all other relevant material details to enable a review thereof by Buyer) of the following items: (a) Cash (the “Estimated Cash”), (b) Working Capital (the “Estimated Working Capital”), (c) the aggregate amount of Indebtedness (including an estimate of the Blocker Income Tax Amount) as of the Effective Time (but in the case of clause (g) of the definition of Indebtedness, as of the Closing) (the “Estimated Indebtedness”), (d) the aggregate amount of Transaction Expenses to the extent not paid prior to or at Closing (the “Estimated Transaction Expenses”), (e) the aggregate amount of Leakage (the “Estimated Leakage”), (f) the Post-Effective Time Capital Contribution Reimbursement Amount (the “Estimated Post-Effective Time Capital Contribution Reimbursement Amount”), (g) the aggregate amount of Reorganization Liabilities (the “Estimated Reorganization Liabilities”), and (h) the resulting calculation of the Initial Purchase Price. Following the delivery of the Estimated Closing Statement, Seller Representative and the Company shall, and shall cause the other Acquired Entities to, cooperate in good faith to answer any questions and resolve any issues raised on behalf of Buyer in connection with their review of the Estimated Closing Statement and supporting information, and Seller Representative and Buyer may, by mutual written agreement, amend the Estimated Closing Statement to reflect resolution of any such issues; provided that, if Seller Representative and Buyer are not able to reach a mutual agreement prior to the Closing Date, the Estimated Closing Statement provided by Seller Representative to Buyer pursuant to the first sentence of this Section 2.3 shall be binding and control for purposes of the Closing, and will be used for purposes of calculating the Initial Purchase Price to be delivered at Closing.

Section   2.4         Post-Closing Adjustment.

(a)           Within ninety (90) calendar days after the Closing Date, provided that such ninety (90) day period shall be automatically tolled during any period in which Sellers fail to afford, or cause its Affiliates to fail to afford, to Buyer access pursuant to Section 2.4(c), Buyer shall deliver to Seller Representative a statement (the “Closing Statement”) setting forth in reasonable detail Buyer’s good faith calculation (and attaching supporting schedules, working papers and all other relevant material details to enable a review thereof by Seller Representative) of the following items (each a “Closing Item”): (i) Cash (as finally determined pursuant to this Section 2.4, “Final Cash”), (ii) Working Capital (as finally determined pursuant to this Section 2.4, the “Final Working Capital”); (iii) the aggregate amount of Indebtedness as of the Effective Time (but in the case of clause (g) of the definition of Indebtedness, as of the Closing) (as finally determined pursuant to this Section 2.4, “Final Indebtedness”); (iv) the aggregate amount of Transaction Expenses to the extent not paid prior to or at Closing (as finally determined pursuant to this Section 2.4, the “Final Transaction Expenses”), (v) the aggregate amount of Leakage (as finally determined pursuant to this Section 2.4, the “Final Leakage”), (vi) the Post-Effective Time Capital Contribution Reimbursement Amount (as finally determined pursuant to this Section 2.4, the “Final Post-Effective Time Capital Contribution Reimbursement Amount”), (vii) the aggregate amount of Reorganization Liabilities (as finally determined pursuant to this Section 2.4, the “Final Reorganization Liabilities”), and (viii) the resulting calculation of the Final Purchase Price. Buyer agrees that, following the Closing through the date that the Closing Statement becomes conclusive and binding upon the Parties in accordance with this Section 2.4, it will not (and will cause its Affiliates not to) take any actions with respect to any books, records, policies or procedures on which the Closing Statement is based or on which the Closing Statement is to be based that are materially inconsistent with or that would materially impede or delay the determination of the amount of the Final Cash, the Final Working Capital, the Final Indebtedness, the Final Transaction Expenses, the Final Leakage or the preparation of the Dispute Notice (defined below) or the Closing Statement in the manner and utilizing the methods required by this Agreement.

(b)           Seller Representative shall have thirty (30) calendar days after Seller Representative’s receipt of the Closing Statement (the “Review Period”) within which to review Buyer’s calculation of the Closing Items; provided that, the Review Period shall be automatically tolled during any period in which Buyer fails to afford, or causes the Acquired Entities to fail to afford, Seller Representative access required by Section 2.4(c) below. If Seller Representative disputes any of the Closing Items, Seller Representative shall notify Buyer in writing of its objection to such Closing Item(s) within the Review Period, together with a description in reasonable detail of the basis for and dollar amount of such disputed items (in the case of the dollar amount, to the extent possible) (a “Dispute Notice”). The Closing Items, as set forth in the Closing Statement, shall become final, conclusive and binding on the Parties unless Seller Representative delivers to Buyer a Dispute Notice within the Review Period. If Seller Representative timely delivers a Dispute Notice, any amounts on the Closing Statement not objected to by Seller Representative in the Dispute Notice (or by Buyer as a result of the items disputed by Seller Representative in any such Dispute Notice) shall be final, conclusive and binding on the Parties, and Buyer and Seller Representative shall, within thirty (30) calendar days following Buyer’s receipt of such Dispute Notice (the “Resolution Period”), use commercially reasonably efforts to attempt to resolve in writing their differences with respect to the matters set forth in the Dispute Notice (and any matters with respect to the Closing Items which Buyer is disputing as a result of the matters set forth in the Dispute Notice, or any disputed matters arising out of the foregoing) and any such resolution shall be final, conclusive and binding on the Parties. If, at the conclusion of the Resolution Period, any amounts remain in dispute, then each of Buyer and Seller Representative shall submit all items remaining in dispute to Ernst & Young LLP, or if it is unwilling or unable to serve then to a nationally recognized accounting firm mutually acceptable to Buyer and Seller Representative (as applicable, the “Valuation Firm”) for resolution by delivering within fifteen (15) calendar days after the expiration of the Resolution Period to the Valuation Firm their written position with respect to such items remaining in dispute. The fees and expenses of the Valuation Firm shall be allocated based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party in the written presentation to the Valuation Firm. For example, if Buyer claims an amount of $1,000, and if Seller Representative contests only $500 of the amount claimed by Buyer, and if the Valuation Firm ultimately resolves the dispute by awarding Buyer $300 of the $500 contested, then the costs and expenses of the Valuation Firm will be allocated 60% (i.e., 300/500) to Seller Representative and 40% (i.e., 200/500) to Buyer. The Valuation Firm shall determine, based solely on the submissions by Buyer and Seller Representative, and not by independent review, only those issues set forth in the Dispute Notice (and those raised by Buyer in response thereto) that remain in dispute and shall determine a value for any such disputed item which is equal to or between the final values proposed by Buyer and Seller Representative in their respective submissions. The Parties shall request that the Valuation Firm make a decision with respect to all disputed items within thirty (30) calendar days after the submissions of the Parties, as provided above, and in any event as promptly as practicable. The final determination with respect to all dispute items shall be set forth in a written statement by the Valuation Firm delivered to Buyer and Seller Representative and shall be final, conclusive and binding on the Parties except in the case of manifest error. Buyer and Seller Representative shall promptly execute any reasonable engagement letter requested by the Valuation Firm and shall each cooperate fully with the Valuation Firm, including by providing the information, data and work papers used by each Party and its Representatives (including accountants) to prepare or calculate the Closing Items, making its personnel and accountants reasonably available to explain any such information, data or work papers, so as to enable the Valuation Firm to make such determination as quickly and as accurately as practicable.

(c)           From and after Seller Representative’s receipt of the Closing Statement until the Closing Items are finally determined pursuant to this Section 2.4, Sellers, their respective Affiliates and their respective auditors, accountants and other Representatives shall be permitted reasonable access to the Acquired Entities and their auditors, accountants, personnel, books and records and any other documents or information reasonably requested by Seller Representative in connection with the review and analysis of the Closing Statement and the resolution of disputes in connection therewith (including the information, data and work papers used by Buyer or the Acquired Entities’ auditors or accountants to prepare and calculate the Closing Items). From and after Closing until the Closing Items are finally determined pursuant to this Section 2.4, Buyer, their respective Affiliates and their respective auditors, accountants and other Representatives shall be permitted reasonable access to the Sellers and their auditors, accountants, personnel, books and records and any other documents or information reasonably requested by Seller Representative in connection with the preparation, review and analysis of the Closing Statement and the resolution of disputes in connection therewith (including the information, data and work papers used by Sellers their respective auditors or accountants to prepare and calculate the Estimated Closing Statement).

(d)           If the Final Purchase Price exceeds the Initial Purchase Price (such excess amount, if any, the “Excess Amount”), within three (3) Business Days after the Final Purchase Price is finally determined pursuant to this Section 2.4, (i) Buyer shall, or shall cause the Company to, pay directly to Sellers, by wire transfer of immediately available funds to the account(s) designated by Seller Representative, an aggregate amount equal to the Excess Amount and (ii) Buyer and Sellers shall direct the Escrow Agent to release to Sellers, by wire transfer of immediately available funds to the account(s) designated by Seller Representative, all funds in the Adjustment Escrow Account.

(e)            If the Final Purchase Price is less than the Initial Purchase Price (such shortfall amount, if any, the “Shortfall Amount”), within three (3) Business Days after the Final Purchase Price is finally determined pursuant to this Section 2.4, Buyer and Sellers shall direct the Escrow Agent to release (i) to Buyer, by wire transfer of immediately available funds to the account designated by Buyer, an aggregate amount equal to the Shortfall Amount (solely to the extent of the funds available in the Adjustment Escrow Account) and (ii) to Sellers, by wire transfer of immediately available funds to the account(s) designated by Seller Representative, any funds that remain in the Adjustment Escrow Account following the distribution contemplated by the preceding clause (i).

(f)            Any payments made pursuant to this Section 2.4 shall be deemed an adjustment to the Final Purchase Price, to the extent permitted by applicable Law.

Section   2.5       Closing Transactions. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by conference call and by exchange of electronic signature pages by email at 9:00 a.m. Mountain Time on the first Business Day after the later of (a) the date on which the conditions set forth in Section 2.6 have been satisfied, or, if permissible, waived in writing by the Party entitled to the benefit of the same (other than those conditions which by their terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) and (b) the date that is thirty (30) days after delivery by Seller Representative of the notice to XTO required by Section 7.15(b) in accordance with the terms thereof (which delivery shall not occur prior to the date of this Agreement), unless the Parties mutually agree to another date (the date upon which the Closing occurs, the “Closing Date”). The Closing shall be deemed effective for all purposes as of 12:01 a.m. Mountain Time on the Closing Date.

Section   2.6       Conditions to the Obligations of the Parties.

(a)           Conditions to the Obligations of Each Party. The obligation of each Party to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions:

(i)          Hart-Scott-Rodino Act. The waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

(ii)         No Orders or Illegality. There shall not be any applicable Law in effect that makes the consummation of the transactions contemplated hereby illegal or any (A) judgment or injunction or (B) order or decree, in each case, in effect that prevents or enjoins the consummation of the transactions contemplated hereby.

(b)            Conditions to Obligations of Buyer and Buyer Parent. The obligation of each of Buyer and Buyer Parent to consummate the transactions to be performed by Buyer and Buyer Parent in connection with the Closing is subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:

(i)            Representations and Warranties. (A) The representations and warranties of the Company set forth in Article III of this Agreement, of Sellers set forth in Article IV of this Agreement and of the GGC Blockers set forth in Article V of this Agreement (in each case, other than Fundamental Representations) (and in each case, without giving effect to any materiality, “Material Adverse Effect” or similar materiality qualification therein) shall be true and correct as of the date of this Agreement and the Closing Date (or if such representations and warranties expressly relate to a specific date, such representations and warranties (in each case, without giving effect to any materiality, “Material Adverse Effect” or similar materiality qualification therein) shall be true and correct as of such date), except, in each case, to the extent such failure of such representations and warranties to be so true and correct, would not, in the aggregate, have a Material Adverse Effect; and (B) the Fundamental Representations of the Company, Sellers, and the GGC Blockers shall be true and correct in all respects as of the date of this Agreement and the Closing Date (or if such Fundamental Representations expressly relate to a specific date, such Fundamental Representations shall be true and correct as of such date), except, in each case, for purposes of this clause (B), where the failure of such Fundamental Representations (other than such Fundamental Representations set forth in Section 3.3(a), Section 3.3(c) and the first sentence of Section 5.3 to the extent the failure thereof to be true and correct in all respects would have an adverse economic or voting impact on or for Buyer following the Closing for which this exception shall not apply) results from any de minimis inaccuracies.

(ii)            Performance and Obligations of the Company. The Company shall, or shall cause the applicable member of the Company Group to, have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by a member of the Company Group on or prior to the Closing Date (other than the covenant set forth in clause (iv) of Section 7.17(a)). Each of the Sellers, the GGC Blockers and Seller Representative shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by such Seller, GGC Blocker and Seller Representative on or prior to Closing (other than the covenant set forth in clause (iv) of Section 7.17(a)).

(iii)            Consummation of Pre-Closing Reorganization. The Pre-Closing Reorganization shall have been consummated in accordance with the Pre-Closing Reorganization Agreement.

(iv)            Absence of Material Adverse Effect. Since the Effective Time, there shall not have occurred a Material Adverse Effect.

(v)            Deliveries and Closing Actions. At the Closing:

(A)          Seller Representative shall deliver to Buyer:

(1)            a duly executed certificate from an authorized Person of each of the Sellers, in the form attached hereto as Exhibit B, dated as of the Closing Date, certifying that the conditions set forth in Section 2.6(b)(i) and Section 2.6(b)(ii) have been satisfied, as applicable;

(2)            a true and complete copy of the resolutions of the board of managers of Hillstone Parent, certified by an authorized Person of Hillstone Parent, approving and authorizing the execution and delivery of this Agreement and the Transactions Documents to which it is a party, including the performance by Hillstone Parent of its obligations hereunder and thereunder; and

(3)            a true and complete copy of the resolutions of the board of managers or other governing body of each of the Selling Blocker Equityholders, certified by an authorized officer of such Selling Blocker Equityholder, approving and authorizing the execution and delivery of this Agreement and the Transactions Documents to which it is a party, including the performance by such Person of its obligations hereunder and thereunder;

(B)           Seller Representative shall deliver to Buyer a counterpart to that certain assignment by and between Buyer and Sellers attached hereto as Exhibit C (the “Purchased Equity Assignment”) pursuant to which Sellers shall assign to Buyer the Purchased Equity at the Closing, duly executed by Seller Representative;

(C)           Seller Representative shall deliver to Buyer (1) that certain assignment and assumption agreement by and between HEP ShaleApps and the Company attached hereto as Exhibit D-1 (the “Hillstone Asset Assignment”) pursuant to which HEP ShaleApps shall assign to the Company the Hillstone Assigned Assets, duly executed by HEP ShaleApps and the Company and (2) that certain intellectual property assignment and assumption agreement by and between one or more members of the Company Group and HEP ShaleApps attached hereto as Exhibit D-2 (the “IP Assignment”) pursuant to which the applicable member(s) of the Company Group shall assign to HEP ShaleApps all of the Assigned IP, duly executed by such member(s) of the Company Group and HEP ShaleApps;

(D)           Seller Representative shall deliver to Buyer a counterpart to that certain escrow agreement by and among Buyer, Seller Representative and the Escrow Agent attached hereto as Exhibit E (the “Escrow Agreement”), duly executed by Seller Representative;

(E)           (1) Seller Representative shall deliver to Buyer a certificate from Hillstone Parent conforming to the applicable requirements of Treasury Regulation Section 1.1445-2(b)(2) (modified to take into account Section 1446(f) of the Code) and IRS Notice 2018-29 certifying that Hillstone Parent is not a “foreign person” within the meaning of Sections 1445 and 1446(f) of the Code, in form and substance reasonably satisfactory to Buyer, dated as of the Closing Date and duly executed by Hillstone Parent (or a properly completed and executed IRS Form W-9 for Hillstone Parent meeting the requirements of Proposed Treasury Regulation Sections 1.1445-2(b)(2)(v) and 1.1446(f)-2(b)(2)) and (2) either (x) Seller Representative shall deliver to Buyer a certificate from each Selling Blocker Equityholder conforming to the applicable requirements of Treasury Regulation Section 1.1445-2(b)(2) certifying that such Selling Blocker Equityholder is not a “foreign person” within the meaning of Section 1445 of the Code, in form and substance reasonably satisfactory to Buyer, dated as of the Closing Date and duly executed by such Selling Blocker Equityholder (or a properly completed and executed IRS Form W-9 for each Selling Blocker Equityholder meeting the requirements of Proposed Treasury Regulation Sections 1.1445-2(b)(2)(v)) or (y) each GGC Blocker shall deliver to Buyer a notice and statement in form and substance reasonably satisfactory to Buyer conforming to the applicable requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c), dated as of the Closing Date and duly executed by such GGC Blocker, together with written authorization for Buyer to deliver such notice and statement to the IRS on behalf of such GGC Blocker after the Closing;

(F)           Seller Representative shall deliver to Buyer the written resignations, effective as of the Closing, of those directors, managers and officers (in their capacities as such) of each Acquired Entity appointed or designated to such positions by Sellers or their respective Affiliates as set forth in Schedule 2.6(b)(v)(F);

(G)           Seller Representative shall deliver to Buyer at least three (3) Business Days prior to the Closing Date a customary payoff letter from each holder of Indebtedness for Borrowed Money (each, a “Payoff Letter”) and which Payoff Letter shall authorize the release of all Liens securing such Indebtedness; each Payoff Letter is to become effective immediately upon (i) execution by the borrowers of such Indebtedness of such Payoff Letter and (ii) payment in full by Buyer of all obligations with respect thereto;

(H)          Seller Representative shall deliver to Buyer that certain transition services agreement by and between HEP ShaleApps and the Company attached hereto as Exhibit F (the “Transition Services Agreement”), duly executed by HEP ShaleApps and the Company; and

(I)            Seller Representative shall deliver good standing certificates (or comparable certificates) for the applicable secretary of state (or other applicable Governmental Entity) dated not earlier than fifteen (15) calendar days before the Closing Date for each of the Acquired Entities.

(c)            Conditions to Obligations of Sellers, the Company and the GGC Blockers. The obligation of Sellers, the Company and the GGC Blockers to consummate the transactions to be performed by Sellers, the Company and the GGC Blockers in connection with the Closing is subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:

(i)            Representations and Warranties. The representations and warranties of Buyer and Buyer Parent set forth in Article VI of this Agreement shall be true and correct as of the date of this Agreement and the Closing Date in all material respects (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct as of such date in all material respects).

(ii)           Performance and Obligations of Buyer and Buyer Parent. Buyer and Buyer Parent shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by Buyer or Buyer Parent, as applicable, on or prior to the Closing Date; provided that, the covenants to deliver monetary amounts pursuant to Section 2.6(c)(iv)(B), Section 2.6(c)(iv)(C), Section 2.6(c)(iv)(D) and Section 2.6(c)(iv)(E) shall have been complied with in all respects.

(iii)          Buyer Parent Undertaking. The Buyer Parent Undertaking shall be in full force and effect, and shall not have been in any respect amended, modified, waived, terminated or otherwise withdrawn by Buyer Parent.

(iv)          Deliveries and Closing Actions. At the Closing:

(A)          Buyer or Buyer Parent, as applicable, shall deliver to Seller Representative:

(1)            a duly executed certificate from an officer of each of Buyer and Buyer Parent in the form attached hereto as Exhibit G, dated as of the Closing Date, certifying that the conditions set forth in Section 2.6(c)(i) and Section 2.6(c)(ii) have been satisfied;

(2)            a true and complete copy of the resolutions of the board of directors of Buyer, certified by an authorized Person of Buyer, approving and authorizing the execution and delivery of this Agreement and the Transactions Documents to which it is a party, including the performance by Buyer of its obligations hereunder and thereunder; and

(3)            a true and complete copy of the resolutions of the board of directors of Buyer Parent, certified by an authorized Person of Buyer Parent, approving and authorizing the execution and delivery of this Agreement and the Transactions Documents to which it is a party, including the performance by Buyer Parent of its obligations hereunder and thereunder;

(B)           Buyer shall deliver to Sellers, by wire transfer of immediately available funds to the account(s) designated in writing by Seller Representative to Buyer, in consideration for the Purchased Equity, an amount equal to (x) the Initial Purchase Price, minus (y) the Adjustment Escrow Funds, minus (z) an amount equal to the Deposit (which, subject to Section 8.2, Sellers shall retain and which shall be credited towards payment of the Initial Purchase Price);

(C)           Buyer shall deliver the Adjustment Escrow Funds to the Escrow Agent for deposit into a non-interest bearing escrow account (the “Adjustment Escrow Account”), established pursuant to the terms of the Escrow Agreement;

(D)           Buyer shall pay an aggregate amount equal to the Estimated Transaction Expenses to the payees thereof as set forth on the Estimated Closing Statement delivered to Buyer pursuant to Section 2.3 by wire transfer of immediately available funds to the accounts designated by such payees;

(E)           Buyer shall pay all Indebtedness for Borrowed Money pursuant to Payoff Letters delivered to Buyer prior to the Closing by Seller Representative to the payees set forth on such Payoff Letters by wire transfer of immediately available funds to the accounts designated by such payees;

(F)           Buyer shall deliver to Seller Representative a counterpart to the Purchased Equity Assignment, duly executed by Buyer; and

(G)           Buyer shall deliver to Seller Representative a counterpart to the Escrow Agreement, duly executed by Buyer.

(d)           Frustration of Closing Conditions. None of Sellers, the Company, the GGC Blockers, Buyer or Buyer Parent may rely on the failure of any condition set forth in this Section 2.6 to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use reasonable best efforts to cause the conditions to Closing of each such other Party to be satisfied, including as required by Section 7.2.

Section 2.7         Withholding. Buyer and the Acquired Entities will be entitled to deduct and withhold from any amount payable pursuant to this Agreement (including payments of Initial Purchase Price, Final Purchase Price and releases of amounts held in the Adjustment Escrow Account) such amounts as Buyer or any Acquired Entity (or any Affiliate thereof) shall determine in good faith they are required to deduct and withhold with respect to the making of such payment under the Code or any other provision of applicable Laws; provided that Buyer shall provide Sellers with a written notice of its intention to withhold at least five (5) Business Days prior to any such withholding and Buyer and Sellers shall use commercially reasonable efforts to minimize any such Taxes. To the extent that amounts are so withheld by Buyer or the Acquired Entities, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding were made.

Article III
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

As an inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, the Company hereby represents and warrants to Buyer that the following representations and warranties are true and correct as of the date of this Agreement (except, as to any representations and warranties that specifically relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date) (it being understood that such representations and warranties shall be made assuming the transactions contemplated by the Hillstone Asset Assignment and the IP Assignment have been consummated):

Section 3.1        Organization; Authority; Enforceability. Each member of the Company Group is (a) duly formed, validly existing, and in good standing (or the equivalent) under the Laws of the State of Delaware or the State of Texas and (b) qualified to do business and is in good standing (or the equivalent) in the jurisdictions in which the conduct of its business or locations of its assets or properties makes such qualification necessary, except where the failure to be so qualified to be in good standing (or the equivalent) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, taken as a whole. A list of such jurisdictions is set forth on Schedule 3.1. The Company has the power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company has been duly authorized in accordance with the Governing Documents of the Company. No other corporate proceedings on the part of the Company are necessary to approve and authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

Section 3.2      Noncontravention. Except as set forth in Schedule 3.2, the consummation of the transactions contemplated hereby by the Company does not (a) conflict with or result in any breach of any of the material terms, conditions or provisions of, (b) constitute a default under (whether with or without the giving of notice, the passage of time or both), (c) result in a violation of, (d) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or material obligation under, (e) result in the creation of any Lien upon the Company Interests under, or (f) other than the filings required pursuant to Section 7.2, require any approval from, or filing with, any Governmental Entity under or pursuant to, (x) the Governing Documents or (y) any Law, order or Contract to which the Company is bound or subject other than, in the case of clause (y), as would not reasonably be expected to have a material adverse effect on the Company’s ability to consummate the transactions contemplated by this Agreement.

Section 3.3      Capitalization.

(a)           The authorized and outstanding Equity Interests of the Company consists entirely of an undivided limited liability company interest which, as of the date hereof, is owned 100% by Hillstone Parent. The Company Interests constitute 100% of the Company’s limited liability company interests. Other than the Company Interests, the Company does not have any other authorized or issued Equity Interests.

(b)           Except for this Agreement, the Reorganization Agreements and the transactions contemplated hereby and thereby, or as set forth on Schedule 3.3(b):

(i)            there are no outstanding options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of the Company Interests; and

(ii)           the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any Equity Interests, either of itself or of another Person.

(c)           As of the Closing, Hillstone Parent will own 100% of the Direct Company Interests. The Direct Company Interests, together with the Indirect Company Interests owned by the GGC Blockers as of the Closing, will constitute 100% of the Company Interests as of the Closing.

Section 3.4        Operating Companies. Schedule 3.4 sets forth a true and complete list of the following with respect to each Operating Company: (a) the name and jurisdiction of organization of such Operating Company, (b) the form of organization of such Operating Company, (c) the issued and outstanding Equity Interests of such Operating Company directly owned by the Company or any other Operating Company and (d) the directors, managers and officers of such Operating Company. No Operating Company owns, directly or indirectly, any Equity Interests in any Person other than as set forth on Schedule 3.4. Other than as set forth on Schedule 3.4, there are no outstanding options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights to which any Operating Company is a party or which are binding upon any Operating Company providing for the issuance, disposition or acquisition of any Equity Interests of any Operating Company. No Operating Company is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of the Operating Companies’ Equity Interests.

Section 3.5        Financial Statements.

(a)           Attached as Schedule 3.5(a) are true, accurate and complete copies of: the audited consolidated balance sheet of the Company as of June 30, 2019 (the “Latest Balance Sheet”), June 30, 2018 and June 30, 2017, and the related statements of operations and cash flows for the respective twelve (12) months then ended (collectively, the “Financial Statements”). Except as set forth on Schedule 3.5(a) or as otherwise noted therein and subject to the absence of footnotes, each Financial Statement presents fairly in all material respects the financial condition of the Company Group taken as a whole (on a consolidated basis) as of the respective dates thereof or the operating results of the Company Group (on a consolidated basis) for the periods covered thereby, in each case in conformity with GAAP, prepared from the books and records of the Company Group in accordance with their respective normal accounting practices, in all material respects.

(b)           Schedule 3.5(b) sets forth a true and complete list of all outstanding Indebtedness of the Company Group, as well as the outstanding balances thereof as of each of the Effective Time and the date of this Agreement

Section 3.6        Absence of Certain Developments. Except for the transactions contemplated by the Reorganization Agreements, the Hillstone Asset Assignment, the IP Assignment, Section 7.20(a) or as set forth on Schedule 3.6, since the date of the Latest Balance Sheet, other than in the Ordinary Course of Business or as required by applicable Laws, as of the date hereof, no member of the Company Group has:

(a)           except as among members of the Company Group, sold, leased, assigned, transferred or otherwise disposed of any (i) tangible material assets or properties (other than the sale or disposal of inventory or obsolete equipment) or (ii) material Proprietary Rights;

(b)           made any amendment to its Governing Documents;

(c)           made or granted any bonus or any material increase in base salary or other compensation to any director or senior executive, or made or granted any material bonus or any material increase in base salary or other compensation to any other employee other than scheduled bonuses or increases in the Ordinary Course of Business, in each case, excluding project bonuses made or paid by the Company Group in the Ordinary Course of Business;

(d)           adopted, amended, modified or terminated any employment agreement with any officer or other employee providing for base annual salary greater than $150,000 or any collective bargaining agreement or other labor agreement;

(e)            amended (other than as required by applicable Law or as part of an annual renewal for health or welfare benefits), terminated or adopted any Company Employee Benefit Plan;

(f)            effectuated any reduction in force, early retirement program, or other voluntary or involuntary employment termination program, or otherwise implemented any employee layoff;

(g)           made any changes to its material accounting policies, methods or practices;

(h)           incurred any Taxes outside the Ordinary Course of Business,

(i)            made, changed or revoked any material election relating to Taxes, entered into any agreement, settlement or compromise with any Taxing Authority relating to any material Tax Liability, filed any material amended Tax Return, or surrendered any right to claim any refund of material Taxes;

(j)            other than any actions among the members of the Company Group (but not any other Person), including transfers of Equity Interests in connection with the transactions contemplated by entry into the Hillstone Credit Agreement, (x) issued, sold, delivered, redeemed or purchased any Equity Interests, (y) declared, set aside or paid any dividends on, or made any other distributions (whether in Cash, securities or property) in respect of, any Equity Interests or (z) adjusted, split, combined or reclassified any of its Equity Interests;

(k)            amended, terminated or failed to renew any Material Contract (nor has any other party thereto done the same or provided written notice of intent to the same);

(l)            incurred or guaranteed any Indebtedness for Borrowed Money (other than Indebtedness incurred under the Hillstone Credit Agreement) or (y) made any loans or advances to any other Person, other than advances to employees in the Ordinary Course of Business;

(m)          other than Equity Interests of the Operating Companies contributed to and acquired by the Company or any other member of the Company Group, and other than inventory and other assets acquired in the Ordinary Course of Business, including from vendors, suppliers and other similar contractual counterparties, acquired properties or assets, including Equity Interests of another Person, with a value in excess of $150,000 with respect to any single acquisition or series of related acquisitions or $450,000 in the aggregate, whether through merger, consolidation, share exchange, business combination or otherwise;

(n)           adopted a plan of complete or partial liquidation or dissolution;

(o)           instituted or settled any Proceeding other than any Proceeding in respect of the Shalewater Earnout Matters;

(p)           except in the Ordinary Course of Business consistent with past practice, failed to promptly pay and discharge any current Liabilities or became liable to repay any Indebtedness in advance of its stated maturity;

(q)           except in the Ordinary Course of Business consistent with past practice, write up or write down any current or future material asset or discount any fee or payment from or by a customer under any Material Contract except to the extent required by applicable Law or GAAP;

(r)            canceled any third party indebtedness owed to the Company Group, other than with respect to trade receivables of the Company Group in the Ordinary Course of Business consistent with past practices;

(s)           made or incurred, or entered into any commitments that would obligate the Company Group to make or incur, any Capital Expenditures other than (i) the Post-Effective Time Reimbursable Capital Expenditures for the applicable calendar quarter attributable thereto as set forth on the Post-Effective Time Reimbursable Matters Schedule, (ii) Capital Expenditures required pursuant to the Contracts set forth on Schedule 3.6, (iii) maintenance Capital Expenditures in the Ordinary Course of Business not to exceed $3,000,000 in the aggregate and (iv) other Capital Expenditures not to exceed $2,000,000 in the aggregate (such Capital Expenditures in clauses (i) through (iv), the “Permitted Capital Expenditures”);

(t)            modified, supplemented, amended or terminated (prior to the end of its term) any Material Contract or Material Permit in a manner which is materially adverse to the business of the Company Group taken as a whole;

(u)           failed to maintain in effect the policies of insurance set forth on Schedule 3.16 (or equivalent replacement coverage);

(v)           made any change in accounting methods, principles or practices used by the Company Group except insofar as expressly required by applicable Law or regulation or by a change in applicable accounting principles;

(w)          except in the Ordinary Course of Business consistent with past practice, delayed or postponed the payment of accounts payable or other obligations or Liabilities, accelerated the collection of accounts receivable or advance deposits, or otherwise modified their cash management system; or

(x)            authorized, agreed, committed or entered into any Contract to do any of the foregoing.

Section 3.7        Real Property; Rights-of-Way.

(a)           The real property described on Schedule 3.7(a) constitutes all of the real property owned by the Company Group in fee simple. Schedule 3.7(a) sets forth the owner, the legal description and, where available, the address for each parcel of Owned Real Property. With respect to each parcel of Owned Real Property, (i) the Company Group entity identified on Schedule 3.7(a) owns and has good and indefeasible title to all of its owned real property free and clear of all Liens (except in all cases for Permitted Liens) and (ii) except as set forth on Schedule 3.7(a), no member of the Company Group has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof. Sellers have delivered or made available to the Buyer true, complete and correct copies of the conveyance documents that are in Sellers’ possession vesting title in the applicable member of the Company Group of each parcel of Owned Real Property along with all title insurance policies and surveys related to the Owned Real Property and each lease, license or other occupancy agreement affecting the Owned Real Property.

(b)           The real property described on Schedule 3.7(b) constitutes all of the Leases, subleases, licenses and other agreements allowing for the occupancy of real property, by which any member of the Company Group holds an interest, other than the Rights-of-Way and the Owned Real Property. Schedule 3.7(b) sets forth a true, correct, and complete description of each Lease (including any modifications, amendments or supplements thereto), the counterparties to each Lease, and a description of the Leased Real Property. The relevant member of the Company Group has a good, valid and enforceable leasehold interest in each Leased Real Property material to the business of the Company Group free and clear of all Liens (except in all cases for Permitted Liens and obligations of the lessee under the Leases). All Leases are valid and effective against the applicable member of the Company Group and, to the Knowledge of the Company, the counterparties thereto, in accordance with their respective terms, and there is not, under any of such Leases, any existing default in any material respect by any member of the Company Group or, to the Knowledge of the Company, the counterparties thereto, or, to the Knowledge of the Company, any event which, with notice or lapse of time or both, would become a default in any material respect by any member of the Company Group or, to the Knowledge of the Company, the counterparties thereto. The Company Group has made available to Buyer a true, correct and complete copy of all Leases in its possession.

(c)           Each member of the Company Group has access to each parcel of Owned Real Property and Leased Real Property owned by such member of the Company Group by direct access from public roads or via valid and enforceable Rights-of-Way, easements or other leasehold or contractual rights held by such member of the Company Group.

(d)           As of the date hereof, the Company Group has not received any written notice of, and does not otherwise have Knowledge of, any litigation or other Proceeding, including any condemnation Proceeding or other Proceedings in the nature of eminent domain, pending or threatened which would materially affect any portion of the Owned Real Property or Leased Real Property.

(e)           Except as set forth on Schedule 3.7(e), the Company Group owns or has the right to use (subject to Permitted Liens) such easements or rights-of-way that, together with the Owned Real Property and Leased Real Property, are necessary to use, own and operate the assets and properties of the Company Group in the same manner as such assets are currently used, owned and operated by the Company Group, except for such easements or rights-of-way, the absence of which, would not reasonably be expected to be material to the business of the Company Group, taken as a whole (such easements or rights-of-way to which the Company Group owns or has the right to use, collectively, the “Rights-of-Way”).

(f)            There are no material gaps (including any gap arising as a result of any breach by the Company Group of any terms of any Right-of-Way) in any Right-of-Way (except for Rights-of-Way related to the commencement of Phase II Development (i) from the Bureau of Land Management and equivalent state-level Governmental Entities or (ii) to the extent attributable to real property located in Block 76 PSL/Ross, AM Survey, Loving County, Texas for purposes of certain transmission lines) that would be material to the business of the Company Group

(g)           To the Knowledge of the Company, no event has occurred or circumstance exist that allow, or after the giving of notice of the passage of time, or both, would reasonably be expected to allow, material limitation, revocation or termination of any Right-of-Way or could result in any material impairment of the rights of the holder of such Right-of-Way.

Section 3.8        Tax Matters.

(a)           Except as set forth on Schedule 3.8(a), each member of the Company Group has complied in all material respects with all Laws relating to Taxes, timely filed all Income Tax and other material Tax Returns required to be filed by or with respect to it pursuant to applicable Laws, such Tax Returns are accurate, complete and correct in all material respects and have been prepared in compliance with all applicable Laws. Each member of the Company Group has paid all material amounts of Taxes due and payable by it (whether or not shown as payable on any Tax Return). All Taxes of each member of the Company Group not yet due and payable have been fully accrued on the books of such member of the Company Group. There are no Liens for Taxes on any assets of any member of the Company Group, other than Permitted Liens. Each member of the Company Group has withheld (or collected) and paid all material amounts of Taxes required to have been withheld (or collected) and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party and all material sales, use, ad valorem and value added Taxes. Within the last five (5) years, no written claim has been made by a Taxing Authority in a jurisdiction where any member of the Company Group does not file Tax Returns that such member of the Company Group is or may be subject to taxation by that jurisdiction.

(b)           Except as set forth and identified on Schedule 3.8(b), in the last three (3) years, no member of the Company Group has been audited by any federal, state or local Taxing Authority, and there is no material Tax Proceeding in progress, pending, or to the Knowledge of the Company, threatened in writing with regard to any Taxes or Tax Returns of or with respect to, any member of the Company Group. No member of the Company Group has commenced a voluntary disclosure Proceeding in any state or local or non-U.S. jurisdiction that has not been fully resolved or settled.

(c)           Except as set forth on Schedule 3.8(c), no member of the Company Group has waived, extended, or agreed to extend any applicable statute of limitations relating to any Tax assessment or deficiency of any member of the Company Group, in each case, which extension is currently in effect.

(d)           No member of the Company Group has ever been a member of any Affiliated Group. No member of the Company Group is liable for Taxes of any other Person as a result of successor Liability, transferee Liability, or joint or several Liability. No member of the Company Group is party to any Tax Sharing Agreements.

(e)           No member of the Company Group has a request for a private letter ruling, a request for administrative relief, a request for technical advice, a request for a change of any method of accounting, or other request pending with any Governmental Entity that relates to the Taxes or Tax Returns of any member of the Company Group. No power of attorney granted by any member of the Company Group with respect to any Taxes is currently in force. No member of the Company Group has executed or filed with any Governmental Entity any agreement or other document extending or having the effect of extending the statute of limitations for assessment, collection or other imposition of any Tax.

(f)            No member of the Company Group has engaged in any listed transaction as defined in Treasury Regulations Section 1.6011-4(b)(2).

(g)           No member of the Company Group is subject to a material Tax holiday or material Tax incentive or grant in any jurisdiction.

(h)           Each member of the Company Group (other than HEP Operations Holdings, LLC) is, and has since inception been, treated as a partnership or disregarded entity for U.S. federal Income Tax purposes.

(i)            No member of the Company Group is required to include an item of income, or exclude an item of deduction, for any Post-Closing Tax Period (determined with regard to the transactions contemplated hereby) as a result of (i) an installment sale transaction occurring on or before the Closing governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Laws); (ii) a transaction occurring on or before the Closing reported as an open transaction for U.S. federal Income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts or deferred revenue; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period (or as a result of an impermissible method used in a Pre-Closing Tax Period); (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Section 7121 of the Code) on or prior to the Closing Date; or (vi) the application of Section 263A of the Code (or any similar provision of state, local, or non-U.S. Laws). No member of the Company Group has made an election (including a protective election) pursuant to Section 108(i) of the Code. No member of the Company Group currently uses the cash method of accounting for Income Tax purposes. No member of the Company Group has any “long-term contracts” that are subject to a method of accounting provided for in Section 460 of the Code or has any deferred income pursuant to IRS Revenue Procedure 2004-34, Treasury Regulation Section 1.451-5, Section 455 of the Code, or Section 456 of the Code (or any corresponding provision of state or local law). No member of the Company Group has made an election under Section 965(h) of the Code to pay any Tax imposed under Section 965 of the Code in a taxable period ending after the Closing Date.

Section 3.9        Contracts.

(a)           Except for the Reorganization Agreements, the IP Assignment, the Contracts subject to the Hillstone Asset Assignment, the Excluded Employment Arrangements or as set forth on Schedule 3.9(a), as of the date hereof, no member of the Company Group is a party to, or bound by, any:

(i)            collective bargaining agreement, labor Contract or other Contract or similar arrangement with any labor or employee organization, union or labor association applicable to employees of any member of the Company Group;

(ii)           employment or individual independent contractor Contract providing for (x) base annual compensation in excess of $150,000 or (y) severance payments or retention, change in control, transaction bonus or similar payments to any employee, individual consultant or individual independent contractor, in each case, in excess of $50,000;

(iii)          Contract relating to Indebtedness for Borrowed Money or letter of credit arrangements;

(iv)          license or royalty Contract with respect to any Proprietary Rights to which any member of the Company Group is a party as licensee or licensor (other than Contracts relating to commercially available off-the-shelf software licensed for less than $75,000 in annual fees);

(v)           Contract which provides for aggregate future payments to or from a member of the Company Group in excess of $250,000 in any calendar year, other than those that can be terminated without material penalty by the Company upon ninety (90) days’ notice or less and can be replaced with a similar Contract on materially equivalent terms in the Ordinary Course of Business;

(vi)          joint venture or partnership agreement;

(vii)         power of attorney executed by or on behalf of a member of the Company Group;

(viii)        other than this Agreement or any Contract among two or more members of the Company Group (and not any other Person), Contract for the sale, transfer or acquisition of any material asset, Equity Interest or business of the Company or for the grant to any Person of any Preferential Rights to purchase any asset, Equity Interest or business of any member of the Company Group, in each case, under which there are material outstanding obligations of any member of the Company Group;

(ix)           Contract which contains a provision expressly prohibiting or materially restricting any member of the Company Group from competing in any line of business or any jurisdiction other than in respect of confidentiality agreements entered into in the Ordinary Course of Business (none of which, except for the confidentiality agreement by and between the Company and Sabalo Energy, LLC, dated as of April 1, 2019, contain any non-compete provisions);

(x)            Contract that contains a most-favored nation in favor of any counterparty thereto;

(xi)           Contract involving the settlement of any Proceeding or threatened Proceeding;

(xii)          Contract between the Company Group and any Affiliate that will continue in effect after the Closing;

(xiii)         Contract that requires any member of the Company Group that contain “take or pay” provisions;

(xiv)         Contract to which a Governmental Entity is a party (other than surety bonds and other similar Contracts entered into in the Ordinary Course of Business);

(xv)          Contract that provides for any material indemnification of any Person by the Company Group entered into outside of the Ordinary Course of Business;

(xvi)         Contract involving a remaining commitment to pay Capital Expenditures in excess of $500,000 in the aggregate; or

(xvii)        Any Contract that is a commitment to do any of the foregoing described in clauses (i) through (xvi).

(b)           Except as specifically disclosed on Schedule 3.9(b), as of the date hereof, each Contract listed on Schedule 3.9(a) (each, a “Material Contract”) is legal, valid, binding, enforceable against the applicable member of the Company Group and, to the Knowledge of the Company, against each other party thereto, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles and except to the extent such Material Contracts have expired or terminated pursuant to their terms. The Company is not in breach of or default under (or alleged in writing to be in breach or default under) in any material respect of the terms of any Material Contract and, to the Knowledge of the Company, no other party thereto is in material breach of or default under (or alleged in writing to be in breach or default under) in any material respect of the terms of any Material Contract. The Company has provided Buyer with true, correct and complete copies of each Material Contract, including all amendments thereto.

Section 3.10      Proprietary Rights.

(a)           The Company Group owns, or has a right to use, all of the Proprietary Rights used in the conduct of the business of the Company Group as currently conducted (the “Company Proprietary Rights”), free and clear of all Liens (other than Permitted Liens).

(b)           Schedule 3.10(b) sets forth a true, complete and accurate list of the following Company Proprietary Rights owned by any member of the Company Group: (i) issued patents and pending patent applications; (ii) registrations and applications for registration of any copyrights; (iii) registrations and applications for registration of any Trademarks; and (iv) material computer software. Except as set forth on Schedule 3.10(b), all Company Proprietary Rights owned by any member of the Company Group that have been issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world, have been duly maintained (including the payment of maintenance fees).

(c)           Except as set forth on Schedule 3.10(c), in the two (2) years immediately prior to the date hereof: (i) no written claim contesting the validity, enforceability, registerability, patentability, use or ownership of any Company Proprietary Rights has been received by any member of the Company Group and, to the Knowledge of the Company, none has been threatened in writing; (ii) no member of the Company Group has infringed, misappropriated or otherwise violated, or is currently violating, any Proprietary Rights of any third party; and (iii) no member of the Company Group has received any written notices of any infringement or misappropriation of any Proprietary Rights of any third party. To the Knowledge of the Company, no third party in the past three (3) years immediately prior to the date hereof has infringed, misappropriated or otherwise violated the Company Proprietary Rights owned by the Company Group.

(d)           To the Knowledge of the Company, there have been no material failures, security breaches, unauthorized access or other material adverse events affecting the computer software, computer hardware, firmware, networks, interfaces and related computer systems used by the Company Group which have caused material disruption to the business of the Company Group. None of the software included in any software product that is commercially licensed or sold by the Company Group uses or is distributed, integrated or bundled with any software subject to any license identified by the Open Source Initiative as an open source license (opensource.org/licenses) or any similar open source license that, as used, distributed, integrated or bundled by the Company Group, requires or conditions, or would require or condition, the use or distribution of such software on the disclosure, licensing, or distribution of any of the Company Group’s confidential and proprietary source code.

(e)           There have been no material failures, security breaches or other material adverse events or incidents related to Personal Data that would require the Company Group to notify individuals, law enforcement or any Governmental Entity or take any remedial action under any applicable Data Protection Law or Contract. There are no pending or, to the Knowledge of the Company, threatened complaints, actions, fines, or other penalties facing the Company Group in connection with any such failures, security breaches or other material adverse events or incidents.

Section 3.11      Preferential Rights. None of the assets of the Company Group are subject to any Preferential Right which may be applicable to the transactions contemplated by this Agreement.

Section 3.12      Litigation. Except as set forth on Schedule 3.12, as of the date hereof, there are no (and during the three (3) years preceding the date hereof, there have not been any) material Proceedings pending (of which a member of the Company Group has been served notice) or, to the Knowledge of the Company, threatened in writing, against any member of the Company Group or any material asset of the Company Group before any Governmental Entity. No member of the Company Group is subject or bound by any material outstanding orders. Except as set forth on Schedule 3.12, to the Knowledge of the Company, no member of the Company Group has any current intention of initiating any material Proceeding against any other Person.

Section 3.13      Brokerage. Except for arrangements with Tudor Pickering Holt & Co and Jefferies LLC for which Sellers shall be solely responsible or which will be included in the calculation of Transaction Expenses, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of any member of the Company Group.

Section 3.14      Labor Matters.

(a)           Except as set forth in Schedule 3.14(a), no member of the Company Group is a party to any collective bargaining agreement relating to employees of the Company Group. There are no strikes, work stoppages, slowdowns, or other material labor disputes pending or, to the Knowledge of the Company, threatened in writing against any member of the Company Group, and no such disputes have occurred within the past three (3) years. There are no ongoing or, to the Knowledge of the Company, threatened union organizing activities, certification Proceedings or petitions seeking a representation or certification Proceeding with respect to employees of the Company Group and no such activities have occurred within the past three (3) years. There are no unfair labor practice charges, material grievances or arbitrations pending or, to the Knowledge of the Company, threatened in writing, against any member of the Company Group and arising under a collective bargaining agreement. With respect to the transactions contemplated by this Agreement, each member of Company has, or prior to the Closing will have, satisfied in all material respects all notice and bargaining obligations it owes to any unions representing their employees under applicable Law or any collective bargaining agreement.

(b)           No member of the Company Group has received written notice of any material labor or employment related complaints, charges, or claims against such member of the Company Group and, to the Knowledge of the Company, there are no such complaints, charges or claims threatened in writing to be brought or filed with any Governmental Entity, in each case, based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by any member of the Company Group.

(c)           Each member of the Company Group has paid or made provision for payment of all salaries and wages owed and payable by such member of the Company Group to any employee, individual independent contractor or individual consultant, accrued through the date hereof, except where such nonpayment would not reasonably be expected to result in a material Liability to the Company Group.

(d)           Each member of the Company Group has been for the last three (3) years in compliance in all material respects with all Laws relating to employment and employment practices and terms and conditions of employment, including Laws relating to the payment of wages, the classification of all employees, individual independent contractors and consultants, equal employment opportunity (including Laws prohibiting discrimination and/or harassment on the basis of race, national origin, religion, disability, age, workers’ compensation, or any other protected class), affirmative action, and other hiring practices, immigration, workers’ compensation, unemployment and the payment of social security and other Taxes.

(e)           Each member of the Company Group, for the past three (3) years, has properly classified for all purposes all Persons who have performed services for or on behalf of the Company Group as individual independent contractors and has properly withheld and paid all applicable Taxes and made all required filings in connection with services provided by such Persons to the Company Group in accordance with such classifications, in each case, expect where such noncompliance would not reasonably be expected to result in a material Liability to the Company Group.

(f)            There has been no “mass layoff” or “plant closing” (as defined by the WARN Act or any similar state statute) in respect of any member of the Company Group within the one (1) year prior to the date of this Agreement.

(g)           No member of the Company Group (nor, to the Knowledge of the Company, any of their respective officers or directors in their individual capacities) has within the last three (3) years settled any material claims, actions, complaints or other grievances relating to sexual harassment or discrimination involving or relating to any officers, directors or employees. There are no such material claims, actions, complaints or other grievances currently pending or, to the Knowledge of the Company, threatened in writing against any member of the Company Group.

(h)           Seller Representative has provided Buyer a true, complete and correct list, as of the date of this Agreement, of all employees of the Company Group, including for each such employee his or her (i) name; (ii) title or position; (iii) status as full-time or part-time; (iv) current base compensation rate; and (v) commission, bonus or other incentive-based compensation. No employee of the Company Group works outside the United States.

(i)            Seller Representative has provided Buyer a true, complete and correct list, as of the date of this Agreement, of all individuals who perform services for the Company Group as independent contractors or consultants, including for each such individual his or her (i) name; (ii) title or position; and (iii) compensation rate.

Section 3.15      Employee Benefit Plans.

(a)           Schedule 3.15(a) sets forth a list of each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), and each equity based, retirement, profit sharing, bonus, incentive, severance, separation, change in control, retention, deferred compensation, vacation, paid time off, medical, dental, life, or disability plan, program, or policy, and each other material employee compensation or benefit plan, program, policy or Contract (i) that is maintained, sponsored or contributed to (or required to be contributed to) by any member of the Company Group or (ii) pursuant to which any member of the Company Group has any material Liability (including by reason of an ERISA Affiliate), in each case, other than a multiemployer plan (as defined in Section 3(37) of ERISA (each, a “Company Employee Benefit Plan”)). With respect to each Company Employee Benefit Plan, Sellers have made available to Buyer copies of, as applicable, (i) the current plan document (and all amendments thereto) and the current trust Contract related thereto, (ii) the most recent summary plan description and summaries of material modification provided to participants, (iii) the most recent determination or opinion letter received from the Internal Revenue Service (the “IRS”), (iv) the most recently filed Form 5500 annual report, (v) the most recent audited financial statements and actuarial or other valuation reports required under applicable Law and (vi) any material notices, letters or other correspondence received by any member of the Company Group from the IRS, Department of Labor or any other Governmental Entity regarding the operation or administration of such Company Employee Benefit Plan within the past three (3) years.

(b)           Except as set forth on Schedule 3.15(b) (i) no Company Employee Benefit Plan provides post-employment health insurance benefits other than as required under Section 4980B of the Code, (ii) no member of the Company Group contributes to or has any obligation to contribute to, and no Company Employee Benefit Plan is, a “multiemployer plan,” as defined in Section 3(37) of ERISA, that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, (iii) no member of the Company Group sponsors, and no Company Employee Benefit Plan is, an “employee pension benefit plan,” as defined in Section 3(2) of ERISA, that is or was subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA, and (iv) no Company Employee Benefit Plan is a “multiple employer plan,” as defined in Section 413(c) of the Code, or any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(c)            Each Company Employee Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received, or may rely upon, a favorable determination or opinion letter from the IRS. Each Company Employee Benefit Plan has been maintained, funded and administered in accordance in all material respects with its respective terms and in compliance in all material respects with all applicable Laws, including ERISA and the Code. There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA that are not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Employee Benefit Plan. There is no Proceeding (other than routine and uncontested claims for benefits) pending or, to the Knowledge of the Company, threatened, with respect to any Company Employee Benefit Plan or against the assets of any Company Employee Benefit Plan. To the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such Proceedings.

(d)           Except as set forth on Schedule 3.15(d), each Company Employee Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code and the regulations and other guidance issued thereunder has been established, operated and maintained in compliance in all material respects with Section 409A of the Code and such regulations and other guidance issued thereunder.

(e)           Except as set forth on Schedule 3.15(e), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement, either alone or in connection with any other event(s), will (i) entitle any current or former director, officer, employee or independent contractor of any member of the Company Group to any material compensation or benefit, or (ii) increase the amount of or result in the acceleration of time of payment, funding or vesting of compensation or benefits under any Company Employee Benefit Plan. The consummation of the transactions contemplated by this Agreement will not result in the payment of any amount that would, individually or in combination with any other such payment, be an “excess parachute payment” within the meaning of Section 280G of the Code (determined without regard to the exceptions provided for in Section 280G(b)(5) of the Code), and no Company Employee Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code or any similar state or foreign Law or regulation.

Section 3.16      Insurance. As of the date hereof, the Company Group has in place policies of insurance in amounts and scope of coverage as set forth in Schedule 3.16 and each such policy is in full force and effect and all premiums have been paid in accordance with the terms of such policy. During the twelve (12) months immediately prior to the date hereof, no member of the Company Group has received any written notice that any such policy will be cancelled or will not be renewed. The terms of the policies of insurance set forth in Schedule 3.16 have been complied with by the Company Group in all material respects. The Company Group is not in material breach or default, and no member of the Company Group has taken any action or failed to take any action which, with notice or the lapse of time, would constitute a material breach or default, or permit termination or any significant modification, of any of the policies of insurance set forth in Schedule 3.16. No Proceedings are pending nor, to the Knowledge of the Company, threatened in writing, to revoke, cancel, limit or otherwise modify such policies in any material respect and no written notice of cancellation of any such policies has been received by any member of the Company Group. Except as disclosed on Schedule 3.16, no insurer has denied or disputed coverage of any claim pending under any policies of insurance set forth in Schedule 3.16. Except as disclosed on Schedule 3.16, to the Knowledge of the Company, no member of the Company Group has received any written indication from its insurers of any of the foregoing. Notwithstanding anything herein to the contrary, except as set forth in the first sentence of this Section 3.16, the representations and warranties set forth in this Section 3.16 shall not apply to the Retained Claims.

Section 3.17      Compliance with Laws; Material Permits.

(a)           Except as set forth on Schedule 3.17(a), each member of the Company Group is and has been for the past three (3) years in compliance in all material respects with all applicable Laws (except Environmental Laws, which are addressed exclusively in Section 3.18) and no written notices have been received by any member of the Company Group from any Governmental Entity alleging any material default, breach or violation of any such Laws.

(b)           The Company Group holds all material permits, licenses, registrations, determinations, approvals, consents, and authorizations (excluding permits required under Environmental Laws, which are addressed exclusively in Section 3.18, “Material Permits”) required for the ownership and use of its assets and properties and the conduct of its business as currently conducted and is in compliance in all material respects with all terms and conditions of such Material Permits. Except as disclosed in Schedule 3.17(b), no Proceeding is pending or threatened to suspend, revoke, terminate, cancel, withdraw, modify or limit any such Material Permit. The Company Group is in compliance in all material respects with all Material Permits necessary or required to conduct the business of the Company Group in accordance with applicable Law as it is presently being conducted. To the Knowledge of the Company, there is no material breach, violation or default under such Material Permit which, with notice or lapse of time or both, would reasonably be expected to give any Governmental Entity grounds to suspend, revoke or terminate any such Material Permit.

(c)           Schedule 3.17(c) sets forth a brief description of each outstanding order (except with respect to Environmental Laws, which are addressed exclusively in Section 3.18) with a Governmental Entity to which any member of the Company Group is bound.

Section 3.18      Environmental Matters. Except as set forth in Schedule 3.18, (a) the Company Group is and has been for the past three (3) years in compliance in all material respects with all applicable Environmental Laws; (b) the Company Group maintains, and is and has been for the past three (3) years in compliance in all material respects with, all permits required by applicable Environmental Laws for the ownership, operation, maintenance and use of its assets and properties and the conduct of its business as currently operated (such permits, which, for avoidance of doubt, do not include Material Permits, the “Environmental Permits”), and all such Environmental Permits are in full force and effect; (c)  the Company Group has not received any written notice and is not subject to any Proceedings regarding any actual or alleged material violation by any member of the Company Group of, or material Liabilities of any member of the Company Group under, applicable Environmental Laws or Environmental Permits, which notice remains unresolved; (d) no material Proceeding is pending or, to the Knowledge of the Company, threatened in writing to suspend, revoke, terminate, cancel, withdraw, modify or limit any Environmental Permit; (e) no member of the Company Group has used, generated, stored, treated, disposed of, arranged for or permitted the disposal of, transported, distributed or released any Hazardous Materials on the Leased Real Property or Rights-of-Way or any other location in quantities or in concentrations that require investigation or remediation by the Company Group pursuant to applicable Environmental Laws, where the cost of such investigation and/or remediation would reasonably be expected to result in a material Liability to the Company Group under Environmental Laws; (f) there are no Proceedings pending against any member of the Company Group under applicable Environmental Laws (of which such member of the Company Group has been served notice) which, if adversely determined, would reasonably be expected to result in a material Liability of the Company Group, and no member of the Company Group is subject to any outstanding judgment, order or decree of any Governmental Entity under applicable Environmental Laws which would reasonably be expected to result in a material Liability to the Company Group; (g) no member of the Company Group has expressly assumed, or provided any indemnification with respect to, any material Liability of any other Person under any Environmental Laws or relating to Hazardous Materials; and (h) Sellers have delivered to Buyer all environmental reports, audits and assessments and other material environmental documents bearing on any material Liability of any member of the Company Group and relating to the business of any member of the Company Group or the Owned Real Property or Leased Real Property or Rights-of-Way in its possession.

Section 3.19      Title to Assets. Except as set forth on Schedule 3.19, the Company Group has good, valid and indefeasible title to, or, in the case of leased or subleased tangible personal property, a valid and binding leasehold interest in, or, in the case of licensed tangible personal property, a valid license in, all of its tangible personal property that is material to the Company Group, free and clear of all Liens other than Permitted Liens.

Section 3.20      Condition of Assets. Except as set forth on Schedule 3.20, all equipment and vehicles that are material to the Company Group’s business are, taking into account the age and history of such equipment and vehicles, in good condition and repair, ordinary wear and tear excepted, and are usable in the Ordinary Course of Business, except, in each case, as would not reasonably be expected to materially impair the business of the Company Group as currently conducted.

Section 3.21      Affiliate Transactions. Schedule 3.21 sets forth a list of all services provided within the last twelve (12) months to any member of the Company Group by Hillstone Parent or any of its Affiliates (other than any member of the Company Group) and by any member of the Company Group to Hillstone Parent or any of its Affiliates (other than any member of the Company Group), and the charges assessed for all services provided during such time. Except for employment agreements, the Governing Documents of each member of the Company Group, any GGC Permitted Funding or as disclosed in Schedule 3.21, there are no loans, Leases, commitments, guarantees, agreements or other transactions, understandings or arrangements (oral or written) between any member of the Company Group, on the one hand, and any Affiliate thereof or any current or former director, officer, stockholder/equityholder, or employee of such member of the Company Group or any immediate family member or Affiliate of any of the foregoing, on the other hand.

Section 3.22      Customers and Suppliers.

(a)           Schedule 3.22 sets forth a list of the ten (10) largest customers and ten (10) largest suppliers of the Company Group, as measured by the dollar amount of purchases or sales, as applicable, during twelve (12) months ending June 30, 2019.

(b)           Except as set forth on Schedule 3.22, from the Latest Balance Sheet until the date of this Agreement, no customer or supplier listed on Schedule 3.22 has terminated or materially altered (including any material reductions in the rate or material increases in the prices charged or paid, but excluding any such reductions or increases resulting from factors generally affecting the industries or markets in which the Company Group operates) its relationship with the Company Group and, to the Knowledge of the Company, no customer or supplier listed on Schedule 3.22 has notified any member of the Company Group in writing of its intent to terminate its relationship with the Company Group.

Section 3.23      Books and Records. The books of account, minute books, stockholder and other records of each member of the Company Group have been maintained in accordance with applicable Law and in the Ordinary Course of Business.

Section 3.24      Undisclosed Liabilities. Except as set forth on Schedule 3.24, there are no Liabilities of any member of the Company Group that would be required to be reflected on a consolidated balance sheet of the business of the Company Group or in the notes thereto in accordance with GAAP except for (a) Liabilities set forth in the Latest Balance Sheet, as described in the Financial Statements or as expressly required under the XTO Contract; (b) Liabilities incurred in the Ordinary Course of Business since the Latest Balance Sheet; (c) Liabilities which have been incurred in connection with the negotiation or consummation of this Agreement; or (d) Liabilities (other than to the extent attributable to Permitted Capital Expenditures) which, in the aggregate, are not material to the Company Group, taken as a whole.

Section 3.25      Bank Accounts. Schedule 3.25 contains a true, correct and complete list of each deposit or securities account and each safety and deposit box maintained by or on behalf of any member of the Company Group with any bank, brokerage house or other financial institution, specifying with respect to each the name and address of the institution, the name under which the account is maintained, the account number, and the name and title or capacity of each Person authorized to have access thereto.

Article IV
REPRESENTATIONS AND WARRANTIES OF SELLERS

As an inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, each Seller (severally, and not jointly) hereby represents and warrants to Buyer that the following representations and warranties are true and correct as of the date of this Agreement (except, as to any representations and warranties that specifically relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date):

Section 4.1        Organization; Authority; Enforceability. Such Seller is an exempted limited partnership, limited partnership or limited liability company, as applicable, duly formed, validly existing and in good standing under the Laws of the State of Delaware or the Cayman Islands, as applicable, and qualified to do business as a foreign entity in each jurisdiction in which the character of its properties, or in which the transaction of its business, makes such qualification necessary, except where the failure to be so qualified and in good standing (or equivalent) would not be reasonably likely to have a material adverse effect on such Seller’s ability to consummate the transactions contemplated by this Agreement. Such Seller has the exempted limited partnership, limited partnership or limited liability company, as applicable, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. No other exempted limited partnership, limited partnership or limited liability company, as applicable, proceedings on the part of such Seller are necessary to approve and authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Seller and constitutes the valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

Section 4.2        Noncontravention. The consummation of the transactions contemplated hereby by such Seller do not (a) conflict with or result in any breach of any of the terms, conditions or provisions of, (b) constitute a default under (whether with or without the giving of notice, the passage of time or both), (c) result in a violation of, (d) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or obligation under, (e) result in the creation of any Lien upon the Direct Company Interests or applicable Blocker Interests, as applicable, under, or (f) require any approval from, or filing with, any Governmental Entity under or pursuant to, the Governing Documents of such Seller, or any Law, order or material Contract to which such Seller is bound or subject, except, with respect to any Law, order or Contract, as would not reasonably be expected to have a material adverse effect on such Seller’s ability to consummate the transactions contemplated by this Agreement.

Section 4.3        Ownership. Except as set forth on Schedule 4.3, such Seller holds the Direct Company Interests or applicable Blocker Interests, as applicable, free and clear of all Liens other than Securities Liens. Except for the Reorganization Agreements or as set forth on Schedule 4.3, such Seller is not a party to (a) any option, warrant, purchase right or other Contract or commitment (other than this Agreement) that could require such Seller to sell, transfer or otherwise dispose of any of the Direct Company Interests or applicable Blocker Interests, as applicable, or (b) any voting trust, proxy, or other Contract or understanding with respect to the voting of the Direct Company Interests or applicable Blocker Interests, as applicable.

Section 4.4         Litigation. There is no Proceeding pending, or to the Knowledge of the Company, threatened in writing, before any Governmental Entity (of which such Seller has been served notice), against or affecting such Seller or any of its properties or rights with respect to the transactions contemplated hereby.

Section 4.5        Brokerage. Except for arrangements with Tudor Pickering Holt & Co and Jefferies LLC for which Sellers shall be solely responsible or which will be included in the calculation of Transaction Expenses, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of such Seller.

Article V
REPRESENTATIONS AND WARRANTIES OF THE GGC BLOCKERS

As an inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, each GGC Blocker (severally, and not jointly) hereby represents and warrants to Buyer that the following representations and warranties are true and correct as of the date of this Agreement (except, as to any representations and warranties that specifically relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date):

Section 5.1         Organization; Authority; Enforceability. Such GGC Blocker is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and qualified to do business as a foreign entity in each jurisdiction in which the character of its properties, or in which the transaction of its business, makes such qualification necessary, except where the failure to be so qualified and in good standing (or equivalent) would not be reasonably likely to have a material impact on such GGC Blocker’s ability to consummate the transactions contemplated by this Agreement. Such GGC Blocker has the limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. No other limited liability company proceedings on the part of such GGC Blocker is necessary to approve and authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by such GGC Blocker and constitutes the valid and binding agreement of such GGC Blocker, enforceable against such GGC Blocker in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

Section 5.2         Noncontravention. Except as set forth in Schedule 5.2, the consummation of the transactions contemplated hereby by such GGC Blocker does not (a) conflict with or result in any breach of any of the terms, conditions or provisions of, (b) constitute a default under (whether with or without the giving of notice, the passage of time or both), (c) result in a violation of, (d) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or obligation under, (e) result in the creation of any Lien upon the Blocker Interests under, or (f) other than the filings required pursuant to Section 7.2, require any approval from, or filing with, any Governmental Entity under or pursuant to, (x) the Governing Documents of such GGC Blocker or (y) any Law, order or Contract to which such GGC Blocker is bound or subject, other than, in the case of clause (y), as would not reasonably be expected to have a material adverse effect on such GGC Blocker’s ability to consummate the transactions contemplated by this Agreement.

Section 5.3        Capitalization. All Blocker Interests of such GGC Blocker have been duly authorized, are validly issued, fully paid and non-assessable, and, following the Pre-Closing Reorganization, will be owned beneficially and of record by the Selling Blocker Equityholders, in each case, free and clear of all Liens other than Security Liens (but which Security Liens were complied with in connection the transfer by the Selling Blocker Equityholders of the Blocker Interests to Buyer pursuant to Section 2.1). Such GGC Blocker has no outstanding options or other rights to acquire from any Acquired Entity, and no obligation to sell, any Blocker Interest or other capital stock or voting securities of any Acquired Entity or any securities convertible into or exercisable or exchangeable for Company Interests or other capital stock or voting securities of any member of the Company Group.

Section 5.4        Holding Company Status. As of the date hereof, such GGC Blocker’s only assets (excluding Equity Interests in (a) pass-through fund vehicles established by GGC and (b) HEP ShaleApps) are its indirect Equity Interests in the Company. Following the Pre-Closing Reorganization, such GGC Blocker’s only assets will be the Indirect Company Interests. Such GGC Blocker has not engaged in any operations other than holding indirect Equity Interests in the Company, indirect Equity Interests in HEP ShaleApps and the Indirect Company Interests. Such GGC Blocker has not entered into any Contract other than pursuant to the Reorganization Agreements, this Agreement or any other agreements contemplated hereby. Such GGC Blocker has no Liabilities other than with respect to current and accrued income and franchise Taxes and fees related to services provided by its registered agent.

Section 5.5        Tax Matters.

(a)           Except as set forth on Schedule 5.5(a), such GGC Blocker has complied in all material respects with all Laws relating to Taxes, timely filed all material Tax Returns required to be filed by or with respect to it pursuant to applicable Laws, such Tax Returns are accurate, complete and correct in all material respects and have been prepared in compliance with all applicable Laws. Such GGC Blocker has paid all material amounts of Taxes due and payable by it (whether or not shown as payable on any Tax Return). All Taxes of such GGC Blocker not yet due and payable have been fully accrued on the books of such GGC Blocker. There are no Liens for Taxes on any assets of any member of such GGC Blocker, other than Permitted Liens. Such GGC Blocker has withheld (or collected) and paid all material amounts of Taxes required to have been withheld (or collected) and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party and all material sales, use, ad valorem and value added Taxes. Within the last five (5) years, no written claim has been made by a Taxing Authority in a jurisdiction where such GGC Blocker does not file Tax Returns that such GGC Blocker is or may be subject to taxation by that jurisdiction.

(b)           Except as set forth and identified on Schedule 5.5(b), in the last three (3) years, such GGC Blocker has not been audited by any federal, state or local Taxing Authority, and there is no material Tax Proceeding in progress, pending, or to the Knowledge of the Company, threatened in writing with regard to any Taxes or Tax Returns of or with respect to, such GGC Blocker. Such GGC Blocker has not commenced a voluntary disclosure Proceeding in any state or local or non-U.S. jurisdiction that has not been fully resolved or settled.

(c)           Except as set forth on Schedule 5.5(c), such GGC Blocker has not waived, extended, or agreed to extend any applicable statute of limitations relating to any Tax assessment or deficiency of such GGC Blocker, in each case, which extension is currently in effect.

(d)           Such GGC Blocker has never been a member of any Affiliated Group. Such GGC Blocker is not liable for Taxes of any other Person as a result of successor Liability, transferee Liability, joint or several Liability. Such GGC Blocker is not party to any Tax Sharing Agreements.

(e)           Such GGC Blocker does not have a request for a private letter ruling, a request for administrative relief, a request for technical advice, a request for a change of any method of accounting, or other request pending with any Governmental Entity that relates to the Taxes or Tax Returns of such GGC Blocker. No power of attorney granted by such GGC Blocker with respect to any Taxes is currently in force. Such GGC Blocker has not executed or filed with any Governmental Entity any agreement or other document extending or having the effect of extending the statute of limitations for assessment, collection or other imposition of any Tax.

(f)            Such GGC Blocker has not been, in the past five (5) years, a party to a transaction reported or intended to qualify as a reorganization under Section 368 of the Code. Such GGC Blocker has not constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares that was reported or otherwise constitute a distribution of shares under Section 355(i) of the Code in the two (2) years prior to the date of this Agreement or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(g)           Such GGC Blocker has not engaged in any listed transaction as defined in Treasury Regulations Section 1.6011-4(b)(2).

(h)           Such GGC Blocker is not subject to a material Tax holiday or Tax incentive or grant in any jurisdiction.

(i)            Such GGC Blocker is, and has since inception been, treated as a corporation for U.S. federal Income Tax purposes.

(j)            Such GGC Blocker is not required to include an item of income, or exclude an item of deduction, for any Post-Closing Tax Period (determined with regard to the transactions contemplated hereby) as a result of (i) an installment sale transaction occurring on or before the Closing governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Laws); (ii) a transaction occurring on or before the Closing reported as an open transaction for U.S. federal Income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts or deferred revenue; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period (or as a result of an impermissible method used in a Pre-Closing Tax Period); (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Section 7121 of the Code) on or prior to the Closing Date; or (vi) the application of Section 263A of the Code(or any similar provision of state, local, or non-U.S. Laws). Such GGC Blocker has not made an election (including a protective election) pursuant to Section 108(i) of the Code. Such GGC Blocker does not currently use the cash method of accounting for Income Tax purposes. Such GGC Blocker does not have any “long-term contracts” that are subject to a method of accounting provided for in Section 460 of the Code or has any deferred income pursuant to IRS Revenue Procedure 2004-34, Treasury Regulation Section 1.451-5, Section 455 of the Code, or Section 456 of the Code (or any corresponding provision of state or local law). Such GGC Blocker has not made an election under Section 965(h) of the Code to pay any Tax imposed under Section 965 of the Code in a taxable period ending after the Closing Date.

Section 5.6        Litigation. There is no Proceeding pending, or to the Knowledge of the Company, threatened in writing, before any Governmental Entity (of which such GGC Blocker has been served notice), against or affecting such GGC Blocker or any of its properties or rights with respect to the transactions contemplated hereby.

Section 5.7        Brokerage. Except for arrangements with Tudor Pickering Holt & Co and Jefferies LLC for which Sellers shall be solely responsible or which will be included in the calculation of Transaction Expenses, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of such GGC Blockers.

Section 5.8        Employees and Employee Benefits. Such GGC Blocker does not have and has never had any employees. Such GGC Blocker does not sponsor, maintain or contribute to, and has never sponsored, maintained or contributed to, or been required to sponsor, maintain or contribute to, any Company Employee Benefit Plans or any other employee benefit plans, programs or arrangements.

Article VI
REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER PARENT

As an inducement to Sellers to enter into this Agreement and consummate the transactions contemplated hereby, each of Buyer and Buyer Parent hereby represents and warrants that each of the following representations are true and correct as of the date of this Agreement and as of the Closing Date:

Section 6.1         Organization; Authority; Enforceability. Buyer is a limited liability company duly incorporated under the Laws of the State of Colorado and Buyer Parent is a limited partnership duly incorporated under the Laws of the State of Delaware, with the requisite power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby to be executed and delivered by Buyer and Buyer Parent and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Buyer and Buyer Parent and no other proceedings on the part of Buyer or Buyer Parent are necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby. This Agreement and the other agreements contemplated hereby to be executed and delivered by Buyer and Buyer Parent constitute valid and binding obligations of Buyer and Buyer Parent, enforceable against Buyer and Buyer Parent in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

Section 6.2        Noncontravention. The consummation of the transactions contemplated hereby by each of Buyer and Buyer Parent do not (a) conflict with or result in any breach of any of the terms, conditions or provisions of, (b) constitute a default under (whether with or without the giving of notice, the passage of time or both), (c) result in a violation of, (d) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or obligation under, or (e) require any approval from, or filing with, any Governmental Entity under or pursuant to, the Governing Documents of Buyer or Buyer Parent, or any Law, order or material Contract to which Buyer or Buyer Parent is bound or subject.

Section 6.3        Brokerage. Except for arrangements for which Buyer or Buyer Parent, as applicable, shall be solely responsible, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

Section 6.4        Litigation. There is no Proceeding pending before any Governmental Entity against or affecting Buyer, Buyer Parent or any of their respective properties or rights with respect to the consummation of the transactions contemplated hereby.

Section 6.5        Solvency. Assuming the accuracy of the representations and warranties set forth in Article III, Article IV, and Article V, after giving effect to the transactions contemplated by this Agreement, including the receipt of any financing, and any repayment or refinancing of debt, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and payment of all related fees and expenses, Buyer, Buyer Parent and the Acquired Entities will be Solvent immediately after consummation of the transactions contemplated hereby.

Section 6.6        Investment Intent.

(a)           Each of Buyer and Buyer Parent understands and acknowledges that the acquisition of the Purchased Equity involves substantial risk. Buyer, Buyer Parent and their respective Representatives have experience as investors in Equity Interests and other securities of companies such as the ones being purchased pursuant to this Agreement, and Buyer and Buyer Parent can bear the economic risk of its investment (which Buyer and Buyer Parent acknowledges may be for an indefinite period) and has such knowledge and experience in financial or business matters that each of Buyer and Buyer Parent is capable of evaluating the merits and risks of its respective investment in the Purchased Equity.

(b)           Buyer is acquiring the Purchased Equity for its own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, or with any present intention of distributing or selling any Purchased Equity, in each case, in violation of the federal securities Laws, any applicable foreign or state securities Laws or any other applicable Law.

(c)           Each of Buyer and Buyer Parent qualifies as an “accredited investor,” as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.

(d)           Each of Buyer and Buyer Parent understands and acknowledges that the Purchased Equity has not been registered under the Securities Act, any United States state securities Laws or any other applicable foreign Law. Each of Buyer and Buyer Parent acknowledges that such securities may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable United States federal, United States state, or other Law or pursuant to an applicable exemption therefrom. Each of Buyer and Buyer Parent acknowledges that there is no public market for the Purchased Equity and that there can be no assurance that a public market will develop.

Section 6.7        Funds. On or prior to the date hereof, Buyer has delivered to Seller Representative true and complete signed counterpart(s) of (a) commitment letter(s), dated as of the date hereof, providing for debt financing in respect of the transactions contemplated by this Agreement and a redacted version of all related fee letters (with only the fee amount, cap and securities demand provisions redacted, such commitment letters and fee letters, collectively, the “Debt Commitment Letters”); and (b) the Purchase Agreement, dated as of the date hereof, by and among Buyer Parent and the purchasers thereto (the “Class D Preferred Agreement”), providing for a preferred equity investment of up to $200,000,000.00 by the purchasers thereof (the “Preferred Investment”), which debt financing contemplated by the Debt Commitment Letters, together with the Preferred Investment, shall be sufficient to pay in cash the Initial Purchase Price (as may be adjusted after the Closing pursuant to Section 2.4) in accordance with the terms hereof, and all other amounts to be paid by Buyer hereunder. As of the date hereof, the Debt Commitment Letters and the Preferred Investment are in full force and effect, are not subject to any contingencies or conditions that are not set forth therein, have not been withdrawn, terminated or rescinded, or otherwise amended, modified or supplemented in any respect (and no such amendment, withdrawal, termination or rescission is contemplated), and, with respect to the Debt Commitment Letters in the form provided to Seller Representative, constitute the legal, valid and binding obligations of Buyer, and to the knowledge of Buyer, each other party thereto, except as the same may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors’ rights and remedies generally or (ii) applicable equitable principles (whether considered in an action at law or in equity or otherwise). Other than the Debt Commitment Letters (and related fee letters), neither Buyer nor any of its Affiliates has entered into any Contract or arrangement which imposes any contingencies or conditions which would reasonably be expected to delay or prevent the funding of the debt financing contemplated by such Debt Commitment Letters or pursuant to which any Person has the right to withdraw, terminate or rescind, or otherwise amend, modify or supplement the terms of such commitments. As of the date hereof (and assuming the accuracy of the representations and warranties set forth in Article III, Article IV and Article V hereof), to Buyer’s Knowledge, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach under any term or condition (as applicable) of any of the Debt Commitment Letters or the Preferred Investment, and Buyer has no reasonable basis to believe that any portion of the financing pursuant to the Debt Commitment Letters or the Preferred Investment will not be available at Closing or that consummation of the debt financing contemplated by the Debt Commitment Letters or the transactions contemplated by this Agreement by Buyer and Buyer Parent is prohibited by or conflicts with any of the material indebtedness of Buyer Parent or any of its Subsidiaries. Buyer or an Affiliate thereof on its behalf has fully paid any and all commitment or other fees required by the Debt Commitment Letters to be paid by the date hereof and has sufficient cash or readily available funds to pay any other fees required by the Debt Commitment Letters and the Preferred Investment when due. Buyer has not entered into any obligation, commitment, restriction or Liability of any kind that might reasonably be expected to impair or adversely affect its ability to have such debt financing or equity financing as set forth in the Debt Commitment Letters and the Preferred Investment, respectively, immediately available as of the Closing Date.

Section 6.8        Customers and Suppliers. Neither Buyer, Buyer Parent nor any of their respective employees, agents, Representatives, financing sources or Affiliates has, without the prior written consent of Hillstone Parent, directly or indirectly contacted any officer, director, employee, shareholder, supplier, distributor, customer or other material business relation of any member of the Company Group prior to the date hereof for the purposes of discussing any member of the Company Group in connection with the transactions contemplated hereby.

Section 6.9      Buyer Parent Undertaking. A true and complete copy of the Buyer Parent Undertaking has been attached hereto in the form of Exhibit H. The execution and delivery of the Buyer Parent Undertaking by Buyer Parent has been duly authorized in accordance with the Governing Documents of Buyer Parent. No other corporate proceedings on the part of Buyer Parent are necessary to approve and authorize and the consummation of the transactions contemplated by the Buyer Parent Undertaking.

Article VII
ADDITIONAL AGREEMENTS

Section 7.1      Interim Covenants.

(a)           Affirmative and Negative Covenants of the Company. From the date hereof until the earlier of (x) the date this Agreement is terminated pursuant to Article VIII and (y) the Closing Date, unless Buyer shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned) and except for the transactions contemplated by the Reorganization Agreements, the Hillstone Asset Assignment, the IP Assignment or as otherwise contemplated or permitted by this Agreement, including as permitted by Section 7.12, each member of the Company Group shall operate its business in the Ordinary Course of Business and no member of the Company Group shall take or omit to take any action that would have required disclosure pursuant to Section 3.6 if such action had been taken after the date of the Latest Balance Sheet and prior to the date of this Agreement; provided that, notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall: (A) give Buyer, directly or indirectly, the right to control or direct in any manner the operations of any member of the Company Group prior to the Closing; (B) prohibit or restrict any member of the Company Group’s ability to make withdrawals, borrow funds or make payments or pre-payments under any agreement related to Indebtedness (including any revolving line of credit or similar facility) or to incur any additional Indebtedness for Borrowed Money (including any GGC Permitted Funding provided that Seller Representative shall provide Buyer written notice of such GGC Permitted Funding promptly after the funding thereof) for purposes of funding (without any obligation to incur) any Post-Effective Time Reimbursable Capital Expenditures for the applicable calendar quarter attributable thereto as set forth on the Post-Effective Time Reimbursable Matters Schedule; (C) prohibit or restrict any member of the Company Group from hiring or terminating the employment of any employee in the Ordinary Course of Business; (D) prohibit or restrict any member of the Company Group from making Capital Expenditures in the Ordinary Course of Business, any Post-Effective Time Reimbursable Capital Expenditures for the applicable calendar quarter attributable thereto as set forth on the Post-Effective Time Reimbursable Matters Schedule or any other Permitted Capital Expenditures; (E) restrict the ability of any member of the Company Group to declare or pay any Cash dividends or distributions prior to the Closing provided that Seller Representative shall have provided Buyer prior written notice of any such dividend or distribution; or (F) prohibit or restrict any issuance of Equity Interests in any member of the Company Group to Hillstone Parent or any other member of the Company Group to the extent attributable to any cash capital contributions made by Hillstone Parent or on behalf of Hillstone Parent as described in the definition of “Post-Effective Time Capital Contribution Reimbursement Amount.”

(b)           Reasonable Best Efforts. From the date hereof until the earlier of (A) the date this Agreement is terminated pursuant to Article VIII and (B) the Closing Date (the “Pre-Closing Period”), subject to the terms and conditions set forth herein, and to applicable legal requirements, the parties hereto shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other parties hereto in doing, all things reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective as soon as practicable, the transactions contemplated hereby, including the satisfaction of the conditions set forth in Section 2.6, preparation and filing as promptly as practicable all documentation to effect all necessary notices, reports, and other filings and to obtain as soon as practicable all consents, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the transactions contemplated hereby; provided that no party hereto nor any of its Affiliates shall be required to incur any monetary obligation in securing any third party consent under any Contract of the Acquired Entities required in connection with the consummation of the transactions contemplated hereby.

(c)           Access to Information.

(i)            During the Pre-Closing Period, upon reasonable prior notice, Sellers shall, and shall cause the Company to, afford the Representatives of Buyer reasonable access, during normal business hours, to the properties, books and records of key personnel, independent accountants, legal counsel, offices and other facilities and properties of the Acquired Entities, in each case, to the extent such properties, books and records relate to, and are in the possession of, the Acquired Entities, and furnish to the Representatives of Buyer such additional financial and operating data and other information regarding the business of the Company Group as Buyer or its Representatives may from time to time reasonably request for purposes of consummating the transactions and preparing to operate the business of the Company Group following the Closing, in each case at the sole cost and expense of Buyer. BUYER SHALL PROTECT, DEFEND, INDEMNIFY AND HOLD HARMLESS SELLERS, THEIR AFFILIATES (INCLUDING, PRIOR TO THE CLOSING, THE ACQUIRED ENTITIES) AND THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS, PARTNERS, MEMBERS, EQUITYHOLDERS, COUNSEL, ACCOUNTANTS, FINANCIAL ADVISORS, ENGINEERS, CONSULTANTS AND OTHER ADVISORS AND REPRESENTATIVES FROM AND AGAINST ANY AND ALL PROCEEDINGS, LIABILITIES AND LOSSES ARISING OUT OF, RESULTING FROM, OR CAUSED BY, DIRECTLY OR INDIRECTLY, THE ACTS OR OMISSIONS OF BUYER, ITS AFFILIATES, OR ANY PERSON ACTING ON EITHER BUYER’S OR ITS AFFILIATES’ BEHALF IN CONNECTION WITH ANY DUE DILIGENCE CONDUCTED PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING ANY SITE VISITS; PROVIDED THAT THE FOREGOING INDEMNIFICATION OBLIGATION SHALL NOT APPLY TO ANY SUCH LOSSES TO THE EXTENT CAUSED BY THE WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF ANY OF THE ACQUIRED ENTITIES OR THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES. The foregoing indemnification and hold harmless obligation shall survive the Closing or termination of this Agreement. Buyer shall use its commercially reasonable efforts to comply fully with all rules, regulations, policies and instructions, including all health and safety policies and procedures, issued by any member of the Company Group or any third-party operator and provided to Buyer regarding the Buyer’s actions while upon, entering or leaving any property, including any insurance requirements that any member of the Company Group reasonably may impose on contractors authorized to perform work on any property owned or operated by any member of the Company Group.

(ii)           Notwithstanding anything in this Agreement to the contrary:

(A)            in no event shall Sellers, the Company or their respective Affiliates be obligated to provide any (1) access or information in violation of any applicable Law, (2) information with respect to bids, the identity of any bidder, confidentiality or non-disclosure agreements, letters of intent, expressions of interest or other proposals received in connection with transactions comparable to those contemplated by this Agreement or any information or analysis relating to any such communications, (3) information the disclosure of which could reasonably be expected to jeopardize any applicable privilege (including the attorney-client privilege) available to any of Sellers, any Acquired Entity or any of their respective Affiliates relating to such information, (4) information the disclosure of which would cause Sellers, any Acquired Entity or any of their respective Affiliates to breach a confidentiality obligation to which it is bound or (5) any Tax Return of Sellers or their respective Affiliates (other than the Acquired Entities); provided that, in event the restrictions in the foregoing clauses (1), (3) or (4) apply, Seller Representative (x) shall provide, and shall cause the Company to provide, Buyer with a reasonably detailed description of the information not so provided pursuant to this Section 7.1(c)(ii)(A), and (y) shall use commercially reasonable efforts to, and shall cause the Company to use commercially reasonable efforts to, cooperate in good faith to implement alternative disclosure arrangements to enable Buyer to verify compliance with this Section 7.1(c)(ii)(A) by Sellers and the Company solely to the extent such actions by Seller Representative and the Company in preceding clauses (x) and (y) would not be reasonably expected to result in the violation of such Law or confidentiality obligation or jeopardizing such privilege;

(B)            the investigation contemplated by Section 7.1(c)(i) shall not unreasonably interfere with any of the businesses, personnel or operations of any of Sellers, any member of the Acquired Entities or any of their respective Affiliates, and shall not include any Phase II environmental site assessments or any invasive or intrusive investigations or other testing, analysis or sampling (including with respect to environmental matters);

(C)            the auditors and accountants of any of Sellers, any Acquired Entity or any of their respective Affiliates shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants; and

(D)            if so requested by Sellers on advice of outside counsel, Buyer shall enter into a customary joint defense agreement or common interest agreement with Sellers, the Acquired Entities or any of their respective Affiliates with respect to any information provided to Buyer, or to which Buyer gains access, pursuant to this Section 7.1(c)(ii)(D) or otherwise.

(d)           Communications. Prior to the Closing, and except in connection with the obligations under Section 7.15, without the prior written consent of Sellers (which each Seller may withhold for any reason or no reason whatsoever in its discretion), Buyer shall not (and shall not permit any of its Affiliates or its or their respective employees, counsel, accountants, consultants, financing sources or other Representatives to) (i) contact any supplier, customer, distributor, contractor or employee of any member of the Company Group, or any Affiliate thereof, in connection with the transactions contemplated hereby or engage in any discussions with any supplier, customer, distributor, contractor or employee of any member of the Company Group, or any Affiliate thereof, in respect of the transactions contemplated hereby, or to otherwise discuss the business or operations of the Company Group, or (ii) make any announcement or communication to any supplier, customer, distributor, contractor or employee of any member of the Company Group.

Section 7.2      Antitrust Laws.

(a)           Each of Buyer, Buyer Parent and Sellers will (i) cause the Notification and Report Forms required pursuant to the HSR Act with respect to the transactions contemplated hereby to be filed as soon as possible, but no later than eight (8) Business Days after the date of execution of this Agreement, (ii) request early termination of the waiting period relating to such HSR Act filings, (iii) supply as promptly as reasonably practicable any additional information and documentary material that may be requested by a Governmental Entity pursuant to the HSR Act, and (iv) otherwise use its reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act with respect to the transactions contemplated hereby as soon as reasonably practicable. The Parties shall use reasonable best efforts to promptly obtain, and to cooperate with each other to promptly obtain, all authorizations, approvals, clearances, consents, actions or non-actions of any Governmental Entity in connection with the above filings, applications or notifications. Each Party and Buyer Parent shall promptly inform the other Parties of any material communication between itself (including its Representatives) and any Governmental Entity regarding any of the transactions contemplated hereby. If a Party, Buyer Parent or any of its respective Affiliates receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the transactions contemplated hereby, then such Party (or Buyer Parent, if applicable) shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request (subject to the terms hereof). Buyer and Buyer Parent shall, and shall cause its respective Affiliates to, pay all fees and make other payments required by applicable Law to any Governmental Entity in order to obtain any such approvals, consents, or orders, otherwise each Party and Buyer Parent shall pay its own preparation costs and expenses; provided, however, the fees and expenses incurred by the Acquired Entities under this Section 7.2 (expressly excluding the HSR filing fees) related to the transactions contemplated hereby shall be a Transaction Expense.

(b)           Seller Representative and Buyer shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and, to the extent permissible, promptly furnish the other with copies of notices or other communications between Sellers or Buyer (including their respective Affiliates and Representatives), as the case may be, and any third party or Governmental Entity with respect to such transactions. Seller Representative, on the one hand, and Buyer or Buyer Parent, as applicable, on the other hand, shall give the other party hereto and its counsel a reasonable opportunity to review in advance, to the extent permissible, and consider in good faith the views and input of the other party hereto in connection with, any proposed material written communication to any Governmental Entity relating to the transactions contemplated by this Agreement. Each party hereto agrees not to participate in any substantive meeting, conference, or discussion, either in person or by telephone, with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with the other party hereto in advance and, to the extent not prohibited by such Governmental Entity, gives the other party hereto the opportunity to attend and participate.

(c)           Each of Buyer, Buyer Parent and Sellers shall use reasonable best efforts to resolve objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or constituting anticompetitive conduct (collectively, the “Antitrust Laws”). Subject to the other terms of this Section 7.2(c), each of Buyer, Buyer Parent and Sellers shall use reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. In connection with and without limiting the foregoing, each of Buyer and Buyer Parent agrees to use its reasonable best efforts to take promptly any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Laws that may be asserted by any federal, state and local and non-United States antitrust or competition authority, so as to enable the Parties to close the transactions contemplated by this Agreement as expeditiously as possible (each, a “Remedial Action”), including by (x) committing to and/or effecting, by consent decree, hold separate order or otherwise, the sale or disposition of such assets, securities, facilities or other properties as are required to be divested in order to facilitate the expiration or termination of the HSR Act waiting period and otherwise obtain all applicable merger control clearances under the HSR Act or other Antitrust Laws and (y) contesting and resisting and seeking to have vacated, lifted, reversed or overturned any order of any Governmental Entity that is in effect that prohibits, prevents or restricts the consummation of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, neither Buyer nor any of its Affiliates shall be required (i) to hold separate (including by trust or otherwise) or divest any of their respective businesses, product lines or assets, (ii) to agree to any limitation on the operation or conduct of their respective businesses or (iii) to waive any of the conditions set forth in Section 2.6 (any such action or limitation described in clauses (i), (ii) or (iii) are referred to as a “Restriction”, other than Restrictions that solely apply to the business of the Company Group from and after the Closing Date and that relates solely to physical assets of the Company Group (such Restrictions, the “Target Restrictions”)). For the avoidance of doubt, Buyer shall be entitled to all proceeds of any divestiture or Target Restriction that is required by this Section 7.2 if the Closing occurs and Sellers shall be entitled to the Initial Purchase Price, as adjusted for the Final Purchase Price.

(d)           During the Pre-Closing Period, each of Buyer and Buyer Parent shall not, and shall cause its respective Affiliates and ultimate parent entities not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or Equity Interests, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation would reasonably be expected to, (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consents of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Entity seeking or entering an order prohibiting the consummation of the transactions contemplated by this Agreement; (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) materially delay or prevent the consummation of the transactions contemplated by this Agreement.

Section 7.3        R&W Insurance Policy.

(a)           Buyer has acquired a binding agreement (the “Binder Agreement”) to be issued at Closing of a buyer-side representation and warranty insurance policy (the “R&W Insurance Policy”), attached as Exhibit I, naming Buyer as the “named insured”. Buyer shall use commercially reasonable efforts to satisfy the conditions set forth in the Binder Agreement to ensure that the R&W Insurance Policy is fully bound and in full force and effect at the Closing.

(b)           In connection with the R&W Insurance Policy, Buyer covenants and agrees to use its commercially reasonable efforts not to, and to ensure that its Affiliates do not, take any action (or omit to take any action) the effect of which would, or could reasonably be expected to, void, materially impair or otherwise abrogate any of the coverages provided or made available pursuant to or under the R&W Insurance Policy and Buyer covenants and agrees not to, and to ensure that its Affiliates do not, amend the subrogation provisions in the R&W Insurance Policy in a manner adverse to Sellers. The cost of obtaining the R&W Insurance Policy, including all premiums and any related brokers fees, shall be paid by Buyer at or prior to the Closing. From and after the Closing, Buyer shall notify Seller Representative in connection with any claim made by Buyer under the R&W Insurance Policy and to the extent requested in writing, Seller Representative shall, and shall cause Sellers and their Affiliates to, at Buyer’s sole cost and expense, use good faith efforts to reasonably cooperate with Buyer in connection with any claim made by such Person under the R&W Insurance Policy.

Section 7.4      Survival; Exclusive Remedy.

(a)            None of the representations, warranties, covenants or agreements set forth in this Agreement (or in any certificate delivered pursuant hereto) shall survive the Closing, other than each covenant and agreement set forth in this Agreement that by its terms is to be performed at or following the Closing, which shall survive the Closing until fully performed. No party hereto or any of its respective Affiliates shall have any Liability with respect to any representation, warranty, covenant or agreement from and after the time that such representation, warranty, covenant or agreement ceases to survive hereunder; provided that, the foregoing shall not limit (i) any claim or recovery that may be available to Buyer under the R&W Insurance Policy or (ii) any claim of Fraud.

(b)            From and after the Closing, the remedies provided in Section 2.4, Section 7.4(a) and Section 7.5 shall be the sole and exclusive remedies for any and all claims against any party hereto to the extent arising under, out of, related to or in connection with this Agreement. Without limiting the generality of the foregoing and subject to Section 2.4(b), this Section 7.4, Article VIII and Section 9.10, each party hereto hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action that it or any of their respective Affiliates may have against the other party hereto or any of its Affiliates or its or their respective Representatives with respect to the subject matter of this Agreement, whether under any contract, misrepresentation, tort, or strict liability theory, or under applicable Law, and whether in Law or in equity.

Section 7.5      Certain Tax Matters.

(a)            Buyer shall prepare and file, or cause to be prepared and filed, all Tax Returns of the Acquired Entities required to be filed after the Closing Date. To the extent any Pass-Through Tax Return required to be filed after the Closing Date relates to a Pre-Closing Tax Period (including any Straddle Period), Buyer shall cause such Tax Returns to be prepared in a manner consistent with the applicable Acquired Entity’s past practice and deliver a copy of each such Pass-Through Tax Return to Seller Representative for review and approval no later than thirty (30) calendar days prior to the due date for filing such Tax Return (taking into account applicable extensions). No failure or delay of Buyer in providing such Tax Returns for Seller Representative to review shall reduce or otherwise affect the obligations or Liabilities of Sellers pursuant to this Agreement except to the extent Sellers are actually prejudiced by such delay or failure. Buyer shall incorporate all reasonable comments received from Seller Representative prior to the due date for filing any such Tax Return (taking into account applicable extensions); provided that, the Company and its Subsidiaries shall use the “interim closing method” under Section 706 of the Code and the Treasury Regulations promulgated thereunder with respect to any applicable Straddle Period Tax Return of the Company or its Subsidiaries; provided, further, that the Company (and any of its applicable Subsidiaries) shall, in Buyer’s sole discretion, make an election under Section 754 of the Code for the taxable year of the Company (or any such Subsidiaries) including the Closing Date. Notwithstanding any other provision of this Section 7.5(a), Sellers, at their sole cost and expense, shall be solely responsible for filing all of the Tax Returns required to be filed by any Seller and paying all of the Taxes due and owing by any Seller (including to the extent attributable to income of the Company Group that flows up to Sellers).

(b)            Buyer shall notify Seller Representative of receipt of a written notice of any pending or threatened Tax Proceeding with respect to any Acquired Entity if such Tax Proceeding relates to any Pass-Through Tax Return, in each case for any Pre-Closing Tax Period (including any Straddle Period) (“Tax Contest”). Seller Representative shall have the right, at its own expense, to elect in writing, within ten (10) calendar days of receiving Buyer’s notice, to control any Tax Contest with respect to a Pass-Through Tax Return for a taxable period ending on or before the Closing Date (“Seller Tax Contest”). Buyer shall have the right to participate in any Seller Tax Contest at Buyer’s expense. Seller Representative shall not settle any Seller Tax Contest without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed). Buyer shall control any Tax Contests that are not Seller Tax Contests (“Buyer Tax Contest”). Seller Representative shall be kept informed by Buyer with respect to any Buyer Tax Contest and shall have the right to participate in any Buyer Tax Contest at Seller Representative’s expense. Buyer shall not settle any Buyer Tax Contest without the prior written consent of Seller Representative (such consent not to be unreasonably withheld, conditioned or delayed).

(c)            Each party hereto shall cooperate (and cause its Affiliates to cooperate) fully, as and to the extent reasonably requested by each other party hereto, in connection with the preparation and filing of Tax Returns pursuant to this Section 7.5 and any Tax Contest with respect to Taxes and payments in respect thereof. Such cooperation shall include the provision of records and information which are reasonably relevant to any such Tax Contest and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Following the Closing, Buyer agrees to retain all books and records with respect to Tax matters pertinent to the Acquired Entities relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Seller Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority. Each party hereto shall furnish the other Parties with copies of all relevant correspondence received from any Taxing Authority in connection with any Tax Contest.

(d)            All transfer, documentary, sales, use, value added, goods and services, stamp, registration, notarial fees and other similar Taxes and fees (collectively, “Transfer Taxes”), shall be paid 50% by Buyer and 50% by Seller, it being understood that Seller shall be deemed to have satisfied its obligation pursuant to this Section 7.5(d) as a result of clause (e) in the definition of “Transaction Expenses.” Buyer will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, Sellers and Buyer will, and will cause their respective Affiliates to, cooperate and join in the execution of any such Tax Returns and other documentation.

(e)            The Parties acknowledge and agree that Income Tax deductions in connection with the transactions contemplated by this Agreement, including with respect to the payment of Transaction Expenses, any other compensatory payments, any unamortized capitalized financing costs and expenses relating to the Acquired Entities’ existing Indebtedness that will be paid at Closing (including any loan fees, any costs related to the redemption of any Indebtedness, any costs related to prepayment penalties or premiums and any accrued (and not previously deducted) original issue discount on any Indebtedness), shall be reported on the income Tax Returns of the Acquired Entities for the Pre-Closing Tax Period. In the case of any income Tax Return of any of the Acquired Entities that does not end on the Closing Date, such expenses shall be allocated to the Pre-Closing Tax Period.

(f)            The Parties agree that the purchase and sale of the Direct Company Interests is intended for all applicable Income Tax purposes to be treated as the purchase and sale of partnership interests. Within sixty (60) days of the determination of the Final Working Capital, Buyer shall provide to Seller Representative a schedule allocating the Final Purchase Price among the assets of the Company Group (the “Purchase Price Allocation Schedule”) for Seller Representative’s review and consent. The Purchase Price Allocation Schedule will be prepared in accordance with the applicable provisions of the Code. Any disagreement with respect to the Purchase Price Allocation Schedule that cannot be resolved by the Parties shall be resolved by the Valuation Firm pursuant to the procedures set forth in Section 2.4(b). The Parties shall make appropriate adjustments to the Purchase Price Allocation Schedule to reflect adjustments to the Final Purchase Price. The Parties agree for all Tax reporting purposes (including Section 755 of the Code) to report the transactions contemplated by this Agreement in accordance with the agreements herein and the Purchase Price Allocation Schedule, as adjusted pursuant to the preceding sentence, and not to take any position during the course of any audit or other Proceeding inconsistent with the agreements as to Tax treatment herein or with such schedule unless required by a determination of the applicable Governmental Entity that is final.

(g)            Any transactions occurring or actions taken on the Closing Date but after the Closing by, or with respect to, any Acquired Entity shall be treated (and consistently reported by the Parties) as occurring in a Post-Closing Tax Period.

(h)            Buyer shall not, and shall not permit the Acquired Entities to, without the prior written consent of Seller Representative (such consent not to be unreasonably withheld, conditioned or delayed): (i) file or amend any Tax Return relating to any Pre-Closing Tax Period (including any Straddle Period) except in accordance with Section 7.5(a); (ii) voluntarily approach any Taxing Authority with respect to any Pre-Closing Tax Period (including any Straddle Period); or (iii) make or change any Tax election or accounting method with respect to, or that has retroactive effect to, any Pre-Closing Tax Period (including any Straddle Period); provided, that Buyer shall not be required to obtain the prior written consent of Seller Representative with respect to any such action that (x) arises incidentally as a result of Buyer’s filing of Tax Returns of an Acquired Entity with respect to a Post-Closing Tax Period consistent with the past practice of such Acquired Entity, or (y) is reasonably required in connection with an audit or other Tax Proceeding initiated by a Taxing Authority (which shall be governed by Section 7.5(b)).

Section 7.6      Press Release. Any press or other public release or public announcement concerning the transactions contemplated hereby shall not be issued by the parties hereto or their respective Affiliates and Representatives, in each case, without the consent of each of Buyer and Seller Representative, which consent shall not be unreasonably withheld, conditioned or delayed. Except in connection with the procurement of any necessary consents, approvals, Payoff Letters and similar documentation, the parties hereto shall keep the terms of this Agreement confidential, except to the extent required by applicable Law and except that (a) the parties hereto may disclose such terms to their respective accountants, legal advisors, equityholders, employees and other Representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to keep the terms of this Agreement confidential) and (b) Buyer may disclose such terms to the other parties to the Debt Commitment Letters and the Class D Preferred Agreement to the extent necessary for Buyer to consummate the transactions contemplated by the Debt Commitment Letters and the Preferred Investment. Notwithstanding the foregoing, (a) if any public release or public announcement is required by applicable Law or the rules of any stock exchange upon which any party hereto’s or their Affiliates’ securities are traded or quoted, no such consent is required if, to the extent permitted by applicable Law, the disclosing party hereto (or Affiliate thereof) uses its commercially reasonable efforts to coordinate or communicate such press release or public statement with Buyer or Seller Representative on behalf of the non-disclosing parties hereto, as applicable, prior to such public release or public announcement and (b) a party hereto (or Affiliate of a party hereto) may, without consultation or consent, issue a public release or public announcement that is consistent with the prior public releases or public announcements made in compliance with this Section 7.6; provided, that, with respect to immediately preceding clause (b), any usage of a party hereto (or its Affiliates’) name shall require the prior written consent of such party hereto.

Section 7.7      Expenses. Except as otherwise expressly provided in this Agreement, each party hereto shall be liable for and pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) in connection with the negotiation and execution of this Agreement, the performance of such party hereto’s obligations hereunder and the consummation of the transactions contemplated hereby; provided that, Buyer shall pay and be fully responsible for all (a) filing fees under the HSR Act and other Antitrust Laws and under any such other Laws applicable to Buyer and (b) to avoid any confusion, (i) fees, costs and expenses incurred in respect of the financing by Buyer and its Affiliates of the transactions contemplated hereby, (ii) fees, costs and expenses incurred in respect of the R&W Insurance Policy, (iii) 50% Transfer Taxes incurred in connection with this Agreement pursuant to Section 7.5(d) and (iv) fees, costs, and expenses of the Tail Policy in accordance with Section 7.9.

Section 7.8      Mutual Release.

(a)            Effective upon the Closing, each Seller, on its own behalf, and on behalf of its post-Closing Affiliates, hereby knowingly and voluntarily irrevocably waives, releases, and forever discharges, to the fullest extent permitted by applicable Law, each of the Acquired Entities from and against any and all rights, claims, defenses, affirmative defenses, setoffs, counterclaims, demands, Liabilities, and actions and causes of action of whatever kind or nature, whether known or unknown, which such Seller or its post-Closing Affiliates may have or assert now or in the future, against the Acquired Entities or any of their respective officers, directors, managers, partners, members, other equityholders, employees, agents, counsel, accountants, financial advisors, engineers, consultants, other advisors and successors and assigns of any of the foregoing, whether known or unknown, to the extent relating to any facts, conditions, transactions, events or circumstances prior to Closing, in each case, except in the event of Fraud of Buyer or Buyer Parent; provided that nothing contained in this Section 7.8(a) shall release, waive, relinquish, discharge or otherwise affect the rights or obligations of any party hereto to the extent arising under this Agreement or the Transaction Documents.

(b)            Effective upon the Closing, each Acquired Entity, on its own behalf, and on behalf of its post-Closing Affiliates, hereby knowingly and voluntarily irrevocably waives, releases, and forever discharges, to the fullest extent permitted by applicable Law, each Seller and its post-Closing Affiliates from and against any and all rights, claims, defenses, affirmative defenses, setoffs, counterclaims, demands, Liabilities, and actions and causes of action of whatever kind or nature, whether known or unknown, which any such Acquired Entity or its post-Closing Affiliate may have or assert now or in the future, against the Acquired Entities or any of their respective officers, directors, managers, partners, members, other equityholders, employees, agents, counsel, accountants, financial advisors, engineers, consultants, other advisors and successors and assigns of any of the foregoing whether known or unknown, to the extent relating to any facts, conditions, transactions, events or circumstances prior to Closing, in each case, except in the event of Fraud of Sellers; provided that nothing contained in this Section 7.8(b) shall release, waive, relinquish, discharge or otherwise affect (i) the rights or obligations of any party to the extent arising or under this Agreement or the Transaction Documents or (ii) actions and causes of action which any such Acquired Entity or its post-Closing Affiliate may have against any employees, counsel, accountants, engineers and consultants of the Company Group and successors and assigns of any of the foregoing, in each case, to the extent relating to such Persons’ actual intentional fraud or embezzlement of funds against any of the Acquired Entities prior to Closing.

Section 7.9      Directors and Officers.

(a)            Buyer acknowledges that (i) each Person that prior to the Closing served as a director, officer, manager, employee, agent, trustee or fiduciary of any Seller or Acquired Entity or who, at the request of any Seller or Acquired Entity, served as a director, officer, manager, member, employee, agent, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such Person’s heirs, executors or administrators, the “Indemnified Persons”) is entitled to indemnification, expense reimbursement and exculpation to the extent provided in the Governing Documents in effect as of the date hereof (“D&O Provisions”), (ii) such D&O Provisions are rights of Contract and (iii) no amendment or modification to any such D&O Provisions shall affect in any manner the Indemnified Persons’ rights, or the Acquired Entities’ obligations, with respect to claims arising from facts or events that occurred on or before the Closing.

(b)            At or prior to the Closing Date, the Company shall purchase (at Buyer’s sole cost and expense) and maintain in effect for a period of six (6) years thereafter, (i) a tail policy to the current policy of directors’ and officers’ liability insurance maintained by the Acquired Entities, which tail policy shall be effective for a period from the Closing through and including the date six (6) years after the Closing Date with respect to claims arising from facts or events that occurred on or before the Closing, and which tail policy shall contain substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by such current policy and (ii) “run-off” coverage as provided by the Acquired Entities’ respective fiduciary and employee benefit policies, in each case, covering those Persons who are covered on the date hereof by such policies and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under the Acquired Entities’ existing policies (collectively, the “Tail Policy”); provided, that, in no event shall the total cost of any such policy exceed 275% of the annual premium paid as of the date hereof by the Acquired Entities for such insurance, and, if the total cost for such insurance exceeds such amount, then Buyer may obtain, or cause to be obtained, insurance with the maximum coverage available for a total cost of such amount.

Section 7.10    Access to Books and Records. From and after the Closing until the sixth (6th) anniversary of the Closing Date, Buyer and its Affiliates shall provide or cause to be made available reasonable access to Seller Representative and Sellers all books, records, Tax Returns and documents of the Acquired Entities (and the assistance of employees responsible for such books, records and documents) on reasonable advance notice during regular business hours as may be reasonably necessary for (a) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Proceeding, (b) preparing reports to Governmental Entities or (c) such other purposes for which access to such documents is reasonably necessary, including preparing and delivering any accounting or other statement provided for under this Agreement or otherwise, preparing Tax Returns, pursuing Tax refunds or responding to or disputing any Tax audit, or the determination of any matter relating to the rights and obligations of Seller Representative or Sellers or any of their respective Affiliates under this Agreement and any documents referred to herein. Buyer shall (at its sole expense) cause the Acquired Entities to maintain and preserve all such Tax Returns, books, records and other documents for six (6) years after the Closing Date and shall offer to transfer such records to Seller Representative and Sellers at the end of any such period. Notwithstanding anything herein to the contrary, Buyer shall not be required to provide any access or information to Seller Representative or Sellers, their respective Affiliates or any Representatives of any of the foregoing which Buyer reasonably believes it or, after the Closing, any Acquired Entity, is prohibited from providing to Seller Representative or Sellers, their respective Affiliates or Representatives of any of the foregoing by reason of applicable Law, or which (A) constitutes or allows access to information protected by attorney-client privilege, or which Buyer or the Acquired Entities are legally required to keep confidential or (B) Buyer must prevent access to by reason of a Contract with a third party or which would otherwise expose Buyer or any of its Affiliates (including, after the Closing, each of the Acquired Entities) to a material risk of Liability. Seller Representative and each Seller agrees to treat as confidential and safeguard all confidential and proprietary information of the Acquired Entities provided pursuant to this Section 7.10 (and to instruct each of its Representatives that is provided such information by Seller Representative or such Seller), provided that the foregoing confidentiality obligation shall not apply to information that (i) becomes publicly available through no breach by Seller Representative or any Seller of this Agreement, (ii) is disclosed to Seller Representative, any Seller or their respective Affiliates by a third party (provided such third party is not in breach of any confidentiality obligation in respect of such information), (iii) is independently developed by Seller Representative, any Seller or their respective Affiliates or (iv) is disclosed for purposes of compliance with any Seller’s or its Affiliates’ respective financial reporting obligations or for such other bona fide fundraising, marketing, information or reporting activities by such Seller or its Affiliates consistent with past practices and the recipients of such information are subject to customary obligations of confidentiality with respect to such information that is confidential; provided further, that, in the event Seller Representative, any other Seller or any of their respective Affiliates is required by Law or becomes legally compelled (including by deposition, interrogatory, request for documents, subpoena, civil investigation, order or other legal process) to disclose any of such information, such Person may do so without liability hereunder so long as, to the extent permitted by applicable Law, (x) such Person promptly notifies Buyer prior to any such disclosure and (y) reasonably cooperates with Buyer, at Buyer’s sole expense, in any attempts it may make to obtain a protective order or other appropriate assurance that confidential treatment will be afforded such information.

Section 7.11    Insurance. Buyer shall be solely responsible from and after the Closing for providing insurance to the Acquired Entities and their respective business for events or occurrences occurring after the Closing. Subject to Section 7.12, Buyer acknowledges that all insurance arrangements maintained by Sellers and their respective Affiliates (not including the Acquired Entities) for the benefit of the Acquired Entities and their respective Affiliates, if any, will be terminated as of the Closing and no further business interruption, property or Liability shall be covered under any such insurance arrangements.

Section 7.12    Retained Claims. Notwithstanding anything herein to the contrary, Sellers may, or may cause any of the Acquired Entities to, prosecute the Retained Claims prior to the Closing in their sole discretion. All amounts (including refunds) awarded or otherwise paid to, or recovered by, any of the Acquired Entities, Sellers or any of their respective Affiliates (prior to, at, or after the Closing) in connection therewith shall be referred to as the “Retained Claims Amounts”, and all such Retained Claims Amounts shall be for the benefit of Sellers as provided herein, and, notwithstanding anything herein to the contrary, including Section 7.1(a), Sellers may, at any time at or prior to the Closing, distribute, transfer, dispose of, extinguish or otherwise exclude from the Acquired Entities the Retained Claims and any and all Retained Claims Amounts attributable thereto. To the extent that Sellers do not distribute, transfer, dispose of, extinguish or otherwise exclude from the Acquired Entities the Retained Claims at or prior to the Closing, from and after Closing, (i) to the fullest extent permitted by applicable Law, without the prior written consent of Seller Representative, Buyer hereby unconditionally and irrevocably agree not to exercise any rights that they may have that arise from the existence, payment, performance, or enforcement of any Retained Claims or any other agreement in connection therewith, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy in respect of the Retained Claims, whether or not such claim, remedy or right arises in equity or under Contract, statute or common Law, including the right to take or receive, directly or indirectly, in cash or other property or by set-off or in any other manner, any payment or security on account of the Retained Claims and (ii) (A) Buyer and its Affiliates (including the Acquired Entities) shall reasonably cooperate with, and shall take reasonable instructions and direction from, Seller Representative in connection with the prosecution of the Retained Claims from and after the Closing and (B) Seller Representative shall reimburse Buyer for any reasonable and documented third party out-of-pocket fees, costs and expenses to the extent incurred or paid by any Acquired Entity following the Closing in respect of such prosecution of Retained Claims (excluding any such fees, costs and expenses to the extent included as part of Transaction Expenses) within fifteen (15) Business Days following the end of each month for so long as such prosecution of Retained Claims continues following the Closing. Promptly after Buyer or any of its Affiliates (including any Acquired Entities following the Closing) receives any Retained Claims Amounts attributable to the Retained Claims, (i) such Retained Claims Amounts shall be held in trust for the benefit of Sellers and in connection therewith segregated from the other property, assets and funds of Buyer and its Affiliates (including any Acquired Entities following the Closing) and (ii) Buyer shall, or shall cause their respective applicable Affiliates (including the Acquired Entities from and after the Closing) to, promptly pay such Retained Claims Amounts directly to Sellers, by wire transfer of immediately available funds to the account(s) designated by Seller Representative.

Section 7.13    Employee Matters. During the period beginning on the Closing Date and ending on the first anniversary of the Closing Date, Buyer shall, or shall cause the Company Group to, provide each employee of any member of the Company Group set forth on Schedule 7.13 (“Continuing Employees”) with a base annual salary or wage rate that is no less than the base annual salary or wage rate that is in effect for such employee immediately prior to the Closing Date, annual cash bonus opportunities that are no less favorable in the aggregate than the annual cash bonus opportunities provided to such employee immediately prior to the Closing Date. During the period beginning on the Closing Date and ending on December 31, 2019, Buyer shall, or shall cause the Company Group to, provide the Continuing Employees with employee benefits that are no less favorable in the aggregate than the benefits provided under the Company Employee Benefit Plans and any other plans, programs, or arrangements available to such employee as of the Closing Date; provided that, for those employees of the Company Group whose terms and conditions of employment are governed by a collective bargaining agreement, such employees’ terms and conditions of employment shall continue to be so governed. Buyer further agrees that, from and after the Closing Date, Buyer shall, or shall cause the Company Group to, grant each Continuing Employee with credit for any and all service with the Company Group (and any predecessor thereof) earned prior to the Closing Date (a) for eligibility and vesting purposes and (b) for purposes of vacation and paid time off accrual and severance benefit determinations under each benefit or compensation plan, program, agreement or arrangement that may be established or maintained by Buyer or any Acquired Entity on or after the Closing Date (the “New Plans”). In addition, Buyer hereby agrees that Buyer shall, or shall cause the applicable Acquired Entity to use commercially reasonable efforts to (i) cause to be waived all pre-existing condition exclusion and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by a Continuing Employee under any Company Employee Benefit Plan as of the Closing Date and (ii) cause any deductible, co-insurance and out-of-pocket covered expenses paid on or before the Closing Date by any Continuing Employee (or covered dependent thereof) to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable New Plan in the year of initial participation. Nothing contained herein, express or implied, is intended to confer any rights (including any third-party beneficiary rights), remedies or claims upon any employee of any Acquired Entity, any Continuing Employee or any other Person, other than the Parties to this Agreement, or shall constitute an amendment to or any other modification of any New Plan or Company Employee Benefit Plan. Buyer agrees and acknowledges that all collective bargaining agreements in effect at any Acquired Entity as of the Closing Date will continue in effect after the Closing Date in accordance with their terms and with applicable Law. Notwithstanding anything to the contrary herein, Buyer and the Acquired Entities shall be solely responsible for any obligations arising under Section 4980B of the Code with respect to all “M&A qualified beneficiaries” as defined in Treasury Regulations Section 54.4980B-9.

Section 7.14    Section 280G of the Code. At least three (3) days prior to the Closing Date, the Company shall seek, and use reasonable best efforts (which shall not include any payment of monies or granting of any accommodation, financial or otherwise) to obtain, a waiver of the right to receive payments and benefits that would reasonably be expected to constitute “parachute payments” under Section 280G of the Code (a “Parachute Payment Waiver”) from each individual whom the Company reasonably believes is, with respect to the Company, a “disqualified individual” (within the meaning of Section 280G of the Code) such that after giving effect to all Parachute Payment Waivers, neither the Company nor any Subsidiary thereof has made or provided, or is required to make or provide, any such payments or benefits in excess of 299% of such individual’s “base amount” (as defined in Section 280G(b)(3) of the Code); provided that such Parachute Payment Waiver shall not include any payments or benefits that may be made by Buyer or any of its Affiliates unless at least five (5) Business Days prior to the Closing, Buyer provides a detailed list and copy of any agreement, contract or arrangement that Buyer or its Affiliates are providing or entering into on or prior to the Closing Date with respect to any disqualified individual in connection with the transactions contemplated hereby, along with a written description, satisfying the adequate disclosure requirements of Section 280G(b)(5)(B)(ii) of the Code, of any such agreement, contract or arrangement and amount of related “parachute payment.” Prior to the Closing, the Company shall use its reasonable best efforts (which shall not include any payment of monies or granting of any accommodation, financial or otherwise) to obtain the approval of the equityholders of the Company in accordance with Section 280G(b)(5)(B) of the Code so as to render the parachute payment provisions of Section 280G of the Code inapplicable to payments or benefits that, in the absence of the executed Parachute Payment Waivers by the affected disqualified individuals, might otherwise result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G of the Code. At least three (3) days prior to soliciting Parachute Payment Waivers and equityholder approval under this Section 7.14, the Company shall provide drafts of such waivers and equityholder approval materials to Buyer for its review and comment (and shall not unreasonably omit any comments timely provided by Buyer).

Section 7.15    Credit Support Obligations.

(a)            Buyer shall, on or prior to the Closing Date, (a) provide replacement guarantees, letters of credit, surety bonds or other assurances of payment with respect to the Credit Support Obligations in form and substance reasonably satisfactory to Seller Representative and the respective banks or other applicable counterparties; provided that, Buyer may elect (but is not obligated) to replace the XTO Letter of Credit prior to Closing by providing written notice thereof to Seller Representative and, if Buyer so elects to replace the XTO Letter of Credit prior to Closing, Buyer shall replace the XTO Letter of Credit in full in its entirety with a replacement letter of credit in substantially the same form as the letter of credit attached as Exhibit J to the XTO Contract issued by a commercial bank meeting the criteria set forth in the XTO Contract for letter of credit issuers and otherwise satisfying compliance in full all of the requirements of replacement letters of credit set forth in Section 13.1(f) of the XTO Contract, and (b) obtain a complete and unconditional release of Sellers and their respective Affiliates, as applicable, in form and substance reasonably satisfactory to Seller Representative, with respect to all such Credit Support Obligations (it being understood that the foregoing obligation requires a complete and unconditional release of GGC and its Affiliates with respect to the credit support provided by certain GGC affiliated funds outstanding as of the date hereof that is for the benefit of First Republic Bank in respect of the XTO Letter of Credit). Buyer and Sellers shall use commercially reasonable efforts to obtain counterpart signature pages from XTO to the Buyer Parent Undertaking prior to Closing.

(b)            On the date hereof or promptly thereafter, Seller Representative shall provide formal confirmation to XTO (i) of a Change of Control (as defined in the Hillstone Undertaking) under and pursuant to the Hillstone Undertaking and of a Change of Control (as defined in the XTO Contract), in each case, under and pursuant to the XTO Contract and (ii) that Buyer intends to deliver to XTO upon Closing the Buyer Parent Undertaking (which shall be attached to such notice of Seller Representative).

Section 7.16    Buyer Debt Financing.

(a)            Buyer shall and shall cause its Affiliates to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done all things necessary, to consummate the financings contemplated by the Debt Commitment Letters on the terms and conditions described therein as soon as practicable following the date hereof, including (i) maintaining in effect the Debt Commitment Letters, (ii) negotiating definitive agreements with respect to the financing contemplated by the Debt Commitment Letters (including “flex” provisions) in accordance with the terms and conditions set forth in the Debt Commitment Letters or on terms that are (A) acceptable to the Financing Sources, (B) in the aggregate, not materially less favorable, and (C) do not modify the terms in such a way as would reasonably be expected to make the funding of the financing (or satisfaction of the conditions precedent to funding) less likely to occur in any material respect, (iii) satisfying on a timely basis (or obtain the waiver of) (on a timely basis) all the conditions to the financing (and complying with all the obligations) contemplated by the Debt Commitment Letters to the extent such conditions (and obligations) are in Buyer’s or any Affiliate of Buyer’s control, (iv) enforce in all material respects its rights under the Debt Commitment Letters (including the fee letter relating thereto), and (v) causing the funding of the facilities under the Debt Commitment Letters as soon as practicable following the date hereof but in any event no later than the Closing. Buyer shall not and shall cause its Affiliates not to take or refrain from taking, directly or indirectly, any action that could reasonably be expected to result in a default under or failure of any of the conditions contained in the Debt Commitment Letters or in any definitive agreement related to the Debt Documents (as defined below).

(b)            Buyer shall give Seller Representative prompt notice of (i) any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to result in breach or default) of the Debt Commitment Letters or other Debt Document by any party thereto of which Buyer becomes aware, (ii) if and when Buyer becomes aware that any portion of the financing contemplated by any Debt Commitment Letter would reasonably be expected to not be available to consummate the transactions contemplated hereby, (iii) the receipt of, together with copies of, any written notice or other written communication from any Person on behalf of any party to any Debt Commitment Letter or any Affiliate thereof with respect to any (A) actual or potential material breach, default, termination, rescission or withdrawal by any party to any Debt Commitment Letter or (B) material dispute or disagreement between or among any parties to any Debt Commitment Letter or other Debt Document (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the financing or Debt Documents), (iv) if for any reason Buyer believes in good faith it will not be able to obtain any portion of the financing on the terms, in the manner and from the sources contemplated by any Debt Commitment Letter or the definitive agreements with respect thereto (such definitive agreements related to the debt financing or any Substitute Financing, collectively, with the Debt Commitment Letters, the “Debt Documents”) and (v) any amendments, replacements or supplements to any Debt Commitment Letter.

(c)            Without limiting the obligation to provide such information without request as provided in the immediately preceding paragraph, as soon as reasonably practicable, but in any event within two (2) Business Days after the date Seller Representative delivers to Buyer a request therefor, Buyer shall provide any information reasonably requested by Seller Representative (and that is in Buyer’s Knowledge and possession) relating to any circumstance referred to in clauses (i) through (v) of Section 7.16(b); provided that nothing in this Section 7.16(c) shall require Buyer to disclose any information that is subject to the attorney-client privilege or the disclosure of which would result in the breach of any of Buyer’s confidentiality obligations set forth in the Debt Commitment Letters. Without limiting the foregoing, upon the request of Seller Representative, Buyer shall keep Seller Representative reasonably informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the financing.

(d)            Subject to the terms and conditions of this Agreement, during the Pre-Closing Period, (i) if funds in the amounts set forth in the Debt Commitment Letters, or any portion thereof, become unavailable, or it becomes reasonably likely that such funds may become unavailable, to Buyer on the terms and conditions set forth therein or (ii) if Buyer, in its reasonable discretion and in consultation with Seller Representative, elects to fund the transactions contemplated hereby using financing sources alternative to the Debt Commitment Letters, in the case of each of clauses (i) and (ii), Buyer shall promptly notify Seller Representative and shall, and shall cause Buyer’s Affiliates to use its commercially reasonable efforts to obtain substitute or alternative (as applicable) financing (each, a “Substitute Financing”), including from alternative sources, on similar terms sufficient to enable Buyer to consummate the transactions contemplated by this Agreement in accordance with its terms and to pay related fees, expenses earned, due and payable at the Closing Date on terms not less favorable in the aggregate to Buyer than those contained in the Debt Commitment Letters that the Substitute Financing would replace (taking into account any “flex” provisions) from the same or other sources and which do not include any incremental conditionality to the consummation of such Substitute Financing that are more onerous to Buyer, Sellers and the Acquired Entities (in each case, in the aggregate) than the conditions set forth in the Debt Commitment Letters in effect as of the date of this Agreement. In the event of a Substitute Financing, all obligations of Buyer with respect to the Debt Commitment Letters set forth in this Section 7.16 shall immediately, and without any further action by the parties hereto, apply with respect to such Substitute Financing and any related commitment letters or similar instruments, provided, any such obligations with respect the Debt Commitment Letters so replaced shall immediately, and without any further action by the parties hereto, terminate.

(e)            Buyer shall (i) comply in all material respects with each Debt Commitment Letter and each definitive agreement with respect thereto or any Substitute Financing, including the Debt Documents, (ii) enforce in all material respects their rights under each Debt Document, including, but not limited to, causing the Financing Sources to fund the debt financing (including seeking specific performance) and (iii) not permit, without the prior written consent of Seller Representative, any amendment or modification to be made to, or any material waiver of any provision or remedy under, any Debt Commitment Letter or Debt Document (it being understood and agreed that only such amendment, modification or waiver that (individually or in the aggregate with any other amendments, modifications or waivers) would reasonably be expected to (x) materially reduce the amount of financing available under any Debt Commitment Letter or Debt Document (including by increasing the amount of fees to be paid or original issue discount thereof), (y) impose any new or additional condition, or otherwise amend, modify or (z) expand any term or condition to the receipt of any portion of the financing in a manner that could reasonably be expected to (I) delay or prevent the Closing Date, (II) make the funding of any portion of the financing (or satisfaction of any condition to obtaining any portion of the financing) less likely to occur in any material respect or (III) materially impact the ability of Buyer to enforce its rights against any other party to any Debt Commitment Letter or Debt Document, the ability of Buyer to consummate the transactions contemplated hereby or the likelihood of the consummation of the transactions contemplated hereby shall be deemed to be material for the purpose of this clause (iii)).

(f)            Neither Buyer nor Buyer Parent shall take any action (including the incurrence of any indebtedness) that would prohibit, delay or limit the ability of Buyer or Buyer Parent to consummate the debt financing contemplated by the Debt Commitment Letters or the transactions contemplated by this Agreement. Buyer and Buyer Parent shall each use its reasonable best efforts to obtain the consent of each of the applicable lenders party to that certain Amended and Restated Credit Facility, dated as of February 14, 2017, by and among NGL Energy Partners, LP, NGL Energy Operating LLC, the subsidiary guarantors party thereto, Deutsche Bank Trust Company Americas, Deutsche Bank AG, New York Branch, and the other financial institutions party thereto (as amended, amended and restated and supplemented from time to time) as may be necessary for Buyer and Buyer Parent to consummate the debt financing contemplated by the Debt Commitment Letters and the transactions contemplated by this Agreement.

(g)            Buyer acknowledges and agrees that the obtaining of the financing, or any Substitute Financing, is not a condition to Closing and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the financing pursuant to the Debt Commitment Letters or any Substitute Financing, subject to fulfillment or waiver of the conditions set forth in Section 2.6. In the event that all conditions to the Debt Documents have been satisfied, Buyer shall cause its Financing Sources to fund the financing required to consummate the transactions contemplated hereby on the Closing Date (including taking enforcement actions, including seeking specific performance, to cause such Financing Sources to provide such financing).

Section 7.17    Debt Financing Cooperation of Sellers.

(a)            Prior to the Closing, Sellers shall, and shall cause the Acquired Entities to, and shall use commercially reasonable efforts to cause Sellers’ and the Acquired Entities’ respective officers, employees and other Representatives to, in each case, use commercially reasonable efforts to provide, at the sole cost and expense of Buyer, such cooperation as may be necessary and reasonably requested by Buyer in connection with the marketing or closing of the debt financing contemplated by the Debt Commitment Letters, including to the extent reasonably requested by Buyer: (i) subject to the Buyer’s Financing Sources entering into confidentiality agreements reasonably acceptable to Seller Representative, participating at mutually agreeable times and in a reasonable number of meetings, drafting sessions, due diligence presentations, ratings agency sessions and road shows, (ii) assisting Buyer and its Financing Sources in preparing confidential and customary information memoranda, rating agency presentations marketing materials, and similar documents, (iii) subject to the Buyer’s Financing Sources entering into confidentiality agreements reasonably acceptable to Seller Representative, otherwise providing to Buyer and its Financing Sources such readily available documents and information relating to the Acquired Entities and otherwise taking such action as is customarily required for the types of debt financing contemplated by the Debt Commitment Letters and (iv) furnishing Buyer and its Financing Sources and potential lenders under the Debt Commitment Letters with (x) the financial statements regarding the Company and its Subsidiaries necessary to satisfy the conditions set forth in Section 5 of the Summary of Conditions Precedent in the Debt Commitment Letters (as in effect on the date of this Agreement) (or the analogous provision in any amendment, modification, supplement, restatement or replacement thereof permitted or required pursuant to Section 7.16, provided that the conditions set forth in such analogous provision shall be substantially identical to those contained in the Debt Commitment Letters as in effect on the date of this Agreement) and (y) such other pertinent financial and other information regarding the Company and its Subsidiaries, to the extent reasonably available to the Company, as Buyer or its Financing Sources shall reasonably request in order to consummate the financings contemplated by the Debt Commitment Letters or as is customary for the arrangement of loans contemplated by the Debt Commitment Letters; provided that, Buyer shall not distribute any marketing materials to any potential lenders or other parties without first providing Seller Representative with the opportunity to review and comment thereon.

(b)            Notwithstanding the foregoing, the cooperation and actions contemplated in Section 7.17(a) shall not be required to be taken if any such cooperation or action (i) unreasonably interferes with the ongoing operations of Sellers or any of their respective Affiliates (including the Acquired Entities) it being understood that the cooperation described in clauses (i) through (iv) in Section 7.17(a) shall be deemed not to unreasonably interfere with the ongoing operations of any Seller (or the Acquired Entities), (ii) causes any representation or warranty in this Agreement to be breached, (iii) causes the failure of any condition to Closing set forth in Section 2.6 to be satisfied or otherwise causes any breach of this Agreement or any Material Contract to which Sellers or any of their respective Affiliates is a party, (iv) requires Sellers or any of their respective Affiliates (including the Acquired Entities) to take any action that could reasonably be expected to conflict with or violate its respective Governing Documents or any Law or result in a material violation or result in any breach of or default thereunder (or an event that, with or without notice or lapse of time, or both could constitute a breach of or default thereunder), or give rise to a right of termination, cancellation or acceleration of any obligation thereunder, (v) involve any binding commitment by Sellers or any of their respective Affiliates (other than the Acquired Entities), (vi) involve any binding commitment by any Acquired Entity which commitment is not conditioned on the Closing and does not terminate without Liability to Sellers and their respective Affiliates (including the Acquired Entities) upon the termination of this Agreement, or (vii) require the delivery or execution of any agreement by Sellers or any of their respective Affiliates (other than the Acquired Entities) and, with respect to the Acquired Entities, that are not conditioned upon the Closing, (viii) require any Acquired Entity to be a borrower, guarantor, grantor, pledgor or other obligor with respect to the Debt Commitment Letters prior to the Closing, (ix) cause Sellers, any Acquired Entity or any other Person acting at the direction or on behalf of Sellers pursuant to this Section 7.17 to have any Liability in connection with the activities contemplated in this Section 7.17 or (x) require Sellers, any Acquired Entity or any of their respective Affiliates to cause any director or officer to sign any closing certificate or solvency certificate to be delivered at the Closing (it being understood and agreed that it shall be Buyer’s obligation to cause such certificates to be delivered by Persons in their capacities as directors or officers of Buyer or the Acquired Entities after the Closing).

(c)            Sellers shall have satisfied its obligations under this Section 7.17 if Sellers shall have used commercially reasonable efforts to comply with the obligations set forth in this Section 7.17, whether or not any applicable requested deliverables are actually obtained or provided.

(d)            Buyer shall indemnify and hold harmless Sellers and their respective Affiliates (including the Acquired Entities) and its and their respective Representatives from and against any and all Losses suffered or incurred by and of them, and Buyer shall promptly reimburse Sellers and their respective Affiliates (including the Acquired Entities) for all reasonable out-of-pocket costs incurred by Sellers and their respective Affiliates (including the Acquired Entities) and its and their respective Representatives, in connection with the arrangement of the financing contemplated by the Debt Commitment Letters and any assistance or activities contemplated by this Section 7.17. Notwithstanding the foregoing, Buyer shall have no indemnification obligation to the extent such Losses (a) arose out of or resulted from the willful misconduct or gross negligence of the Seller, the Acquired Entities or their respective Affiliates or representatives or from historical information provided by the Sellers or the Acquired Entities pursuant to this Section 7.17 for specific use in connection with the financing under the Debt Commitment Letters or (b) directly resulted from the material breach of this Agreement by the Sellers, the Acquired Entities, their respective Affiliates or their respective representatives and, whether or not the Closing occurs, Buyer shall promptly reimburse Sellers and their respective Affiliates (including the Acquired Entities) for all reasonable out-of-pocket costs incurred by Sellers and their respective Affiliates (including the Acquired Entities) and its and their respective Representatives, in connection with the arrangement of the financing contemplated by the Debt Commitment Letters and any assistance or activities contemplated by this Section 7.17.

(e)            Except to the extent permitted to be disclosed to potential investors and lenders in connection with the Debt Commitment Letters, all non-public information or otherwise Confidential Information (as defined in the Confidentiality Agreement) regarding the Acquired Entities obtained by Buyer shall be kept confidential in accordance with the Confidentiality Agreement.

Section 7.18    Preferred Investment. Prior to Closing, Buyer shall and shall cause its Affiliates to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to consummate the financings contemplated by the Class D Preferred Agreement on the terms and conditions described therein as soon as practicable following the date hereof, including (i) negotiating definitive agreements with respect to the financing contemplated by the Class D Preferred Agreement in accordance with the terms and conditions set forth in the Class D Preferred Agreement or on terms that do not modify the terms of the Class D Preferred Agreement in such a way as would reasonably be expected to make the funding of the financing (or satisfaction of the conditions precedent to funding) less likely to occur and (ii) causing the funding of the Preferred Investment as soon as practicable following the date hereof but in any event no later than the Closing.

Section 7.19    Exclusive Dealing. Immediately after the execution of this Agreement, Sellers shall terminate and cease, and shall cause the Acquired Entities and their respective Representatives to terminate and cease, all discussions and negotiations that may then be ongoing by any of them with any Person (other than Buyer, its Affiliates and its and their respective Representatives) with respect to any purchase of Hillstone Parent or any Equity Interests of the Acquired Entities or any merger, sale or license of all or substantially all of the assets of, recapitalization or similar transaction involving the Hillstone Parent or the Acquired Entities, other than the transactions contemplated herein (the “Alternative Transaction”). During the Pre-Closing Period, no Seller shall take, and they each shall cause the Acquired Entities and their respective Representatives to refrain from taking, any action to, directly or indirectly, solicit or engage in discussions or negotiations with, or provide any information to, any Person, other than Buyer (and its Affiliates and Representatives), concerning any Alternative Transaction. If any Seller, any of the Acquired Entities or any of their respective Affiliates or Representatives receives, during the Pre-Closing Period, any offer or proposal relating to, or any indication of interest in an Alternative Transaction, Seller Representative shall promptly notify Buyer of the receipt of any such offer, proposal or indication for an Alternative Transaction on a no-names basis to the extent permitted by any confidentiality obligations to which Sellers may be bound.

Section 7.20    Intercompany Agreements; Hillstone Asset Assignment; IP Assignment.

(a)            On or prior to the Closing Date, except for (i) this Agreement and the other Transaction Documents and (ii) the Contracts set forth on Schedule 7.20(a), Sellers shall, and shall cause their respective Affiliates to, terminate (x) all Contracts between any of the Acquired Entities, on the one hand, and any of the Sellers and their respective Affiliates (other than the members of the Company Group), on the other hand and (y) the Excluded Employment Arrangements.

(b)            On or prior to the Closing Date, Hillstone Parent shall cause HEP ShaleApps to assign (for no additional consideration) to the Company all assets and related Liabilities of HEP ShaleApps set forth on Schedule 7.20(b) (the assets and Liabilities required to be assigned from HEP ShaleApps to the Company at the Closing pursuant to this Section 7.20(b), the “Hillstone Assigned Assets”) pursuant to the Hillstone Asset Assignment delivered at Closing in accordance with Section 2.6(b)(v)(C).

(c)            At or prior to the Closing, Hillstone Parent shall cause the applicable member or members of the Company Group to assign to HEP ShaleApps all of the Proprietary Rights set forth on Schedule 7.20(c) (collectively, the “Assigned IP”) pursuant to the IP Assignment Agreement delivered at Closing in accordance with Section 2.6(b)(v)(C). Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, the assignment of the Assigned IP to HEP ShaleApps pursuant to the IP Assignment Agreement, and the recording thereof (or any other documents, agreements, affidavits or certificates necessary to evidence and perfect HEP ShaleApps’ rights, title and interest in and to the Assigned IP) with the applicable authorities in the jurisdictions where such Assigned IP are registered or currently pending, in each case, shall not result in any breach of or inaccuracy in of any representation, warranty, covenant or other obligation of any of Hillstone Parent or any of its Affiliates contained in this Agreement or any other Transaction Document. Effective as of the effective date of the IP Assignment Agreement, HEP ShaleApps (and not Buyer, any member of the Company Group or any of their respective Affiliates after the Closing) shall exclusively own all rights, title and interest in and to the Assigned IP, free and clear of all Liens and HEP ShaleApps shall thereafter have the sole and exclusive right to use and exploit such Assigned IP. After the Closing, Buyer shall not use, and shall not permit any member of the Company Group or any of their respective Affiliates to use, any of the Assigned IP, including any Trademark that incorporates or is an identifier of source confusingly similar to any Trademark included in the Assigned IP or that is dilutive thereof. Within sixty (60) days following the Closing Date, Buyer shall remove or cause to be removed, all names, Trademarks or logos included in the Assigned IP from wherever they may appear on any Company Group’s assets and shall dispose of any unused stationery and marketing literature of a Company Group bearing any of such Trademarks, and thereafter, Buyer and the Company Group shall not, and shall cause their respective Affiliates not to, use the Assigned IP or any other logos, Trademarks, trade names confusingly similar thereto; provided that the foregoing shall not require any member of the Company Group to delete any Trademarks included in the Assigned IP from its books and records in existence prior to the Closing Date. Buyer acknowledge that, after the Closing Date, Buyer, the Company Group and their respective Affiliates have no rights, title or interest whatsoever in or to the Assigned IP. After the Closing, Buyer shall take and shall cause the applicable members of the Company Group to take such actions as may be reasonable necessary in order to vest all right, title and interest in and to the Assigned IP in HEP ShaleApps.

Section 7.21    Disclaimer; Investigation by Buyer; No Other Representations; Non-Reliance
of Buyer.

(a)            WITHOUT DIMINISHING THE REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY IN ARTICLE III, SELLERS IN ARTICLE IV AND THE GGC BLOCKERS IN ARTICLE V, BUYER ACKNOWLEDGES THAT: (i) THE ASSETS AND PROPERTIES OF THE COMPANY GROUP HAVE BEEN USED FOR HYDROCARBON, WATER GATHERING, TREATMENT AND DISPOSAL MIDSTREAM OPERATIONS, AND PHYSICAL CHANGES IN SUCH ASSETS AND PROPERTIES AND IN THE LANDS BURDENED THEREBY MAY HAVE OCCURRED AS A RESULT OF SUCH USES; (ii) SUCH ASSETS AND PROPERTIES INCLUDE ABOVE-GROUND AND BURIED PIPELINES AND OTHER EQUIPMENT, THE LOCATIONS OF WHICH MAY NOT BE READILY APPARENT BY A PHYSICAL INSPECTION OF SUCH ASSETS OR THE PROPERTIES OR THE LANDS BURDENED THEREBY; AND (iii) the Assets AND PROPERTIES have been used for THE TRANSPORTATION AND PROCESSING of HYDROCARBONS, WATER GATHERING, TREATMENT AND DISPOSAL.

(b)            BUYER HAS SUBSTANTIAL FAMILIARITY WITH THE BUSINESS OF THE ACQUIRED ENTITIES AND UNDERSTANDS THE RISKS INHERENT THEREWITH. FURTHERMORE, BUYER (FOR ITSELF AND ON BEHALF OF ITS AFFILIATES, REPRESENTATIVES AND FINANCING SOURCES), HAS CONDUCTED AN INDEPENDENT INVESTIGATION, VERIFICATION, REVIEW AND ANALYSIS OF THE BUSINESS, OPERATIONS, ASSETS, LIABILITIES, RESULTS OF OPERATIONS, FINANCIAL CONDITION, TECHNOLOGY AND PROSPECTS OF THE ACQUIRED ENTITIES, AND BUYER, ITS AFFILIATES AND THEIR RESPECTIVE ADVISORS AND REPRESENTATIVES HAVE HAD ACCESS TO THE PERSONNEL, PROPERTIES, PREMISES AND RECORDS OF SELLERS AND THE ACQUIRED ENTITIES FOR SUCH PURPOSE. IN ENTERING INTO THIS AGREEMENT, BUYER HAS RELIED SOLELY UPON THE AFOREMENTIONED INVESTIGATION, REVIEW AND ANALYSIS AND NOT ON ANY FACTUAL REPRESENTATIONS OR OPINIONS OF ANY ACQUIRED ENTITY OR SELLERS OR OF ANY ACQUIRED ENTITY’S OR SELLERS’ RESPECTIVE EMPLOYEES, DIRECTORS, MANAGERS, OFFICERS, REPRESENTATIVES OR ANY OTHER PERSON, AND, EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN ARTICLE III, SELLERS IN ARTICLE IV AND THE GGC BLOCKERS IN ARTICLE V (IN EACH CASE, AS MODIFIED BY THE DISCLOSURE SCHEDULES), BUYER (FOR ITSELF AND ON BEHALF OF ITS AFFILIATES, REPRESENTATIVES AND FINANCING SOURCES): (i) SPECIFICALLY ACKNOWLEDGES THAT NONE OF ANY ACQUIRED ENTITY, SELLERS OR ANY OTHER PERSON IS MAKING OR HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF SELLERS, THE ACQUIRED ENTITIES OR THE ACQUIRED ENTITIES’ BUSINESS, ASSETS, RISKS OR OTHER INCIDENTS OF THE ACQUIRED ENTITIES, LIABILITIES, OPERATIONS, PROSPECTS OR CONDITION (FINANCIAL OR OTHERWISE), INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY ASSETS AND WHETHER THE ACQUIRED ENTITIES POSSESS SUFFICIENT REAL PROPERTY OR PERSONAL PROPERTY TO OPERATE THEIR BUSINESS, THE PROSPECTS OF THE BUSINESS, THE EFFECTIVENESS OR THE SUCCESS OF ANY OPERATIONS, OR THE ACCURACY OR COMPLETENESS OF ANY CONFIDENTIAL INFORMATION MEMORANDA, DOCUMENTS, PROJECTIONS, MATERIAL OR OTHER INFORMATION (FINANCIAL OR OTHERWISE) REGARDING THE ACQUIRED ENTITIES FURNISHED TO BUYER OR ITS AFFILIATES OR THEIR RESPECTIVE ADVISORS OR REPRESENTATIVES OR MADE AVAILABLE TO BUYER, ITS AFFILIATES OR THEIR RESPECTIVE ADVISORS OR REPRESENTATIVES IN ANY DATA ROOMS, MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED HEREBY, AND THE ASSETS AND PROPERTIES OF THE COMPANY GROUP ARE BEING TRANSFERRED “AS IS, WHERE IS, WITH ALL FAULTS” VIA THE SALE OF THE PURCHASED EQUITY; (ii) SPECIFICALLY DISCLAIMS THAT IT IS RELYING UPON OR HAS RELIED UPON ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES THAT MAY HAVE BEEN MADE BY ANY PERSON, AND ACKNOWLEDGES THAT THE ACQUIRED ENTITIES, SELLERS AND THEIR RESPECTIVE AFFILIATES HEREBY SPECIFICALLY DISCLAIM ANY SUCH OTHER REPRESENTATION OR WARRANTY MADE BY ANY PERSON; (iii) SPECIFICALLY DISCLAIMS ANY OBLIGATION OR DUTY BY THE ACQUIRED ENTITIES, SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OTHER PERSON TO MAKE ANY DISCLOSURES OF FACT NOT REQUIRED TO BE DISCLOSED PURSUANT TO THE SPECIFIC REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III, ARTICLE IV AND ARTICLE V; (iv) SPECIFICALLY ACKNOWLEDGES BUYER IS ENTERING INTO THIS AGREEMENT AND ACQUIRING THE PURCHASED EQUITY SUBJECT ONLY TO THE SPECIFIC REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III, ARTICLE IV AND ARTICLE V; AND (v) SPECIFICALLY ACKNOWLEDGES THAT THE SOLE PURPOSE OF THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT IS TO ALLOCATE FINANCIAL RESPONSIBILITY SHOULD THE REPRESENTATIONS AND WARRANTIES PROVE TO HAVE BEEN INACCURATE AND RESULT IN PROVABLE LOSSES, AND NO OTHER RIGHTS, REMEDIES OR CAUSES OF ACTION (WHETHER IN LAW OR IN EQUITY OR WHETHER IN CONTRACT OR IN TORT) ARE PERMITTED TO ANY PERSON AS A RESULT OF THE MISREPRESENTATION OR BREACH OF ANY SUCH REPRESENTATION AND WARRANTY. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, (x) NEITHER THE COMPANY NOR SELLERS NOR THE GGC BLOCKERS MAKES ANY REPRESENTATION OR WARRANTY REGARDING ANY THIRD-PARTY BENEFICIARY RIGHTS OR OTHER RIGHTS WHICH BUYER MIGHT CLAIM UNDER ANY STUDIES, REPORTS, TESTS OR ANALYSES PREPARED BY ANY THIRD PARTIES FOR SELLERS, THE ACQUIRED ENTITIES OR ANY OF THEIR RESPECTIVE AFFILIATES, EVEN IF THE SAME WERE MADE AVAILABLE FOR REVIEW BY BUYER OR ITS AFFILIATES OR REPRESENTATIVES; AND (y) NONE OF THE DOCUMENTS, INFORMATION OR OTHER MATERIALS PROVIDED TO BUYER AT ANY TIME OR IN ANY FORMAT BY THE ACQUIRED ENTITIES, SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES CONSTITUTE LEGAL ADVICE, AND BUYER WAIVES ALL RIGHTS TO ASSERT THAT IT RECEIVED ANY LEGAL ADVICE FROM THE ACQUIRED ENTITIES, SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES, OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR COUNSEL, OR THAT IT HAD ANY SORT OF ATTORNEY-CLIENT RELATIONSHIP WITH ANY OF SUCH PERSONS.

(c)            Notwithstanding anything herein to the contrary, nothing in this Section 7.21 is intended to limit or modify the representations and warranties contained in ARTICLE III, ARTICLE IV and ARTICLE V of this Agreement or in any certificates of any Seller, the Company or the GGC Blockers delivered hereunder or any claim by a Party for Fraud of another Party.

Section 7.22    No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons (including no Financing Sources) other than the Parties (and Buyer Parent for the limited purposes set forth herein) shall have any obligation hereunder and that it shall have no rights of recovery hereunder against, or in respect of any oral representations made or alleged to be made in connection herewith, against, any Financing Source or any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, Representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, Representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Non-Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, Contract or otherwise) by or on behalf of such Person against the Non-Party Affiliates, by the enforcement of any assessment or by any Proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being expressly agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable Party under this Agreement or the transactions contemplated hereby, in respect of any oral representations made or alleged to be made in connection herewith, or for any claim (whether in tort, Contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Except to the extent otherwise expressly set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Party Affiliate is expressly intended as a third-party beneficiary of this Section 7.22.

Section 7.23    Further Assurances. Each of the parties hereto shall use its commercially reasonable efforts to execute and deliver, or shall cause to be executed and delivered, such documents and other instruments that are necessary to consummate (a) the transfer of the Purchased Equity to Buyer in accordance with the terms of this Agreement, (b) the Pre-Signing Reorganization and the Pre-Closing Reorganization in accordance with the terms of the Reorganization Agreements and (c) the transactions contemplated by the Hillstone Asset Assignment and the IP Assignment.

Article VIII
TERMINATION

Section 8.1      Termination. This Agreement may be terminated at any time prior to the Closing only as follows:

(a)            by the mutual written consent of Seller Representative and Buyer;

(b)            by either Seller Representative or Buyer by written notice to the other if any applicable Law is in effect making the consummation of the transactions contemplated hereby illegal or any final and non-appealable order is in effect permanently preventing the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement of this Agreement results in or causes such order or other action;

(c)            by either Seller Representative or Buyer by written notice to the other if the consummation of the transactions contemplated hereby shall not have occurred on or before November 30, 2019 (the “Outside Date”); provided, further, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to (i) any Party then in material breach of its representations, warranties, covenants or agreements under this Agreement, or (ii) Buyer, if Seller Representative is entitled to terminate this Agreement pursuant to Section 8.1(f);

(d)            by Seller Representative, if Buyer breaches in any material respect any of its representations or warranties contained in this Agreement or breaches or fails to perform in any material respect any of its covenants or agreements contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to Sellers’ obligations to consummate the transactions contemplated hereby set forth in Section 2.6(a) or Section 2.6(c) not capable of being satisfied and (ii) after the giving of written notice of such breach or failure to perform to Buyer by Seller Representative, cannot be cured or has not been cured by the earlier of the Outside Date and twenty (20) calendar days after the delivery of such notice; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to Seller Representative if the Company, Sellers or the GGC Blockers are then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;

(e)            by Buyer, if the Company, Sellers or the GGC Blockers breach in any material respect any of their respective representations or warranties contained in this Agreement or the Company, Sellers or the GGC Blockers breach or fail to perform in any material respect any of their respective covenants or agreements contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to Buyer’s obligations to consummate the transactions contemplated hereby set forth in Section 2.6(a) or Section 2.6(b) not capable of being satisfied and (ii) after the giving of written notice of such breach or failure to perform to Seller Representative by Buyer, cannot be cured or has not been cured by the earlier of the Outside Date and twenty (20) calendar days after the delivery of such notice; provided, however, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to Buyer if Buyer is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement; and

(f)            by Seller Representative if: (i) all of the conditions to Closing set forth in Section 2.6(a) and Section 2.6(b) were satisfied or waived as of the date the Closing should have been consummated pursuant to the terms of this Agreement (other than those conditions that by their terms are to be satisfied at the Closing and could have been satisfied or would have been waived assuming a Closing would occur), (ii) Seller Representative has notified Buyer that Sellers, the Company and the GGC Blockers are ready, willing and able to consummate the transactions contemplated by this Agreement, and (iii) Buyer fails to complete the Closing within two (2) Business Days after the delivery of such notification by Seller Representative; provided that the Closing shall not take place prior to the thirtieth (30th) day following the date Seller Representative delivers the notice to XTO required by Section 7.15(b) in accordance with the terms thereof.

Section 8.2      Effect of Termination.

(a)            In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall immediately become null and void, without any Liability on the part of any Party or any other Person, and all rights and obligations of each Party shall cease; provided that, (a) the Confidentiality Agreement and the agreements contained in Section 7.6, Section 7.7, this Section 8.2 and Article IX of this Agreement shall survive any termination of this Agreement and remain in full force and effect and (b) no such termination shall (i) relieve any Party from any Liability arising out of or incurred as a result of its breach of the terms of this Agreement prior to such termination or (ii) impair the right of any Party to compel in accordance with this Agreement specific performance by any other Party of such Party’s obligations under this Agreement.

(b)            In the event that this Agreement is terminated by (i) Seller Representative pursuant to Section 8.1(d) or Section 8.1(f) or (ii) Buyer at a time when Seller Representative may terminate this Agreement pursuant to Section 8.1(d) or Section 8.1(f), then, at Seller Representative’s option, (x) Sellers shall be entitled to retain the Deposit or (y) Sellers shall be entitled to seek specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to enforce specifically this Agreement and the terms and provisions hereof in accordance with Section 9.10. While Seller Representative may pursue both a grant of specific performance under this Section 8.2(b) and retain the Deposit under this Section 8.2(b), under no circumstance shall Seller Representative be permitted or entitled to receive both a grant of specific performance and to retain the Deposit in connection with the termination of this Agreement.

(c)            Each of the Parties acknowledges and agrees that the agreements contained in Section 8.2(b) and this Section 8.2(c) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement. Buyer and Sellers acknowledge and agree that (i) Buyer and Sellers have expressly negotiated the provisions of Section 8.2(b) and this Section 8.2(c), (ii) in light of the circumstances existing at the time of the execution of this Agreement (including the inability of the Parties to quantify the damages that may be suffered by Sellers and their respective Affiliates), the provisions of Section 8.2(b) and this Section 8.2(c) are reasonable, (iii) the Deposit represents a good faith, fair estimate of the damages that Sellers and their respective Affiliates would suffer, and (iv) the Deposit shall represent liquidated damages (and not a penalty) without requiring Sellers or any other Person to prove actual damages.

(d)            Without limiting Seller Representative’s rights under Section 8.2(b), including the right of Seller Representative to seek specific performance, and injunction or other equitable relief, the right of Sellers to retain the Deposit shall be the sole and exclusive remedy of Sellers against Buyer for any monetary damage suffered by Sellers in connection with a termination pursuant to, or when a termination is possible under, Section 8.1(d) or Section 8.1(f).

(e)            For the avoidance of doubt, and without limiting the Parties’ rights under this Section 8.2, Section 9.10 or elsewhere under this Agreement, for all purposes of this Agreement, the failure of Buyer to consummate the Closing when required and to make the payments required by Section 2.6(c)(iv) when required shall be a breach of this Agreement by Buyer that is not capable of being cured, that has prevented consummation of the transactions contemplated hereby (including if such failure results from Buyer being unable to obtain all or any portion of any contemplated financing for the transactions contemplated hereby or failing to take all actions when and in the manner required of it hereunder), and that gives rise to Seller Representative’s termination right pursuant to Section 8.1(d) or Section 8.1(f).

Article IX
MISCELLANEOUS

Section 9.1      Non-Solicitation. For a period of two (2) years commencing on the Closing Date, each Seller shall not, and shall not permit any of its Affiliates (which shall, for the avoidance of doubt, exclude HEP ShaleApps), to directly or indirectly, (a) hire or solicit any employee of the Company Group or encourage any such employee to leave such employment or hire any such employee who has left such employment or (b) enter into any contract with any of the Restricted Customers for any purpose that could reasonably be expected in any material respect to impair or otherwise adversely affect any of the Acquired Entities’ business with such Restricted Customers pursuant to the Material Contracts with such Restricted Customers in effect as of the date hereof and listed on Schedule 3.9(a). Notwithstanding the foregoing, nothing contained in clause (a) of this Section 9.1 shall prevent Seller or any of its Affiliates from (w) hiring any employee whose employment has been terminated by a member of the Company Group after the Closing Date; (x) after one hundred and eighty (180) days from the date of termination of employment, hiring any employee whose employment has been terminated by such employee, (y) conducting general solicitations for employment or other services contained in a newspaper, other periodical or on the internet, so long as such solicitations are not specifically targeted at employees or consultants of the Acquired Entities or their Subsidiaries or (z) hiring employees or consultants as a result of such employees or consultants contacting Sellers or their respective Affiliates or Representatives on their own initiative without any direct or indirect prior solicitation or targeting by Sellers or their respective Affiliates or Representatives.

Section 9.2      Amendment and Waiver. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller Representative. No waiver of any provision or condition of this Agreement shall be valid unless the same shall be in writing and signed by the party hereto against which such waiver is to be enforced. No waiver by any party hereto of any default or breach of any representation, warranty, covenant or agreement hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence. Notwithstanding anything to the contrary contained herein, this Section 9.2, Section 9.9(b), Section 9.11 and Section 9.16 and the definition of “Financing Sources” (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of Section 9.2, Section 9.9(b), Section 9.11 and Section 9.16) may not be modified, waived or terminated in a manner that is adverse in any respect to the Financing Sources without the prior written consent of the adversely affected Financing Source.

Section 9.3      Notices. All notices, demands, requests, instructions, claims, consents, waivers and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment), received by email (with hard copy to follow) prior to 5:00 p.m. Mountain Time on a Business Day (or the next Business Day if after 5:00 p.m.), (b) on the next day if delivered by reputable overnight express courier (charges prepaid), or (c) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, notices, demands and communications to the Company, Buyer and Seller Representative shall be sent to the addresses indicated below:

Notices to Seller Representative, and prior to
the Closing, the Company:

Water RemainCo, LLC

1515 Wazee Street, Suite 300
Denver, Colorado 80202

Attention: Jay Parkinson; Sean Hawkins
Email: jay.parkinson@hillstone-ep.com;
sean.hawkins@hillstone-ep.com

with copies to (which shall not constitute
notice):

Golden Gate Private Equity, Inc.

One Embarcadero Center, 39th Floor
San Francisco, California 94111

Attention: Javier Puig; Stephen Oetgen
Email: jpuig@goldengatecap.com;
soetgen@goldengatecap.com

and

Kirkland & Ellis LLP

555 California Street

San Francisco, California 94104

Attention: Jeremy M. Veit, P.C.
Email: jeremy.veit@kirkland.com

and

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attention: William J. Benitez, P.C.
Email: william.benitez@kirkland.com

Notices to Buyer or Buyer Parent, and
following the Closing, the Company:

NGL Water Solutions Permian, LLC

c/o NGL Energy Partners, LP

6120 South Yale Ave., Suite 805

Tulsa, OK 74136

Attention: Kurston McMurray and L. Ryan
Collins

Email: Kurston.McMurray@nglep.com
   Ryan.Collins@nglep.com

with a copy to (which shall not constitute notice): Winston & Strawn LLP 1111 Louisiana Street, 25th Floor Houston, TX 77002 Attention: Chris A. Ferazzi Email: cferazzi@winston.com

Section 9.4      Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party hereto (including by operation of Law) without the prior written consent of the other parties hereto; provided, however, that upon prior written notice to Seller Representative, Buyer shall be entitled to assign its rights and obligations under this Agreement to its Affiliates or for collateral security purposes to any lender party to the Debt Documents to Buyer in connection with funding the transactions contemplated hereunder, but in each case, no such assignment shall relieve Buyer of its obligations or Liabilities hereunder. In the event the Company or any of its successors or assigns (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, the successors and assigns of the Company shall be deemed to have assumed the obligations set forth in Section 7.9.

Section 9.5      Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

Section 9.6      Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word “including” herein shall mean “including without limitation.” The use of the phrase “Ordinary Course of Business” shall mean, with respect to any Person, any action taken by such Person in the ordinary course of business consistent with past practice. The use of the word “or” shall mean “and/or.” Except where otherwise expressly provided, all amounts in this Agreement are stated and shall be paid in United States currency. Each obligation of a Seller or the Company under this Agreement to cause Hillstone – Silcor Treatment, LLC or HEP Hidden Bench Holdco, LLC to take, or refrain from taking, any action shall be deemed limited to the extent of the direct or indirect rights of such Seller or the Company, as applicable, as a member of such Acquired Entity (or its parent) or rights with respect to the Representatives appointed by such Seller, the Company or their respective Affiliates to the board of directors, board of managers or similar governing body of such Acquired Entity to cause such Acquired Entity to take, or refrain from taking, any applicable action, subject in all cases to any duties or other obligations set forth in (and solely to the extent the exercise of such rights would not reasonably be expected to result in a breach of) the applicable operating agreement or other Governing Document of such Acquired Entity or applicable Laws. The parties hereto and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the parties hereto, and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

Section 9.7      Entire Agreement. This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way. The parties hereto have voluntarily agreed to define their rights, Liabilities and obligations with respect to the transactions contemplated hereby exclusively in Contract pursuant to the express terms and provisions of this Agreement, and the parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

Section 9.8      Counterparts; Electronic Delivery. This Agreement and agreements, certificates, instruments and documents entered into in connection herewith may be executed and delivered in one or more counterparts and by email, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No party hereto shall raise the use of email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of email as a defense to the formation or enforceability of a Contract and each party hereto forever waives any such defense.

Section 9.9      Governing Law; Waiver of Jury Trial; Jurisdiction.

(a)            The Laws of the State of Delaware shall exclusively govern (i) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (ii) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each party to this Agreement hereby IRREVOCABLY waives all rights to trial by jury in any action, suit or Proceeding brought to resolve any dispute between or among any of the parties (whether arising in contract, tort or otherwise) arising out of, connected with, related or incidental to this Agreement, the transactions contemplated hereby OR the relationships established among the parties hereunder. THE PARTIES FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware or the Federal District Court for the District of Delaware in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 9.9(a), however, shall affect the right of any party hereto to serve legal process in any other manner permitted by Law or at equity. Each party hereto agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

(b)            Notwithstanding anything in Section 9.9(a) to the contrary, each of the Parties agrees that it will not bring or support any legal action, suit or proceeding (whether at law, in equity, in contract, in tort or otherwise) against any Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Documents or the performance thereof, in any forum other than any New York State court or federal court sitting in the County of New York and the Borough of Manhattan (and appellate courts thereof).

Section 9.10    Specific Performance. Subject to the limitations set forth in Section 8.2(b), each party hereto acknowledges that the rights of each party hereto to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event any of the provisions of this Agreement are not performed (including by Buyer Parent) in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching party hereto would have no adequate remedy at Law) and the non-breaching party hereto would be irreparably damaged. Accordingly, each party hereto agrees that each other party hereto shall be entitled to specific performance (including in respect of Buyer Parent), an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Proceeding, in addition to any other remedy to which such Person may be entitled.

Section 9.11    No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder, except for the third party beneficiaries enumerated in Section 7.8, the Indemnified Persons pursuant to Section 7.9 and Non-Party Affiliates pursuant to Section 7.22 and the Financing Sources pursuant to Section 9.2, Section 9.9(b), this Section 9.11 and Section 9.16.

Section 9.12    Legal Representation. Sellers, Buyer and the Acquired Entities hereby agree, on their own behalf and on behalf of their current and future directors, managers, members, partners, officers, equityholders, employees and Affiliates and each of their successors and assigns (all such parties, the “Waiving Parties”), that each of Kirkland & Ellis LLP (“K&E”) and Nob Hill Law Group, P.C. (“NHLG”) (or any successor thereto) may represent Sellers or any direct or indirect director, manager, member, partner, officer, employee, equityholder or Affiliate thereof, in connection with any dispute, Proceeding or obligation arising out of or relating to this Agreement, any agreement entered into in connection herewith or the transactions contemplated hereby (any such representation, the “Post-Closing Representation”) notwithstanding its representation (or any continued representation) of the Acquired Entities in connection with the transactions contemplated by this Agreement, and each of Buyer and the Acquired Entities on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto. Buyer and the Acquired Entities each acknowledge that the foregoing provision applies whether or not K&E or NHLG provides legal services to the Acquired Entities after the Closing Date. Each of Buyer and the Acquired Entities, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications among K&E, NHLG, the Acquired Entities, Sellers or any director, officer, manager, member, equityholder, employee or Representative of any of the foregoing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Proceeding arising out of or relating to, this Agreement, any agreement entered into in connection herewith, the transactions contemplated hereby or any matter relating to any of the foregoing, are privileged communications and the attorney-client privilege and the expectation of client confidence belongs solely to Sellers and may be exclusively controlled by Sellers and shall not pass to or be claimed by Buyer or the Acquired Entities, and from and after the Closing none of Buyer, the Acquired Entities or any Person purporting to act on behalf of or through Buyer, the Acquired Entities or any of the Waiving Parties, will seek to obtain the same by any process. From and after the Closing, each of Buyer and the Acquired Entities, on behalf of itself and the Waiving Parties, irrevocably waives and will not assert any attorney-client privilege with respect to any communication among K&E, NHLG, the Acquired Entities, Sellers or any director, officer, manager, member, equityholder, employee or Representative of any of the foregoing occurring prior to the Closing in connection with any Post-Closing Representation. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or the Acquired Entities, on the one hand, and a third party other than Sellers, on the other hand, Buyer and the Acquired Entities may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither Buyer nor the Acquired Entities may waive such privilege without the prior written consent of Sellers.

Section 9.13    Schedules. All Schedules and Exhibits attached hereto or referred to herein and the Recitals to this Agreement are (a) each hereby incorporated in and made a part of this Agreement as if set forth in full herein and (b) qualified in their entirety by reference to specific provisions of this Agreement. Any fact or item disclosed in any Section of the Schedules shall be deemed disclosed in each other Section of the Schedule to which such fact or item may apply so long as (x) such other Section is referenced by applicable cross-reference or (y) it is readily apparent that such disclosure from the face of such disclosure is applicable to such other Section or Schedule. The headings contained in the Schedules are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Schedules or this Agreement. The Schedules are not intended to constitute, and shall not be construed as, an admission or indication that any such fact or item is required to be disclosed. The Schedules shall not be deemed to expand in any way the scope or effect of any representations, warranties or covenants described in this Agreement. Any fact or item, including the specification of any dollar amount, disclosed in the Schedules shall not by reason only of such inclusion be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes of the Agreement and matters reflected in the Schedules are not necessarily limited to matters required by the Agreement to be reflected herein and may be included solely for information purposes. No party hereto shall use the fact of the setting of the amounts or the fact of the inclusion of any item in the Schedules in any dispute or controversy between the parties hereto as to whether any obligation, item or matter not described or included in the Schedules is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the Ordinary Course of Business. No disclosure in the Schedules relating to any possible breach or violation of any Contract, Law or order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The information contained in the Schedules shall be kept strictly confidential by the parties hereto and no third party may rely on any information disclosed or set forth therein. Moreover, in disclosing the information in the Schedules, Sellers expressly do not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.

Section 9.14    Seller Representative.

(a)            By execution hereof, Hillstone Parent and the Selling Blocker Equityholders each (i) irrevocably constitutes and appoints Hillstone Parent as Seller Representative to act as agent and attorney-in-fact for and on its behalf regarding any matter under this Agreement or otherwise relating to the transactions contemplated hereby, including: (A) delivering and receiving notices, including service of process, with respect to any matter under this Agreement; (B) executing and delivering any and all documents and taking any and all such actions as shall be required or permitted of Seller Representative pursuant to this Agreement, including any and all such documents and actions with respect to the final determination of any adjustment of the Initial Purchase Price pursuant to Section 2.4; (C) providing notice of, demanding, pursuing or enforcing, in its discretion, any claim, including specific performance in accordance with the terms of Section 9.10, against Buyer for a breach of this Agreement; (D) taking, in its discretion, any and all actions, and delivering and receiving any and all notices hereunder, in respect of or in connection with any claim for Losses, including the negotiation, settlement or compromise of any disagreement or dispute with Buyer in respect thereof; (E) withholding funds to pay expenses and obligations arising in its capacity as Seller Representative; (F) executing and delivering, on behalf of Sellers, any Contract, agreement, amendment or other document or certificate, including any settlement agreement or release of claims, to effectuate any of the foregoing or as may otherwise be specifically permitted by this Agreement, any such Contract, agreement, amendment or other document or certificate to have the effect of binding Sellers as if each Seller, as applicable, had personally entered into such agreement; (G) taking all such other actions as Seller Representative shall deem necessary or appropriate, in its discretion, for the accomplishment of the foregoing and the transactions contemplated by the Escrow Agreement; and (H) engaging such attorneys, accountants, consultants and other Persons as Seller Representative, in its discretion, deems necessary or appropriate to accomplish any action required or permitted of it hereunder, and (ii) agrees to be bound by all agreements and determinations made by and documents executed and delivered by Seller Representative pursuant to the authority granted to it hereunder.

(b)            Seller Representative will not be liable for any act taken or omitted to be taken as Seller Representative, while acting in good faith, and any act taken or omitted to be taken pursuant to the advice of counsel will be conclusive evidence of such good faith. Seller Representative shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to Seller Representative by Sellers, the Company, Buyer, the GGC Blockers, or any third party or any other evidence deemed by Seller Representative to be reliable, and Seller Representative shall be entitled to act on the advice of its selected counsel. Seller Representative shall be fully justified in failing or refusing to take any action under this Agreement or any related document or agreement if Seller Representative shall have received such advice or concurrence as it deems appropriate with respect to such inaction, or if Seller Representative shall not have been expressly indemnified by Sellers to his satisfaction against any and all Liability and expense that Seller Representative may incur by reason of taking or continuing to take any such action. Sellers hereby agree to indemnify Seller Representative from any Losses arising out of service in its capacity as Seller Representative hereunder.

(c)            Subject to the last sentence of this Section 9.14, from and after the Closing, Buyer is entitled to deal exclusively with Seller Representative on all matters relating to this Agreement and related agreements. The Selling Blocker Equityholders shall not have any rights to participate in the resolution of such matters in any manner. A decision, act, consent or instruction of Seller Representative constitutes a decision of Sellers. Such decision, act, consent or instruction is final, binding and conclusive upon Hillstone Parent and the Selling Blocker Equityholders, and Buyer and the Escrow Agent may rely upon any decision, act, consent or instruction of Seller Representative without any Liability to, or obligation to inquire of, any Seller (other than Seller Representative in its capacity as such). The appointment and power of attorney made in this Section 9.14 shall to the fullest extent permitted by applicable Law be deemed an agency coupled with an interest and all authority conferred hereby shall to the fullest extent permitted by Law be irrevocable and not be subject to termination by operation of applicable Law, whether by the death or incapacity or liquidation or dissolution of Hillstone Parent or the Selling Blocker Equityholders or the occurrence of any other event or events. Any action taken by Seller Representative on behalf of Hillstone Parent or the Selling Blocker Equityholders pursuant to this Agreement shall be as valid as if any such death, incapacity, liquidation, dissolution or other event had not occurred, regardless of whether or not Hillstone Parent, Seller Representative, the Company, the GGC Blockers, the Selling Blocker Equityholders, any related Person or Buyer shall have received notice of any such death, incapacity, liquidation, dissolution or other event. Notices or communications to or from Seller Representative will constitute notice to or from Hillstone Parent and the Selling Blocker Equityholders.

(d)            In the event of the incapacity of Seller Representative, Seller Representative or his trustee, receiver or personal Representative, as applicable, shall promptly designate a substitute and its written notice to Sellers of such substitute, which substitute shall from the time of such designation have all the rights and responsibilities of Seller Representative hereunder, as applicable; provided, however, if for any reason no successor Seller Representative has been appointed pursuant to the foregoing within fifteen (15) days after such incapacity, Buyer shall have the right to appoint a substitute (which substitute shall be one of the Sellers) to serve as Seller Representative until Seller. Any amounts paid by Buyer (including any amounts payable related to the post-Closing adjustments under Section 2.4) to Seller Representative on behalf of the Sellers, or in accordance with its instructions, in each case, in accordance with this Agreement, shall be deemed to have been paid to the Sellers, and Buyer shall have no further liability to Seller Representative or Sellers with respect to such funds.

Section 9.15    Buyer Parent Guaranty.

(a)            As a material inducement to Sellers’ willingness to enter into this Agreement and consummate the transactions contemplated hereby, Buyer Parent hereby absolutely, unconditionally and irrevocably guaranties to Sellers as a primary obligation that Buyer shall fully, completely and timely pay, perform and discharge all of its obligations and Liabilities under this Agreement and any agreement or other instrument delivered by Buyer pursuant to this Agreement (the “Obligations”). Upon default by Buyer of any of the Obligations, Sellers may proceed directly against Buyer Parent pursuant to the guaranty set forth in this Section 9.15 (the “Buyer Parent Guaranty”) without proceeding against Buyer or any other Person or pursuing any other remedy, and Buyer Parent shall, upon the written request of Seller Representative (“Performance Demand”), immediately pay, perform and discharge such Obligations. A single Performance Demand shall be effective as to any specific default during the continuance of such default until Buyer or Buyer Parent shall have cured such default, and additional written demands concerning such default shall not be required until such default is cured. For the avoidance of doubt, this Buyer Parent Guaranty is an unsecured obligation of Buyer Parent and no security interest or lien is granted by Buyer Parent in any of its assets or property to secure this Buyer Parent Guaranty.

(b)            This Buyer Parent Guaranty is a guaranty of payment and performance and not of collection. There are no conditions precedent to the enforcement of this Buyer Parent Guaranty. The obligations of Buyer Parent hereunder shall be continuing, absolute, unconditional and irrevocable until the payment and performance in full of the Obligations and, without limiting the generality of the foregoing, shall not be released, discharged, subject to any reduction, limitation, impairment or termination for any reason, or otherwise affected by (i) any invalidity, illegality or unenforceability against Buyer of this Agreement or any other agreement or instrument delivered pursuant hereto; (ii) any modification, amendment, restatement, waiver or rescission of, or any consent to the departure from, any of the terms of this Agreement or any other agreement or instrument delivered pursuant hereto; (iii) any exercise or non-exercise by Sellers of any right or privilege under this Agreement or any other agreement or instrument delivered pursuant hereto or any notice of such exercise or non-exercise; (iv) any extension, renewal, settlement, compromise, waiver or release in respect of any Obligation, by operation of law or otherwise, or any assignment of any Obligation by Sellers; (v) any change in the corporate existence structure or ownership of Buyer; (vi) any insolvency, bankruptcy, reorganization or other similar Proceeding affecting Buyer or Buyer’s assets or any resulting release or discharge of any Obligation; (vii) any requirement that Sellers exhaust any right or remedy or take any action against Buyer or any other Person before seeking to enforce the obligations of Buyer Parent under this Buyer Parent Guaranty; (viii) the existence of any defense, set-off, counterclaim, recoupment or termination whatsoever, or other rights (other than a defense of payment, performance or discharge) that Buyer Parent may have at any time against Buyer or any other Person, whether in connection herewith or any unrelated transactions; (ix) any other act or failure to act or delay of any kind by Buyer or any other Person; or (x) any other circumstance whatsoever that might, but for the provisions of this Buyer Parent Guaranty, constitute a legal or equitable discharge of the Obligations or the obligations of Buyer Parent hereunder, including all defenses of a surety.

(c)            This Buyer Parent Guaranty shall continue to be effective, or be automatically reinstated, as the case may be, if at any time payment or performance, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored, returned or rejected by Sellers for any reason, including upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Buyer, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Buyer or any substantial part of Buyer’s property, or otherwise, all as though such payments had not been made. Buyer Parent agrees that it will indemnify Sellers on demand for all costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Sellers in connection with such rescission or restoration, which amounts shall be in addition to all other obligations hereunder. If Sellers are required to refund part or all of any payment of Buyer with respect to any of the Obligations, such payment shall not constitute a release of Buyer Parent from any Liability hereunder, and Buyer Parent’s Liability hereunder shall be reinstated to the fullest extent allowed under applicable Law and shall not be construed to be diminished in any manner.

(d)            This Buyer Parent Guaranty and the Buyer Parent’s obligations hereunder shall terminate with respect to all Obligations upon the payment and performance in full of all Obligations. In connection with any such termination, the Sellers shall promptly execute and deliver to Buyer Parent, at the Buyer’s or Buyer Parent’s expense, all documents that Buyer Parent shall reasonably request to evidence such termination or release and shall perform such other actions as Buyer Parent shall reasonably request to effect such release. Any execution of such documents shall be without recourse to or warrant by the Sellers.

Section 9.16    Waiver of Claims Against Financing Sources. Subject to the rights of Buyer under the Debt Commitment Letters, and notwithstanding anything to the contrary contained herein: (a) none of the Financing Sources will have any liability to Sellers or any of their Affiliates relating to or arising out of this Agreement or any other agreement contemplated by, or entered into in connection with, the transactions contemplated by this Agreement, the Debt Commitment Letters, and the other transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise and (b) neither Sellers nor any of their Affiliates will have any rights or claims against any Financing Source (solely in their respective capacities as Financing Sources) in connection with this Agreement the Debt Commitment Letters, and the transactions contemplated hereby or thereby. In addition, in no event will any Financing Source be liable for consequential, special, exemplary, punitive or indirect damages. Notwithstanding the foregoing, nothing in this Section 9.16 shall in any way limit or modify the rights and obligations of the Parties under the Transaction Documents, the Buyer Parent’s rights under the Class D Preferred Agreement or any Financing Source’s Obligations to Buyer under the Debt Commitment Letters.

[signature pages follow]

Each of the undersigned has caused this Agreement to be duly executed as of the date first above written.

THE COMPANY:

HILLSTONE ENVIRONMENTAL PARTNERS, LLC

By:	/s/ Jay Parkinson
Name:	Jay Parkinson
Title:	Chief Executive Officer

Signature Page to Equity Purchase Agreement

HILLSTONE PARENT:

WATER REMAINCO, LLC

By:	/s/ Jay Parkinson
Name:	Jay Parkinson
Title:	Chief Executive Officer

Signature Page to Equity Purchase Agreement

GGC BLOCKERS:

GGCOF HEP Blocker, LLC

By: Golden Gate Capital Opportunity Fund-A, L.P., its Managing Member

By: GGC Opportunity Fund Management, L.P., its General Partner

By: GGC Opportunity Fund Management GP, Ltd., its General Partner

By:	/s/ Stephen D. Oetgen
Name:	Stephen D. Oetgen
Title:	Director

GGCOF HEP BLOCKER II, LLC

By: GGCOF HEP Blocker II Holdings, LLC, its Managing Member

By: Golden Gate Capital Opportunity Fund-A, L.P., its Managing Member

By: GGC Opportunity Fund Management, L.P., its General Partner

By: GGC Opportunity Fund Management GP, Ltd., its General Partner

By:	/s/ Stephen D. Oetgen
Name:	Stephen D. Oetgen
Title:	Director

Signature Page to Equity Purchase Agreement

SELLING BLOCKER EQUITYHOLDERS:

GOLDEN GATE CAPITAL OPPORTUNITY FUND- A, L.P.

By: GGC Opportunity Fund Management, L.P., its General Partner

By: GGC Opportunity Fund Management GP, Ltd., its General Partner

By:	/s/ Stephen D. Oetgen
Name:	Stephen D. Oetgen
Title:	Director

GGCOF AIV, L.P.

By: GGC Opportunity Fund Management, L.P., its General Partner

By: GGC Opportunity Fund Management GP, Ltd., its General Partner

By:	/s/ Stephen D. Oetgen
Name:	Stephen D. Oetgen
Title:	Director

GGCOF HEP BLOCKER II HOLDINGS, LLC

By: Golden Gate Capital Opportunity Fund-A, L.P., its Managing Member

By: GGC Opportunity Fund Management, L.P., its General Partner

By: GGC Opportunity Fund Management GP, Ltd., its General Partner

By:	/s/ Stephen D. Oetgen
Name:	Stephen D. Oetgen
Title:	Director

Signature Page to Equity Purchase Agreement

BUYER:

NGL WATER SOLUTIONS PERMIAN, LLC

By:	/s/ H. Michael Krimbill
Name:	H. Michael Krimbill
Title:	Chief Executive Officer

BUYER PARENT: Solely for purposes of Article VI, Article VII and Article IX

NGL ENERGY PARTNERS, LP

By:	/s/ H. Michael Krimbill
Name:	H. Michael Krimbill
Title:	Chief Executive Officer

Signature Page to Equity Purchase Agreement